Exhibit 10.1

MASTER AMENDMENT NO. 1

MASTER AMENDMENT NO. 1, dated as of July 8, 2021 (this “Agreement”), by and among Cotton Parent, Inc., a Delaware corporation (“Holdings”), Krispy Kreme Doughnuts, Inc., a North Carolina corporation (the “Parent Borrower”), the other Loan Parties party hereto, as guarantors, each lender party hereto (collectively, the “Lenders”), together constituting the Required Lenders under the Existing Credit Agreement (as defined below), and Citibank, N.A., as administrative agent and collateral agent (in such capacities, the “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of June 13, 2019 (the “Existing Credit Agreement” and, as amended by this Agreement, the “Credit Agreement”), by and among Holdings, the Parent Borrower, the lenders from time to time party thereto, the Administrative Agent and the Collateral Agent;

WHEREAS, reference is hereby made to the Pledge and Security Agreement, dated as of June 13, 2019 (the “Existing Security Agreement” and, as amended by this Agreement, the “Security Agreement”), by and among Holdings, the Parent Borrower, each Subsidiary Party or Parent Company from time to time party thereto as a grantor and the Collateral Agent;

WHEREAS, reference is hereby made to the Guaranty, dated as of June 13, 2019 (the “Existing Guaranty” and, as amended by this Agreement, the “Guaranty”), by and among each guarantor from time to time party thereto and the Administrative Agent;

WHEREAS, the Parent Borrower has requested that the Administrative Agent and the Lenders, consent to certain amendments to the Existing Credit Agreement, the Existing Security Agreement and the Existing Guaranty as set forth herein; and

WHEREAS, under Section 10.02 of the Existing Credit Agreement, Section 7.5 of the Existing Security Agreement and Section 4.02(b) of the Existing Guaranty, as applicable, such amendments require the consent of the Required Lenders and shall be acknowledged by the Administrative Agent.

NOW, THEREFORE, in consideration of the agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Certain Definitions. Capitalized terms used (including in the preamble and recitals hereto) but not defined herein shall have the meanings assigned to such terms in the Existing Credit Agreement. For purposes hereof: (a) “PubCo” means Krispy Kreme, Inc., a Delaware corporation and (b) the “IPO Date” means the date on which the proceeds of the issuance and sale by PubCo of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act or any analogous filing under the securities laws of any jurisdiction other than the U.S. (whether alone or in connection with a secondary public offering) are made available to PubCo.

SECTION 2. Amendments to Credit Agreement. Subject to the satisfaction of the conditions set forth in Section 3 hereof and in accordance with Section 10.02 of the Existing Credit Agreement, Section 7.5 of the Existing Security Agreement and Section 4.02(b) of the Existing Guaranty, as applicable, (1) the Existing Credit Agreement shall hereby be automatically amended to read as set forth in Annex A attached hereto to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and insert the added text (indicated textually in the same manner as the following example: added text) as shown therein, (2) the Existing Security Agreement shall hereby be automatically amended to read as set forth in Annex B attached hereto to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and insert the added text (indicated textually in the same manner as the following example: added text) as shown therein and (3) the Existing Guaranty shall hereby be automatically amended to read as set forth in Annex C attached hereto to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and insert the added text (indicated textually in the same manner as the following example: added text) as shown therein.

SECTION 3. Effective Date Conditions. This Agreement will become effective on the date (the “Effective Date”) on which each of the following conditions have been satisfied (or waived) in accordance with the terms of the Existing Credit Agreement, the Existing Security Agreement or the Existing Guaranty, as applicable:

(a)

Executed Agreement. The Administrative Agent shall have received (i) a counterpart of this Agreement signed on behalf of (A) the Parent Borrower and each other Loan Party, (B) the Administrative Agent and (C) the Required Lenders.

(b)

Joinder Documents. The Administrative Agent shall have received copies of (i) a joinder to the Credit Agreement (the “Credit Agreement Joinder”), (ii) a joinder to the Security Agreement, substantially in the form attached as Exhibit A to the Security Agreement (the “Security Agreement Joinder”) and (iii) a guaranty supplement, substantially in the form attached as Exhibit I to the Guaranty, in each case duly executed by PubCo (the “Guaranty Supplement” and, together with the Credit Agreement Joinder and the Security Agreement Joinder, collectively the “Joinder Documents”).

(c)

Legal Opinion. The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks) of counsel to the Parent Borrower as of the Effective Date covering such matters relating to PubCo and the Joinder Documents as are customary for transactions of this type.

(d)

Corporate Authorization Documents. The Administrative Agent shall have received (i) a certificate of PubCo, dated the Effective Date and executed by a secretary, assistant secretary or other Responsible Officer thereof, which shall (A) certify that (w) attached thereto is a true and complete copy of the certificate of incorporation (including, if applicable, any certificates of incorporation on a change of name) of PubCo certified by the relevant authority of its jurisdiction of incorporation, (x) such certificate of incorporation (including, if applicable, any certificates of incorporation on a change of name) of PubCo attached thereto have not been amended (except as attached thereto) since the date reflected thereon, (y) attached thereto is a true and correct copy of the by-laws of PubCo, together with all amendments thereto as of the Effective Date and such by-laws are in full force and effect and (z) attached thereto is a true and complete copy of the resolutions or written consent, as applicable, of its board of directors authorizing the execution and delivery of the Joinder Documents, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (B) identify by name and title and bear the signatures of the officers, directors or authorized signatories (including, if applicable, any attorneys) of PubCo authorized to sign the items described in clause (h) of this Section 3 on the Effective Date and (ii) a good standing (or equivalent) certificate as of a recent date for PubCo from the relevant authority of its jurisdiction of organization (to the extent applicable).

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(e)

Closing Certificate. The Administrative Agent shall have received a certificate from a Responsible Officer of the Parent Borrower certifying that at the time of and immediately after giving effect to the Effective Date, (i) the representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date; provided that any representation and warranty that is qualified as to materiality is true and correct in all respects (after giving effect to such qualification therein), (ii) no Default shall exist or result therefrom and (iii) the IPO Date has occurred.

(f)

Fees and Expenses. The Administrative Agent shall have received, or substantially concurrently with the Effective Date shall receive, all fees and expenses due and payable on or prior to the Effective Date, to the extent, in the case of expenses, invoiced at least three Business Days prior to the Effective Date (or such shorter period reasonably agreed by the Parent Borrower), required to be paid on the Effective Date.

(g)	No Default. At the time of and immediately after giving effect to this Agreement, no Default shall exist or result therefrom.

(h)	IPO Date. The IPO Date shall have occurred.

(i)

Repayment and Termination of Term Loan Agreement. The Obligations (as defined in the Term Loan Agreement, dated as of June 10, 2021, by and among Krispy Kreme, Inc. (as successor to Krispy Kreme Holdings, Inc.), as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent) shall have been paid in full (other than contingent indemnification obligations and other Obligations expressly stated to survive payment and termination), such Term Loan Agreement shall have been terminated and all related security (if any) shall have been terminated and released.

For purposes of determining compliance with the conditions specified in this Section 3, the Required Lenders shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Required Lenders, unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from the Required Lenders prior to the Effective Date specifying its objection thereto.

SECTION 4. Post-Closing Covenant. Within sixty days following the Effective Date or such later date as the Administrative Agent may agree in its reasonable discretion, PubCo shall deliver or cause to be delivered to the Administrative Agent or its designee the items referenced on Schedules 4 and 5 of Annex A to the Security Agreement Joinder, and any corresponding transfer powers or allonges related thereto.

SECTION 5. Representations and Warranties. By its execution of this Agreement, each Loan Party hereby represents and warrants that:

(a) Organization; Powers. Holdings each Borrower and each of its Restricted Subsidiaries (i) is validly existing under the laws of the jurisdiction of its organization, incorporation or formation, except, in the case of a Restricted Subsidiary, where the failure to be so could not reasonably be expected to result in a Material Adverse Effect, (ii) has all requisite power and authority to carry on its business as now conducted, except, in the case of a Restricted Subsidiary, where the failure to have such could not reasonably be expected to result in a Material

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Adverse Effect and (iii) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (where relevant) in, its jurisdiction of organization, incorporation or formation and every other jurisdiction where such qualification is required.

(b) Authorization; Enforceability. Such Loan Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. This Agreement has been duly executed and delivered by such Loan Party, and constitutes, and each other Loan Document to which such Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, capital impairment, recognition of judgments, recognition of choice of law, enforcement of judgments or other similar laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered to the Administrative Agent in connection with the Loan Documents.

(c) Governmental Approvals; No Conflicts. The execution and delivery of this Agreement by each Loan Party and performance thereof: (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (A) such as have been obtained or made and are in full force and effect, (B) filings necessary to perfect Liens created under the Loan Documents and (C) for consents, approvals, registrations, filing or other actions, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) will not violate (A) any applicable Law or regulation or (B) in any material respect, the charter, by-laws or other organizational documents of the Parent Borrower or any of its Restricted Subsidiaries or any order of any Governmental Authority binding on such Person, (iii) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Parent Borrower or any of its Restricted Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Parent Borrower or any of its Restricted Subsidiaries and (iv) will not result in the creation or imposition of any material Lien on any asset of the Parent Borrower or any of its Restricted Subsidiaries, except Liens created under and Liens permitted by the Loan Documents, and except to the extent such violation or default referred to in clause (ii)(A) or (iii) above could not reasonably be expected to result in a Material Adverse Effect.

(d) Loan Document Representations and Warranties. The representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date; provided that any representation and warranty that is qualified as to materiality is true and correct in all respects (after giving effect to such qualification therein).

SECTION 6. Reference to and Effect on Loan Documents; Reaffirmation of the Loan Parties.

(a) On and after the Effective Date, each reference in the Existing Credit Agreement, the Existing Security Agreement, the Existing Guaranty, the Credit Agreement, the Security Agreement or the Guaranty, as applicable, and each other Loan Document to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, the Security Agreement or the Guaranty, as applicable, shall mean and be a reference to the Existing Credit Agreement, the Existing Security Agreement or the Existing Guaranty, as specifically amended by this Agreement.

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(b) Each Loan Party hereby consents to the amendment of the Existing Credit Agreement, the Existing Security Agreement and the Existing Guaranty effected hereby and confirms and agrees that, notwithstanding the effectiveness of this Agreement, each Loan Document to which such Loan Party is a party is, and the obligations of such Loan Party contained in the Existing Credit Agreement, the Existing Security Agreement and the Existing Guaranty, this Agreement or in any other Loan Document to which it is a party are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, in each case as amended by this Agreement. For greater certainty and without limiting the foregoing, each Loan Party hereby confirms that the existing security interests granted by such Loan Party in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the Loan Documents in the Collateral described therein shall continue to secure the obligations of the Loan Parties under the Credit Agreement and the other Loan Documents as and to the extent provided in the Loan Documents. The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

SECTION 7. Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except as permitted by Section 10.02 of the Credit Agreement, Section 7.5 of the Existing Security Agreement and Section 4.02(b) of the Existing Guaranty. Except as expressly amended or modified pursuant to this Agreement, the Existing Credit Agreement, the Existing Security Agreement and the Existing Guaranty remain unmodified and in full force and effect.

SECTION 8. Entire Agreement. This Agreement, the Credit Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, the Collateral Agent, the Lenders or the Arrangers embody the final, entire agreement among the parties relating to the subject matter hereof and supersede any and all previous commitments, agreements, representations and understandings, whether oral or written, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto. There are no unwritten oral agreements among the parties hereto.

SECTION 9. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 10. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 11. Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 3, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by email or other electronic means (including a “.pdf” or “.tif” file) shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,”, “delivery” and words of like import in or relating to any document to

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be signed in connection with this Agreement and the transactions contemplated herein shall be deemed to include electronic signatures, digital copies of a signatory’s manual signature, and deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

SECTION 13. Loan Document. On and after the Effective Date, this Agreement shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents (it being understood that for the avoidance of doubt this Agreement may be amended or waived solely by the parties hereto as set forth in Section 7 above).

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of the date first set forth above.

COTTON PARENT, INC.

By:	/s/ Josh Charlesworth
Name: Josh Charlesworth
Title: President

KRISPY KREME DOUGHNUTS, INC.
KRISPY KREME DOUGHNUT CORPORATION

By:	/s/ James Krikorian
Name: James Krikorian
Title: Vice President and Treasurer

[Signature Page to Master Amendment No. 1]

HDN MOTOR COACH, LLC

By:	KRISPY KREME DOUGHNUT CORPORATION, as sole member of HDN Motor Coach, LLC

By:	/s/ James Krikorian
Name: James Krikorian
Title: Vice President and Treasurer

KRISPY KREME CANADA, INC.

By:	/s/ Andrew Skehan
Name: Andrew Skehan
Title: Vice Presidnet

HDN DEVELOPMENT CORPORATION

By:	/s/ Alison Holder
Name: Alison Holder
Title: President

[Signature Page to Master Amendment No. 1]

CITIBANK, N.A.,
as Administrative Agent and Lender

By:	/s/ Anita Philip
Name: Anita Philip
Title: Vice President

[Signature Page to Master Amendment No. 1]

MUFG Bank, Ltd.
as Lender

By:	/s/ Christine Howatt
Name: Christine Howatt
Title: Authorized Signatory

[Signature Page to Master Amendment No. 1]

BNP Paribas,
as Lender

By:	/s/ Geraud Haissat
Name: Geraud Haissat
Title: Managing Director

By:	/s/ Nanette Baudon
Name: Nanette Baudon
Title: Director

[Signature Page to Master Amendment No. 1]

Capital One, National Association as Lender

By:	/s/ Dimitry Zagarsky
Name: Dimitry Zagarsky
Title: Vice President

[Signature Page to Master Amendment No. 1]

HSBC Bank USA, National Association as Lender

By:	/s/ Chris Burns
Name: Chris Burns
Title: Senior Vice President

[Signature Page to Master Amendment No. 1]

JPMORGAN CHASE BANK, N.A.,
as Lender

By:	/s/ Laura Woodward
Name: Laura Woodward
Title: Vice President

[Signature Page to Master Amendment No. 1]

Truist Bank, as Lender

By:	/s/ Patricia J. Noneman
Name: Patricia J. Noneman
Title: Director

[Signature Page to Master Amendment No. 1]

Coöperatieve Rabobank U.A., New York Branch, as Lender

By:	/s/ Van Brandenburg
Name: Van Brandenburg
Title: Managing Director

By:	/s/ Jennifer Smith
Name: Jennifer Smith
Title: Executive Director

[Signature Page to Master Amendment No. 1]

Santander Bank, N.A., as Lender

By:	/s/ Irv Roa
Name: Irv Roa
Title: Managing Director

[Signature Page to Master Amendment No. 1]

Bank of America, N.A., as Lender

By:	/s/ Robert J. Beckley
Name: Robert J. Beckley
Title: Senior Vice President

[Signature Page to Master Amendment No. 1]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Denise Crouch
Name: Denise Crouch
Title: Vice President

[Signature Page to Master Amendment No. 1]

BARCLAYS BANK PLC, as Lender

By:	/s/ Ritam Bhalla
Name: Ritam Bhalla
Title: Director

[Signature Page to Master Amendment No. 1]

LANDESBANK BADEN-WÜRTTEMBERG, ACTING THROUGH ITS NEW YORK BRANCH, as Lender

By:	/s/ Simone Ehmann
Name: Simone Ehmann
Title: Director

By:	/s/ Ralf Enders
Name: Ralf Enders
Title: Director

[Signature Page to Master Amendment No. 1]

Bank of China (Luxembourg) S.A., as Lender

By:	/s/ GUO Zhiyao
Name: GUO Zhiyao
Title: Deputy General Manager

[Signature Page to Master Amendment No. 1]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Lender

By:	/s/ Gordon Yip
Name: Gordon Yip
Title: Director

By:	/s/ Myra Luz Martinez
Name: Myra Luz Martinez
Title: Director

[Signature Page to Master Amendment No. 1]

MANUFACTUERS BANK, as Lender

By:	/s/ Ben Chu
Name: Ben Chu
Title: Senior Vice President

[Signature Page to Master Amendment No. 1]

Annex A

Credit Agreement

[Attached.]

~~Execution Version~~

CREDIT AGREEMENT

dated as of June 13, 2019,

as amended by that certain Master Amendment No. 1, dated as of July 8, 2021 among

KRISPY KREME, INC.

as PubCo,

COTTON PARENT, INC.

as Holdings,

KRISPY KREME DOUGHNUTS, INC.,

as the Parent Borrower,

The Other Borrowers Party Hereto From Time to Time

The Lenders Party Hereto

and

CITIBANK, N.A.

as the Administrative Agent and the Collateral Agent

CITIBANK, N.A.,

MUFG BANK, LTD.,

BNP PARIBAS,

BARCLAYS BANK PLC,

CAPITAL ONE, N.A.

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,

HSBC BANK USA, NATIONAL ASSOCIATION

JPMORGAN CHASE BANK, N.A.

SANTANDER BANK, N.A.

and

~~SUNTRUST ROBINSON HUMPHREY, INC.~~ TRUIST SECURITIES, INC.

as Joint Lead Arrangers and Joint Bookrunners

MUFG BANK, LTD.

as Syndication Agent

BNP PARIBAS

as Documentation Agent

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(continued)

(continued)

(continued)

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A-1	–	Form of Assignment and Assumption
Exhibit A-2	–	Form of Affiliated Lender Assignment and Assumption
Exhibit B	–	Form of Compliance Certificate
Exhibit C	–	Form of Incremental Facility Activation Notice
Exhibit D-1 to D-4	–	Forms of U.S. Tax Compliance Certificate
Exhibit E-1	–	[Reserved]
Exhibit E-2	–	[Reserved]
Exhibit F	–	Form of Additional Borrower Joinder
Exhibit G	–	[Reserved]
Exhibit H	–	Form of Global Intercompany Note
Exhibit I	–	Form of Guaranty
Exhibit J	–	Form of Security Agreement
Exhibit K	–	Form of Solvency Certificate
Exhibit L	–	Form of Prepayment Notice

SCHEDULES

Schedule 1.01	–	Material Real Property
Schedule 2.01	–	Commitments
Schedule 2.01(a)	–	Existing Letters of Credit
Schedule 3.12	–	Closing Date Subsidiaries
Schedule 3.13	–	Labor Matters
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Investments
Schedule 6.07	–	Certain Affiliate Transactions

CREDIT AGREEMENT, dated as of June 13, 2019 (as amended by Master Amendment No. 1, dated as of July 8, 2021, this “Agreement”), among KRISPY KREME, INC., a Delaware corporation (“PubCo”), COTTON PARENT, INC., a Delaware corporation (“Holdings”), KRISPY KREME DOUGHNUTS, INC., a North Carolina corporation (the “Parent Borrower”), the LENDERS party hereto from time to time and ~~CITI BANK~~CITIBANK, N.A. (“Citi”), as Administrative Agent and as Collateral Agent.

WHEREAS, the Parent Borrower has requested that (A) the Term Lenders extend credit in the form of Term Loans on the Closing Date in an aggregate principal amount of $700,000,000 and (B) the Revolving Lenders extend credit in the form of Revolving Loans, the Swingline Lenders extend credit in the form of Swingline Loans and the Issuing Banks issue Letters of Credit in an aggregate amount at any time outstanding of up to $300,000,000.

WHEREAS, the proceeds of the Loans on the Closing Date will be used to (A) refinance all outstanding indebtedness of the Parent Borrower under that certain Credit Agreement (except to the extent of any Existing Letters of Credit), dated as of July 27, 2016, among ~~the~~ Holdings, the Parent Borrower, Barclays Bank PLC, as administrative agent, the guarantors party thereto, the lenders from time to time party thereto, and the other parties thereto (as amended, supplemented, or otherwise modified from time to time), and to cause all related security (if any) to be terminated and released (the “Existing Indebtedness

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Refinancing”), and (B) pay fees, costs and expenses related to the Transactions (including accrued and unpaid interest and applicable premiums). The proceeds of the Revolving Loans and Swingline Loans, and any Letters of Credit, as applicable, will be used (A) on the Closing Date, (i) to fund the Existing Indebtedness Refinancing and to pay fees, costs and expenses related to the Transactions, (ii) to fund working capital needs, and (iii) to replace, backstop or cash collateralize Existing Letters of Credit (including by “grandfathering” such Existing Letters of Credit in the Revolving Facility), and (B) after the Closing Date, for general corporate purposes and for any other purpose not prohibited by the Loan Documents.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Intercreditor Agreement” means the First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement, a Market Intercreditor Agreement or another intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Additional Agreement” has the meaning set forth in Section 9.09(f).

“Additional Borrower Joinder” means an Additional Borrower Joinder, substantially in the form of Exhibit F.

“Additional Borrowers” has the meaning set forth in Section 10.20.

“Additional Lender” has the meaning set forth in Section 2.20(b).

“Adjusted EBITDA” means, for any period (the “Subject Period”), the total of the following calculated without duplication for such period:

(a) the EBITDA of PubCo, Holdings, the Parent Borrower and its Restricted Subsidiaries; plus

(b) on a Pro Forma Basis, the pro forma EBITDA (as adjusted by any increase pursuant to clauses (c) and (d) below) and cash distributions of any Prior Target (as applicable, the EBITDA and such cash distributions of any such Prior Target attributable to the assets acquired from such Prior Target), for any portion of such Subject Period occurring prior to the date of the acquisition of such Prior Target (or the related assets, as the case may be); plus

(c) extraordinary, unusual or non-recurring items; plus

(d) costs or charges attributable to the undertaking or implementation of cost savings initiatives, business optimization initiatives, operating expense initiatives, or synergies or restructuring charges and related charges, accruals or reserves (including costs related to the opening, pre-opening, expansion, closure and/or consolidation of stores, offices and facilities (including rent termination, moving and relocation costs), costs related to the termination of distributor and joint venture arrangements and discontinued operations, costs, expenses or charges associated with inventory obsolescence (including, resulting from discontinued products and excess inventory), retention charges, contract termination costs, recruiting, signing, retention or completion bonuses and expenses, severance expenses and any cost associated with any modification to any pension and post-retirement employee benefit plan, software and other systems development, establishment and implementation costs, costs relating to entry into a new market, project startup costs, costs relating to any strategic initiative or new operations and conversion costs and any business development, consulting or legal costs and fees relating to the foregoing); plus

(e) (i) all fees, commissions, costs and expenses incurred or paid by PubCo, Holdings, the Parent Borrower and its Subsidiaries and (ii) transaction separation and integrations costs, in each case, in connection with the Transactions and any Permitted Acquisition; plus

(f) with respect to any new stores opened during the period, the pro forma annualized “run rate” net income for such new stores (determined by the Parent Borrower in good faith), net of the amount of actual net income realized on account of such new stores during the period; plus

(g) pro forma cost savings, operating expense reductions, operating improvements and synergies related to, and net of the amount of actual benefits realized during such Subject Period from, acquisitions or other investments, Specified Transactions, restructurings, cost savings initiatives or other initiatives that are reasonably identifiable, factually supportable and projected by the Parent Borrower in good faith to be realized, and to result from actions that have been taken or committed to be taken with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Parent Borrower), in each case, within twenty four (24) months after such acquisition or other investment, disposition or other Specified Transaction, restructuring, cost savings initiative or other initiative; ~~plus~~minus

~~(h) [Reserved]; minus~~

(h) ~~(i)~~ the EBITDA of each Prior Company and, as applicable but without duplication, the EBITDA of PubCo, Holdings, the Parent Borrower and each Restricted Subsidiary, attributable to all Prior Assets, in each case, for any portion of such Subject Period occurring prior to the date of the disposal of such Prior Companies or Prior Assets.

~~Notwithstanding the foregoing, the Adjusted EBITDA for the Test Periods ended June 30, 2018; September 30, 2018; December 31, 2018 and March 30, 2019 shall be $144,271,000, $146,654,000, $156,792,000 and $154,012,000, respectively (for the avoidance of doubt, subject to adjustment after the Closing Date as set forth above in clauses (b), (f), (g) and (h)).~~

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or with respect to the determination of the Alternate Base Rate, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if LIBO Rates are quoted under either of the preceding clauses (a) or (b), but there is no such quotation for the Interest Period elected, the LIBO Rate shall be equal to the Interpolated Rate; and provided, further, that if any such rate determined pursuant to the preceding clauses (a) or (b) is below zero, the Adjusted LIBO Rate will be deemed to be zero.

“Administrative Agent” means Citi (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” means a Lender that is a JAB Affiliate (excluding the Borrowers and their respective Subsidiaries).

“Affiliated Lender Assignment and Assumption” means an Affiliated Lender Assignment and Assumption, substantially in the form of Exhibit A-2 hereto.

“Agent” means a collective reference to the Administrative Agent and the Collateral Agent.

“Agreement” has the meaning set forth in the preamble hereto.

“All-In-Yield” means as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, recurring periodic fees in substance equivalent to interest, any interest rate floor (to the extent the operation of such floor would increase the yield on drawn amounts on the proposed date of incurrence thereof), or otherwise, in each case, incurred or payable by the applicable borrower generally to all the lenders of such Indebtedness; provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and provided, further, that “All-In-Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees and other similar fees not paid generally to all lenders of such Indebtedness.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one (1) month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that the Alternate Base Rate shall not be less than 0%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Annual Financial Statements” means the audited combined balance sheets of and related statements of income, stockholders’ equity and cash flows of the Parent Borrower as of the last day of and for the three (3) most recently completed Fiscal Years ended at least ninety (90) days prior to the Closing Date.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95 213, §§101 104), as amended (the “FCPA”) and the UK Bribery Act of 2010.

“Anticipated Cure Deadline” has the meaning set forth in Section 8.02(a).

“Applicable Fiscal Year” has the meaning set forth in Section 2.11(d).

“Applicable Percentage” means, with respect to any Revolving Lender, subject to Section 2.21, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day and with respect to any Term Loan, Revolving Loan, letter of credit fee referred to in Section 2.12(b)(i) and commitment fee referred to in Section 2.12(a), as the case may be, the applicable rate per annum set forth below under the caption, “Eurodollar Spread/Letter of Credit Fee,” “ABR Spread” or “Commitment Fee,” as the case may be, based upon the Total Net Leverage Ratio as of the last day of the most recently ended Test Period:

Category	Total Net Leverage Ratio	Eurodollar Spread/Letter of Credit Fee	ABR Spread	Commitment Fee
1	Greater than or equal to 4.00:1.00	2.25%	1.25%	0.375%
2	Less than 4.00:1.00 but greater than or equal to 3.00:1.00	2.00%	1.00%	0.250%
3	Less than 3.00:1.00	1.75%	0.75%	0.250%

For purposes of the foregoing, (i) the Total Net Leverage Ratio shall be determined as of the last day of the most recently ended Test Period based upon ~~the Parent Borrower’s~~PubCo’s consolidated financial statements most recently delivered pursuant to Section 5.01(a) or (b); provided that until delivery of the financial statements for the first full Fiscal Quarter ended after the Closing Date as required by Section 5.01(a) or (b), the “Applicable Rate” shall be the applicable rate per annum set forth in Category 2 thereof and (ii) each change in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Total Net Leverage Ratio shall be deemed to be in Category 1 if the Parent Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to any agents hereunder or to Lenders by means of electronic communications pursuant to Section 10.01.

“Approved Fund” means a Person (other than a natural person) that is primarily engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its activities and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Approved Jurisdiction” has the meaning set forth in Section 10.19.

“Arrangers” means Citi., MUFG, BNP Paribas, Barclays Bank PLC, Capital One, N.A., Coöperatieve Rabobank U.A., New York Branch, HSBC Bank USA, National Association, JPMorgan Chase Bank, N.A., Santander Bank, N.A. and ~~SunTrust Robinson Humphrey, Inc~~Truist Securities, Inc.

“Asset Swap” means a concurrent purchase and sale or exchange of Related Business Assets (or assets which prior to their sale or exchange have ceased to be Related Business Assets of the Parent Borrower or any of its Restricted Subsidiaries) between the Parent Borrower or any of its Restricted Subsidiaries and another Person; provided that the Parent Borrower or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of the contractually agreeing to such transaction) as determined in good faith by the Parent Borrower.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A-1 or any other form approved by the Administrative Agent.

“Available Amount” means, at any date, an amount equal to the sum of:

(a) the greater of $35,000,000 and 38.00% of Adjusted EBITDA as of the last day of the most recently ended Test Period on or prior to the date of determination; plus

(b) an amount, not less than zero in the aggregate, equal to 50% of Consolidated Net Income of PubCo, Holdings, the Parent Borrower and its Restricted Subsidiaries for the period (taken as one accounting period) from the first day of the Fiscal Quarter during which the Closing Date occurs to the end of the Fiscal Quarter most recently ended in respect of which a Compliance Certificate has been delivered as required hereunder; plus

(c) the Net Proceeds (or, if the proceeds thereof (including any assets acquired in connection with acquisitions permitted hereunder for which ~~the Parent Borrower~~PubCo issued Equity Interests as consideration) are other than cash, the fair market value (as determined in good faith by ~~the Parent Borrower~~PubCo) of such proceeds) actually received by ~~the Parent Borrower~~PubCo from and after the Closing Date to such date from any capital contributions to, or the sale or issuance of Equity Interests of ~~the Parent Borrower~~PubCo (other than (i) Disqualified Equity Interests, (ii) Equity Interests issued or sold to ~~a~~ Holdings, the Parent Borrower or any of its Restricted Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by PubCo, Holdings, the Parent Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination, (iii) Equity Interests the Net Proceeds of which are used to repay long-term Indebtedness for borrowed money (other than (i) revolving loans or (ii) Indebtedness of a Person, or Indebtedness secured by a Lien on the assets, being acquired in connection with acquisitions permitted hereunder for which ~~the Parent Borrower~~PubCo issues Equity Interests as consideration), (iv) Specified Equity Contributions and (v) Excluded Contributions); plus

(d) the Net Proceeds of Indebtedness and Disqualified Equity Interests of PubCo, Holdings, the Parent Borrower and its Restricted Subsidiaries, in each case, issued after the Closing Date, which have been exchanged or converted into Equity Interests (other than of Disqualified Equity Interests) of ~~the Parent Borrower~~PubCo or Holdings, together with any cash and Cash Equivalents and the fair market value (as determined in good faith by the Parent Borrower) of any assets that are received by the Parent Borrower or any Restricted Subsidiary upon such exchange or conversion; plus

(e) the Net Proceeds received by the Borrowers and their respective Restricted Subsidiaries of Dispositions of Investments made using the Available Amount; plus

(f) returns received in cash or Cash Equivalents by the Borrowers and their respective Restricted Subsidiaries on Investments made using the Available Amount (including Investments in Unrestricted Subsidiaries); plus

(g) (x) the Investments of the Borrowers and their respective Restricted Subsidiaries made using the Available Amount in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into any Borrower or any of its Restricted Subsidiaries (up to the fair market value (as determined in good faith by the Parent Borrower) of the Investments of the Borrowers and their respective Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation) and (y) the fair market value (as determined in good faith by the Parent Borrower) of the assets of any Unrestricted Subsidiary acquired by such Unrestricted Subsidiary with the proceeds of Investments of the Borrowers and their respective Restricted Subsidiaries made using the Available Amount in such Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed to the Borrowers and their respective Restricted Subsidiaries (up to the fair market value (as determined in good faith by the Parent Borrower) of the Investments of the Borrowers and their respective Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such transfer, conveyance or other distribution); plus

(h) Declined Amounts; minus

(i) (i) Investments made in reliance on Section 6.04(k) or (v), (ii) Restricted Payments made in reliance on Section 6.06(a)(ix) or Section 6.12(k) made in reliance on Section 6.06(a)(ix) and (iii) payments made in reliance on Section 6.06(b)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule~~.~~ and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” means the Parent Borrower and any Additional Borrowers.

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the applicable Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day (i) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and (ii) on which inter-bank payments can be effected on the Federal Reserve Bank’s Fedwire System; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market or any day on which banks in London are not open for general business

“Calculation Period” has the meaning provided in Section 2.24.

“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time.

“Capital Expenditures” means, for any period and a Person, without duplication (a) the additions to property, plant and equipment and other capital expenditures of such Person and its consolidated subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of such Person for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by such Person and its consolidated subsidiaries during such period.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, however, that all obligations of any Person that are or would have been treated as operating leases (including for avoidance of doubt, any network lease or any operating indefeasible right of use) for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Capital Lease Obligations in the financial statements to be delivered pursuant to Section 5.01.

“Captive Insurance Subsidiary” means any Subsidiary of a Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Carryover Amount” has the meaning provided in Section 6.06(a)(v).

“Cash Equivalents” means:

(a) Dollars;

(b) Canadian Dollars, Pounds Sterling, Japanese Yen, Euros and any national currency of any Participating Member State;

(c) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of twelve (12) months or less from the date of acquisition;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of twelve (12) months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one (1) year and overnight bank deposits, in each case, with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(e) repurchase obligations for underlying securities of the types described in clauses (c), (d) and (h) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and, in each case, maturing within twenty-four (24) months after the date of creation or acquisition thereof and Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s with maturities of twenty-four (24) months or less from the date of acquisition;

(g) marketable short term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency);

(h) readily marketable direct obligations issued by any state, commonwealth or territory of the U.S. or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) with maturities of twenty-four (24) months or less from the date of acquisition;

(i) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case, having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) with maturities of twenty-four (24) months or less from the date of acquisition;

(j) Investments with average maturities of twelve (12) months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency);

(k) [Reserved]; and

(l) investment funds investing at least 90.0% of their assets in securities or other assets of the types described in clauses (a) through (k) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the U.S., Cash Equivalents shall also include investments of the type and maturity described in clauses (a) through (h) and clauses (j) through (l) above of foreign obligors (including investments that are denominated in currencies other than those set forth in clauses (a) and (b) above, provided that such amounts are converted into any currency listed in clauses (a) and (b) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts), which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means a Domestic Subsidiary substantially all of whose assets consist (directly or indirectly through entities that are disregarded for U.S. federal income tax purposes) of the Equity Interests and/or the Indebtedness of one or more CFCs.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by U.S. or foreign regulatory authorities, in each case pursuant to Basel III, (ii) all requests, rules, guidelines, requirements and directives promulgated by the European Commission or foreign regulatory authorities, in each case pursuant to any Capital Requirement Directive (including CRD IV) and (iii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall, in each case, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means any of the following:

~~(a) at any time prior to a Qualifying IPO, the Permitted Holders shall cease to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the date of this Agreement), directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings;~~

~~(b) [Reserved]~~

~~(c) [Reserved]~~

(a) ~~(d) at any time after a Qualifying IPO,~~ any “person” or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date of this Agreement) (other than the Permitted Holders) acquires or holds more than the greater of (A) 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of ~~Holdings~~PubCo and (B) the percentage of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of ~~Holdings~~PubCo held, directly or indirectly, beneficially or of record, by the Permitted Holders at such time; or

(b) ~~(e)~~ (i) PubCo shall cease to own directly 100% of the Equity Interests of Holdings, (ii) Holdings shall cease to own directly 100% of the Equity Interests of the Parent Borrower or (~~ii~~iii) the Parent Borrower shall cease to own, except in the case of transactions that are expressly permitted under this Agreement, directly or indirectly 100% of the Equity Interests of any Additional Borrower.

“Citi” has the meaning set forth in the preamble hereto.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, Swingline Loans, Loans made pursuant to any Specified Refinancing Debt constituting revolving facility commitments, Loans made pursuant to any Specified Refinancing Debt constituting term loans, Loans made pursuant to an Incremental Revolving Commitment (other than an Incremental Revolving Commitment that is an increase of an existing revolving commitment), Loans made pursuant to an Incremental Term Facility and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Term Commitment, Specified Refinancing Debt constituting revolving facility commitment, Specified Refinancing Debt constituting term loan commitment, an Incremental Revolving Commitment (other than an Incremental Revolving Commitment that is an increase of an existing revolving commitment) or a commitment for Incremental Term Loans.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning given to such term in the Security Agreement.

“Collateral Agent” means Citi, in its capacity as collateral agent for the Secured Parties hereunder.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document and (y) the time periods (and extensions thereof) set forth in Section 5.10, the requirement that:

(a) the Collateral Agent shall have received each Security Document required to be delivered (x) on the Closing Date pursuant to Section 4.01(a)(iii) or (y) pursuant to Section 5.10 at such time required by such Sections to be delivered, in each case, duly executed by each Loan Party that is party thereto;

(b) all Obligations shall have been unconditionally guaranteed by PubCo, Holdings and each Restricted Subsidiary (other than any Excluded Subsidiary);

(c) except to the extent otherwise provided hereunder or under any Security Document, the Obligations and the Guaranty shall have been secured by a perfected security interest, subject to no Liens other than the Liens permitted under Section 6.02, in all Equity Interests of Holdings, the Parent Borrower and each wholly owned Material Subsidiary directly owned by PubCo, Holdings, the Parent Borrower or any Subsidiary Loan Party, in each case other than any Excluded Equity Interests;

(d) except to the extent otherwise provided hereunder or under any Security Document, the Obligations and the Guaranty shall have been secured by a perfected security interest, subject to no Liens other than the Liens permitted under Section 6.02, in the Collateral, in each case, with the priority required by the Security Documents, to the extent required under, and subject to exceptions and limitations otherwise set forth in this Agreement and the Security Documents; and

(e) subject to the time periods and limitations set forth in Section 5.10, the Collateral Agent shall have received (i) a Mortgage with respect to each Material Real Property, if any, delivered pursuant to Section 5.10 (the “Mortgaged Properties”), duly executed by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance reasonably acceptable to the Collateral Agent, naming the Collateral Agent as the insured for the benefit of the Lenders, issued by a nationally recognized title insurance company reasonably acceptable to the Collateral Agent insuring the Lien of each such Mortgage in the amount of the fair market value of the land and improvements thereon as reasonably determined by the Parent Borrower as a valid and enforceable Lien on the Mortgaged Property described therein, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, (iii) prior to the execution and delivery of each Mortgage, a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to the Mortgaged Property encumbered by such Mortgage, and if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, a copy of, or a certificate as to coverage under, and a declaration page relating to, the flood insurance policies required by Section 5.06(c), each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (to the event available), (B) identify the addresses of each property located in a special flood hazard area, (C) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto, (D) provide that to the extent commercially available the insurer will give the Collateral Agent forty-five (45) days written notice of cancellation or non-renewal and (E) shall be otherwise in form and substance reasonably satisfactory to the Collateral Agent, and (iv) such surveys, legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property; provided however, that no new survey will be required of any Mortgaged Property if there is a survey available for such Mortgaged Property that is acceptable to the issuer of the title insurance policy to issue customary survey-related endorsements thereto; provided, further, in any jurisdiction in which a mortgage tax or similar charge is assessed on the making or filing of a mortgage or deed of trust, the amount of the Obligation secured by such mortgage or deed of trust shall be limited to the fair market value of the land and improvements subject thereto as reasonably determined by the Parent Borrower.

The foregoing definition of “Collateral and Guarantee Requirement” shall not require, and the Loan Documents shall not contain any requirements as to, the creation or perfection of pledges of or security interests in, Mortgages on, or the obtaining of title insurance, surveys or taking other actions with respect to any Excluded Assets.

The Collateral Agent may grant extensions of time for the perfection of security interests in, or the delivery of any Mortgage and the obtaining of title insurance, surveys and opinions, with respect to, the granting of a security interest in particular assets and the delivery of assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) in its reasonable discretion.

“Commitment” means a Revolving Commitment or the Term Commitment, or any combination thereof (as the context requires).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et. seq.), as amended from time to time and any successor statute.

“Competitor” has the meaning assigned to such term in the definition of “Disqualified Institution”.

“Consolidated Interest Expense” means, for any period and any Person, such Person’s interest expense (including amortization of any debt issuance cost and/or original issue discount), any premium paid to obtain payment, financial assurance or similar bonds (including financing fees or costs associated therewith), any interest capitalized during construction, any non-cash interest payment, the interest component of any deferred payment obligation, the interest component of any payment under any capital lease (regardless of whether accounted for as interest expense under GAAP), any commission, discount and/or other fee or charge owed with respect to any letter of credit and/or bankers’ acceptance and any fee or expense paid to the Administrative Agent in connection with its services hereunder and any other bank, administrative agency (or trustee) or financing fee deducted in determining Consolidated Net Income, any cash dividend paid or payable in respect of (or paid to any Parent Company in respect of) Disqualified Equity Interests during such period and any net losses or obligations arising from any Swap Agreement and/or other derivative financial instrument issued by such Person for the benefit of such Person or its subsidiaries.

“Consolidated Net Income” means, for any period and any Person (a “Subject Person”), such Subject Person’s consolidated net income (or loss) determined in accordance with GAAP, but excluding:

(a) any extraordinary, non-recurring, non-operating or unusual gains, charges or losses and/or any non-cash gains, charges or losses (including (x) costs, and payments, in connection with actual or prospective litigation, legal settlements, fines, judgments or orders, (y) costs of, and payments of, corporate reorganizations and (z) gains, income, losses, expenses or charges (less all fees and expenses chargeable thereto attributable to any sales or dispositions of Equity Interests or assets (including asset retirement costs) or returned surplus assets of any employee benefit plan outside of the ordinary course of business)), and

(b) without duplication of clause (a) above, the following:

(i) the income (or loss) of any Unrestricted Subsidiary, any other Person that is not a Restricted Subsidiary but whose accounts would be consolidated with those of the Subject Person in the Subject Person’s consolidated financial statements in accordance with GAAP or any other Person (other than a Restricted Subsidiary) in which the Subject Person or a subsidiary of the Subject Person has an ownership interest (including any joint venture); provided, however, that Consolidated Net Income shall include amounts in respect of the income of such Person when actually received in cash or Cash Equivalents by the Subject Person or such subsidiary in the form of dividends or similar distributions;

(ii) the income or loss of any Person acquired by the Subject Person or a subsidiary for any period prior to the date of such acquisition (provided such income or loss may be included in the calculation of Adjusted EBITDA to the extent provided in the definition thereof);

(iii) the cumulative effect of any change in accounting principles or policies in accordance with GAAP during such period;

(iv) any net gains, income, charges, losses, expenses or charges with respect to (i) any disposed, abandoned, closed and discontinued asset, property or operation (other than any asset, property or operation pending disposal, abandonment, divesture and/or termination thereof) and any accretion or accrual of discounted liabilities or loss, expense or charge on the disposal, abandonment, closure or discontinuation of any asset, property or operation and (ii) facilities, plants or distribution centers that have been closed during such period;

(v) effects of adjustments (including the effects of such adjustments pushed down to the Subject Person) in the Subject Person’s consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, lease, software, goodwill, intangible assets, in-process research and development, deferred revenue, advanced billing, deferred trade incentives, deferred rent and debt line items thereof) resulting from the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to the Transactions or any consummated recapitalization or acquisition transaction or similar investment or the amortization or write-off of any amounts thereof;

(vi) any net income or loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness (and the termination of any associated Swap Agreements);

(vii) any (i) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness, (ii) good will or other asset impairment charges, write-offs or write-downs or (iii) amortization of intangible assets;

(viii) any non-cash charge, cost, expense, accrual or reserve, including any such charge, cost, expense, accrual or reserve arising from the grant of stock appreciation or similar rights, stock options, restricted stock or other management equity plan, profits interest plan, pension plan, employee benefit plan, deferred compensation arrangement, distributor equity plan or any other equity incentive plans, arrangement, programs or schemes (including any compensation charge and any charge related to any repricing, amendment or other change to any such plan, arrangement, program or scheme), and any cash charges associated with the rollover, acceleration, payout or other payment of management equity;

(ix) any fees, costs, commissions and expenses incurred or paid by the Subject Person (or any JAB Affiliate) during such period (including rationalization, legal, Tax and structuring fees, costs and expenses), or any amortization or write-off thereof for such period in connection with or pursuant to (i) the Transactions (including shared costs and Tax formation costs, in each case, relating solely to the consummation of the Transactions, whether incurred before or after the Closing Date) or the Loan Documents and (ii) any transaction (other than any such transaction by and among the Parent Borrower and its Subsidiaries in the ordinary course of business), including any acquisition, Investment, Disposition, recapitalization, incurrence or repayment of Indebtedness, refinancing transaction or amendment, waiver or modification of any Indebtedness, issuance or offering of Equity Interests~~, any Qualifying IPO and~~ (including an initial public offering) and option buyouts (in each case, whether consummated prior to or after the Closing Date and whether or not completed) and any charges or non-recurring merger, consolidation or amalgamation costs incurred during such period as a result of any such transaction;

~~(x) Public Company Costs (if any) incurred in connection with the Parent Borrower being a public company;~~

(x) ~~(xi)~~ accruals and reserves that are established or adjusted within twelve (12) months after the Closing Date that are so required to be established or adjusted as a result of the Transactions, in accordance with GAAP or as a result of the adoption or modification of accounting policies;

(xi) ~~(xii)~~ any unrealized or realized net foreign currency translation or transaction gains or losses, in each case, impacting net income (including currency re-measurements of Indebtedness, any applicable net gains or losses resulting from Swap Agreements for currency exchange risk associated with the above or any other currency related risk and those resulting from intercompany Indebtedness); and

(xii) ~~(xiii)~~ unrealized net losses, charges or expenses and unrealized net gains in the fair market value of any arrangements under Swap Agreements.

“Contract Consideration” has the meaning set forth in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contract Rate” has the meaning set forth in Section 10.13(a).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Party” has the meaning set forth in Section 10.22.

“Credit Facilities” means the Revolving Facility and the Term Facility.

“Date of Full Satisfaction” means, as of any date, that on or before such date: (a) the principal of and interest accrued to such date on each Loan (other than the contingent LC Exposure) shall have been paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Loan Obligations (other than the contingent LC Exposure and other contingent amounts for which no claim or demand has been made) shall have been paid in full in cash, (c) the Commitments shall have expired or been terminated, and (d) the contingent LC Exposure shall have been secured by: (i) the grant of a first priority, perfected Lien on cash or Cash Equivalents in an amount at least equal to 102% of the amount of such LC Exposure or other collateral which is reasonably acceptable to the applicable Issuing Bank or (ii) the issuance of a “back-to-back” letter of credit in form and substance reasonably acceptable to the applicable Issuing Bank with an original face amount at least equal to 102% of the amount of such LC Exposure.

“Declined Amount” has the meaning set forth in Section 2.11(h).

“Declining Lender” has the meaning set forth in Section 2.11(h).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both (as provided for in Section 8.01) would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that has: (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within two (2) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent, ~~the~~a Borrower, the Issuing Banks and the Swingline Lender in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) notified a Borrower, the Administrative Agent, the Issuing Banks, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within two (2) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans; provided that any Lender that has failed to give such timely confirmation shall cease to be a Defaulting Lender under this clause (c)

immediately upon the delivery of such confirmation, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or, other than via an Undisclosed Administration, has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) become, or has a parent company that has become, the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate disavow or disaffirm any contracts or agreements made with such Lender.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCS pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Deposit Obligations” means all obligations, indebtedness, and liabilities of any member of the Group, or any one of them, to any Lender or any Affiliate of any Lender which have been designated by the Parent Borrower by written notice to the Administrative Agent as entitled to the security of the Collateral and which arise pursuant to any treasury, purchasing card, deposit, lock box, commercial credit card, stored value card, employee credit card program, controlled disbursement, ACH transactions, return items, interstate deposit network services, dealer incentive, supplier finance or similar programs, Society for Worldwide Interbank Financial Telecommunication transfer, cash pooling, operation foreign exchange management or cash management services or arrangements (including in connection with any automated clearing house transfers of funds or any similar transactions between the Parent Borrower or any Restricted Subsidiary and any Lender, Affiliate of a Lender, Issuing Bank or the Administrative Agent) entered into by such Lender or Affiliate with the Group, or any member of the Group, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation, indebtedness, and liabilities of the Group, or any one of them, to repay any credit extended in connection with such arrangements, interest thereon, and all fees, costs, and expenses (including reasonable attorneys’ fees and expenses) provided for in the documentation executed in connection therewith.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Parent Borrower in good faith) of non-cash consideration received by the Parent Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 6.05(m) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Parent Borrower, setting forth the basis of such valuation (which amount will be reduced by the amount of cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to cash or Cash Equivalents).

“Disposition” has the meaning set forth in Section 6.05.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligations or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Disqualified Equity Interests, in each case, on or prior to the 91st day following the Term Loan Maturity Date; provided that (i) any Equity Interests that would constitute Disqualified Equity Interests solely because the holders thereof have the right to require the Parent Borrower to repurchase such Disqualified Equity Interests upon the occurrence of a change of control or asset sale shall not constitute Disqualified Equity Interests if the terms of such Equity Interests (and all securities into which it is convertible or for which it is ratable or exchangeable) provide that the Parent Borrower may not repurchase or redeem any such Equity Interests (and all securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision unless the Loan Obligations are fully satisfied simultaneously therewith and (ii) only the portion of the Equity Interests meeting one of the foregoing clauses (a) through (d) prior to the date that is ninety-one (91) days after the Term Loan Maturity Date will be deemed to be Disqualified Equity Interests. Notwithstanding the preceding sentence, (A) if such Equity Interest is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case, in the ordinary course of business of PubCo, Holdings, the Parent Borrower or any Restricted Subsidiary, such Equity Interest shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Equity Interest held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or immediate family members) of the Parent Borrower (or PubCo, Holdings or any Subsidiary) shall be considered Disqualified Equity Interests because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means, as of any date, competitors of the Parent Borrower or any of its Subsidiaries that are in the same or a similar line of business and, in each case, identified in writing to the Administrative Agent from time to time prior to such date (each such entity, a “Competitor”) and Affiliates of Competitors to the extent such affiliates are reasonably identifiable (on the basis of the similarity of such Affiliate’s name to the name of an entity so identified in writing) or designated in writing by the Parent Borrower from time to time prior to such date and to the extent such Affiliates are not bona fide debt funds or investment vehicles that are primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business with appropriate information barriers in place; provided, that no such updates to the list shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest or any party for which the “trade date” with respect to an assignment or participation interest has occurred in respect of the Loans in compliance with the provisions of this Agreement from continuing to hold or vote such previously acquired assignments and participations or from closing an assignment or participation interest sale for which the “trade date” has previously occurred on the terms set forth herein for Lenders that are not Disqualified Institutions.

“Dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means any Subsidiary of ~~Holdings~~PubCo that is organized under the laws of the U.S., any state thereof or the District of Columbia.

“EBITDA” means, for any period and any Person, the total of the following each calculated without duplication on a consolidated basis for such period:

(a) Consolidated Net Income; plus

(b) any payment of or provision for (or less any benefit from) Taxes (including pursuant to any Tax sharing arrangement or any Tax distribution or as a result out of tax examinations) included in determining Consolidated Net Income; plus

(c) Consolidated Interest Expense; plus

(d) amortization and depreciation expense (including amortization of goodwill, software and other intangible assets) deducted in determining Consolidated Net Income; plus

(e) to the extent not disregarded in the calculation of Consolidated Net Income, non-cash charges; plus

(f) the amount of any fee, cost, expense or reserve, including in respect of any product recall, to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification, reimbursement, insurance or similar arrangements; provided that, such Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four (4) Fiscal Quarters (it being understood that to the extent not actually received within such Fiscal Quarters, such reimbursement amounts shall be deducted in calculating EBITDA for such Fiscal Quarters); plus

(g) the amount of any expense or deduction associated with any subsidiary of such Person attributable to non-controlling interests or minority interests of third parties; plus

(h) the amount of loss on sales of receivables and related assets of such Person in connection with a permitted receivables financing; plus

(i) proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as such Person in good faith expects to receive the same within the next four (4) Fiscal Quarters (it being understood that to the extent not actually received within such Fiscal Quarters, such proceeds shall be deducted in calculating EBITDA for such Fiscal Quarters)); plus

(j) to the extent not disregarded in the calculation of Consolidated Net Income, any earn-out obligation and contingent consideration obligations (including adjustments thereof and purchase price adjustments) incurred in connection with the Transactions, any Investment made in compliance with Section 6.04 or any Investment consummated prior to the Closing Date, which is paid or accrued during such period; plus

(k) the amount of cash actually received (or the amount of the benefit of any netting arrangement resulting in reduced cash expenditures) during such period, and not included in Consolidated Net Income in any period, to the extent that the related non-cash gain was deducted in the calculation of EBITDA; plus

(l) the amount of management, monitoring, consulting, transaction and advisory fees and related expenses actually paid by or on behalf of, or accrued by, each Person or any of its subsidiaries to any Permitted Holder (and/or any Affiliate and/or management company) to the extent permitted under this Agreement.

“EEA Financial Institution” means (a) any ~~credit~~ institution ~~or investment firm~~ established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any ~~financial~~ institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any ~~person~~Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.04(b) (subject to receipt of such consents, if any, as may be required for the assignment of the applicable Loans and/or Commitments to such Person under Section 10.04(b)); provided that in any event, “Eligible Assignee” shall not include (i) any natural person or (ii) any Disqualified Institution.

“EMU” means the Economic and Monetary Union of the European Union.

“EMU Legislation” means the legislative measures of the European Union relating to the EMU.

“Environmental Laws” means all laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices, binding agreements or other legally enforceable requirements issued, promulgated or entered into by any Governmental Authority, regulating, relating in any way to, or imposing standards of conduct concerning the environment, preservation or reclamation of natural resources, health and safety as it relates to environmental protection or to hazardous materials in products and associated labeling or packaging content restrictions relating to environmental attributes.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Person resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) the release of any Hazardous Materials into the environment or (d) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of the capital stock, partnership interests, membership interest in a limited liability company, beneficial interests in a trust or other equity interests or any warrants, options or other rights to acquire such interests but excluding any debt securities convertible into such Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA) applicable to such Pension Plan, whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standards with respect to any Pension Plan or the failure by any Loan Party or any of its ERISA Affiliates to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan; (e) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (f) a determination that any Pension Plan is, or is reasonably expected to be, in “at-risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (g) the receipt by any Loan Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (i) the failure by any Loan Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (j) the receipt by any Loan Party or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA) or (k) with respect to any Foreign Benefit Plan, (A) the failure to make or remit any employer or employee contributions required by applicable Law or by the terms of such Foreign Benefit Plan; (B) the failure to register or loss of registration in good standing with applicable regulatory authorities of any such Foreign Benefit Plan required to be registered; or (C) the failure of such Foreign Benefit Plan to comply with any material provisions of applicable Law or regulations or with the material terms of such Foreign Benefit Plan.

“Erroneous Payment” has the meaning assigned to it in Section 9.13(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.13(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.13(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.13(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.13(d).

“Escrow Debt” means Indebtedness incurred in connection with any transaction permitted hereunder for so long as proceeds thereof have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor ~~person~~Person), as in effect from time to time.

“Euro” means the single currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate but does not include any Loan or Borrowing bearing interest at a rate determined by reference to clause (c) of the definition of “Alternate Base Rate.”

“Event of Default” has the meaning set forth in Section 8.01.

“Excess Cash Flow” means, for any period, the sum (without duplication) of:

(a) Consolidated Net Income of PubCo, Holdings, the Parent Borrower and the Restricted Subsidiaries; minus

(b) the sum of the following:

(i) an amount equal to the amount of all non-cash gains or credits included in arriving at Consolidated Net Income;

(ii) mandatory prepayments pursuant to Section 2.11(c) (in each case, to the extent such proceeds increased Excess Cash Flow);

(iii) the principal portion of required and voluntary repayments of Indebtedness (other than voluntary repayments of the Loans);

(iv) cash used (or committed to be used pursuant to binding documentation) during such period for Capital Expenditures, acquisitions and other permitted Investments, except to the extent financed with long-term Indebtedness (other than revolving Indebtedness);

(v) all Restricted Payments due in respect of that period (whether or not paid) made under the permissions of Section 6.06 (other than (x) Restricted Payments made in reliance on the Available Amount (except if funded with amounts set forth under clause (b) of the definition of “Available Amount” generated during such Fiscal Year) and (y) solely to the extent paid to PubCo, Holdings, the Parent Borrower or one of its Restricted Subsidiaries) and, in each case, except to the extent financed with long-term Indebtedness (other than revolving Indebtedness);

(vi) cash payments by PubCo, Holdings, the Parent Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of PubCo, Holdings, the Parent Borrower and its Restricted Subsidiaries other than Indebtedness;

(vii) the aggregate amount of expenditures actually made by PubCo, Holdings, the Parent Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees and pension contributions) to the extent that such expenditures are not expensed or deducted (or exceed the amount expensed or deducted) during such period;

(viii) the amount of cash taxes paid or payable in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period;

(ix) an amount equal to all expenses, charges and losses excluded in calculating Consolidated Net Income, in each case, to the extent paid or payable in cash; and

(x) without duplication of amounts deducted from Excess Cash Flow in prior periods, at the option of the Parent Borrower, the aggregate consideration required to be paid in cash by PubCo, Holdings, the Borrowers or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period or otherwise budgeted to be paid in cash, in either case, relating to Investments, acquisitions, Capital Expenditures, capitalized software expenditures or acquisitions of Intellectual Property expected to be consummated or made during the period of four (4) consecutive Fiscal Quarters of ~~the Parent~~

~~Borrower~~PubCo following the end of such period; provided that, to the extent the aggregate amount of cash actually utilized to finance such Investments, acquisitions, Capital Expenditures, capitalized software expenditures or acquisitions of Intellectual Property during such period of four (4) consecutive Fiscal Quarters (x) is less than the Contract Consideration or amount otherwise budgeted for or (y) is financed with long-term Indebtedness (other than revolving Indebtedness), the amount of such shortfall or financed with such Indebtedness, as applicable, shall be added to the calculation of Excess Cash Flow at the end of such period of four (4) consecutive Fiscal Quarters.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means:

(a) (x) any fee owned real property other than any Material Real Property and (y) any real property leasehold rights and interests (it being understood there shall be no requirement to obtain any landlord or other third party waivers, estoppels or collateral access letters), or any fixtures affixed to any real property to the extent (A) such real property does not constitute Collateral and (B) a security interest in such fixtures may not be perfected by a UCC financing statement in the jurisdiction of organization of the applicable Loan Party;

(b) any motor vehicles, aircraft and other assets subject to certificates of title;

(c) any commercial tort claims that, in the reasonable determination of the Parent Borrower, are not expected to result in a judgment in excess of $10,000,000;

(d) any letter of credit rights (other than to the extent consisting of supporting obligations that can be perfected solely by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights other than filing of a UCC financing statement));

(e) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby (excluding any prohibition or restriction that is ineffective under the UCC);

(f) any assets to the extent the pledge thereof or grant of security interests therein (x) is prohibited or restricted by applicable Law, rule or regulation, (y) would cause the destruction, invalidation or abandonment of such asset under applicable Law, rule or regulation, or (z) requires any consent, approval, license or other authorization of any third party or Governmental Authority (excluding any prohibition or restriction that is ineffective under the UCC), unless such consent, approval, license or other authorization has been obtained

(g) any Excluded Equity Interest;

(h) any lease, license or agreement, or any property subject to a purchase money security interest, capital lease obligation or similar arrangement, in each case, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than any Borrower or a Restricted Subsidiary) or otherwise require consent thereunder (other than from any Borrower or a Restricted Subsidiary) after giving effect to the applicable anti-assignment provisions of the UCC, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition;

(i) any assets to the extent a security interest in such assets would result in material adverse Tax consequences as reasonably determined by the Parent Borrower;

(j) any intent-to-use application trademark application prior to the filing, and acceptance by the U.S. Patent and Trademark Office, of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;

(k) assets where the cost of obtaining a security interest therein is excessive in relation to the practical benefit to the Lenders afforded thereby as reasonably determined between the Parent Borrower and the Administrative Agent; and

(l) any acquired property (including property acquired through acquisition or merger of another entity) if at the time of such acquisition the granting of a security interest therein or the pledge thereof is prohibited by any contract or other agreement (in each case, not created in contemplation thereof) to the extent and for so long as such contract or other agreement prohibits such security interest or pledge (excluding any prohibition or restriction that is ineffective under the UCC).

“Excluded Contribution” means the Net Proceeds actually received in cash by the Parent Borrower from and after the Closing Date to such date from any capital contributions to, or the sale of Equity Interests of, the Parent Borrower (other than (a) Disqualified Equity Interests, (b) Equity Interests issued or sold to a Restricted Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Parent Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination, (c) Equity Interests the Net Proceeds of which are used to repay long-term Indebtedness for borrowed money (other than revolving loans), (d) Specified Equity Contributions and (e) amounts that have previously been (or are simultaneously being) applied to the Available Amount).

“Excluded Equity Interest” means:

(a) margin stock,

(b) Equity Interests of any Person other than Holdings, any Borrower or any wholly-owned Material Subsidiary that is a Restricted Subsidiary directly owned by any Loan Party,

(c) Equity Interests of any Material Subsidiary that is a wholly-owned Foreign Subsidiary or CFC Holdco directly owned by any Loan Party in excess of 65% of such Material Subsidiary’s or CFC Holdco’s issued and outstanding Equity Interests,

(d) any Equity Interest to the extent the pledge thereof would be prohibited by any Law or contractual obligation (excluding any prohibition or restriction that is ineffective under the UCC),

(e) any Equity Interests with respect to which the Parent Borrower and the Administrative Agent have reasonably determined that the cost or other consequences (including material adverse Tax consequences) of pledging or perfecting a security interest in such Equity Interests are excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby,

(f) the Equity Interests of any Excluded Subsidiary (other than any Foreign Subsidiary or CFC Holdco), and

(g) any other Equity Interests that otherwise constitute Excluded Assets.

“Excluded Subsidiary” means:

(a) any Subsidiary that is not a wholly-owned Subsidiary of the Parent Borrower,

(b) any Foreign Subsidiary,

(c) any Domestic Subsidiary (i) that is a direct or indirect subsidiary of a Foreign Subsidiary or a CFC Holdco or (ii) that is a CFC Holdco,

(d) any Subsidiary, including any regulated entity that is subject to net worth or net capital or similar capital and surplus restrictions, that is prohibited or restricted by applicable Law, accounting policies or by contractual obligation existing on the Closing Date (or, with respect to any Subsidiary acquired by a Borrower or a Restricted Subsidiary after the Closing Date (and so long as such contractual obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired) from providing a Guaranty, or if such Guaranty would require governmental (including regulatory) or third party consent, approval, license or authorization (except to the extent that such consent, approval, license or authorization has been obtained),

(e) any special purpose securitization vehicle (or similar entity),

(f) any Captive Insurance Subsidiary,

(g) any not for profit Subsidiary,

(h) any Immaterial Subsidiary,

(i) any Unrestricted Subsidiary,

(j) any Restricted Subsidiary acquired with Indebtedness assumed pursuant to Section 6.01(g) to the extent such Restricted Subsidiary would be prohibited from providing the Guaranty, or consent would be required (that has not been obtained), pursuant to the terms of such Indebtedness,

(k) any Subsidiary with respect to which the Guaranty would result in material adverse Tax consequences as reasonably determined by the Parent Borrower, and

(l) any other Subsidiary with respect to which the Administrative Agent and the Parent Borrower reasonably agree that the burden or cost of providing the Guaranty shall outweigh the benefits to be obtained by the Lenders therefrom.

“Excluded Swap Obligation” means, with respect to any Loan Party, any obligation (a “Specified Swap Obligation”) to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guaranty of such Loan Party, or a grant by such Loan Party of a security interest, becomes effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guaranty or security interest becomes illegal.

“Excluded Taxes” means, with respect to any Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes or similar Taxes, in each case, imposed by the jurisdiction (i) under the laws of which such recipient is organized or in which its principal office is located or, the case of any Lender, in which its applicable lending office is located, or (ii) in which such recipient had a present or former connection (other than such connection arising solely from such recipient having executed, delivered, become party to, performed its obligations under, received a payment under or enforced, any Loan Document), (b) any branch profit Taxes imposed by the U.S. or any similar Tax imposed by any other jurisdiction in which a Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.19(b)), (i) any U.S. withholding Tax that is imposed on amounts payable to or for the account of such Foreign Lender pursuant to a law in effect on the date on which such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Borrower with respect to such withholding Tax pursuant to Section 2.17(a) and (ii) any Canadian withholding Tax arising as a result of a Foreign Lender (A) not dealing at arm’s length with a Loan Party within the meaning of the Canadian Tax Act or (B) being a “specified non-resident shareholder” of a Loan Party or a non-resident Person not dealing at arm’s length with a “specified shareholder” of a Loan Party, in each case, as defined in the Canadian Tax Act (other than where the non-arm’s length relationship arises, or where the Foreign Lender is a “specified shareholder”, or does not deal at arm’s length with a “specified shareholder”, in connection with or as a result of the Foreign Lender having become a party to, acquired a participating interest in, received or perfected a security interest under or received or enforced any rights under, a Loan Document), and (d) any Taxes attributable to such recipient’s failure to comply with Section 2.17(f) and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Indebtedness Refinancing” has the meaning set forth in the recitals hereto.

“Existing Letter of Credit” means any letter of credit previously issued that (a) will remain outstanding on and after the Closing Date and (b) is listed on Schedule 2.01(a).

“Existing Revolver Tranche” has the meaning set forth in Section 2.23(b).

“Existing Term Loan Tranche” has the meaning set forth in Section 2.23(a).

“Extended Revolving Commitments” has the meaning set forth in Section 2.23(b).

“Extended Term Loans” has the meaning set forth in Section 2.23(a).

“Extending Revolving Lender” has the meaning set forth in Section 2.23(c).

“Extending Term Lender” has the meaning set forth in Section 2.23(c).

“Extension” means the establishment of an Extension Series by amending a Loan pursuant to Section 2.23 and the applicable Extension Amendment.

“Extension Amendment” has the meaning set forth in Section 2.23(d).

“Extension Election” has the meaning set forth in Section 2.23(c).

“Extension Request” means any Term Loan Extension Request or a Revolver Extension Request, as the case may be.

“Extension Series” means any Term Loan Extension Series or a Revolver Extension Series, as the case may be.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreement entered into in connection with the implementation of such sections of the Code and any fiscal or regulatory legislation, rules or practices adopted thereunder.

“FCA” means the covenant set forth in Section 2.14.

“FCPA” has the meaning set forth in the definition of “Anti-Corruption Laws”.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by it.

“Fee Letter” means any fee letter executed by the Parent Borrower in connection with the Transactions on or prior to the date hereof.

“Financial Covenant” means the covenant set forth in Section 7.01.

“Financial Officer” means the chief financial officer, executive vice president of finance and administration, principal accounting officer, treasurer or controller of, unless otherwise noted, the Parent Borrower (or any other officer or director or similar Person acting in substantially the same capacity of the foregoing).

“First Lien Intercreditor Agreement” means an Intercreditor Agreement among the Agent and the authorized representative named therein for the lenders of any indebtedness secured on a pari passu basis with the Liens securing the Obligations, in form and substance reasonably acceptable to the Administrative Agent and Parent Borrower.

“First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Indebtedness secured by a Lien on any asset or property of the Borrowers or any other Loan Party that is not subordinated to the Liens securing the Obligations minus unrestricted cash and Cash Equivalents of PubCo, Holdings, the Parent Borrower and its Restricted Subsidiaries, as determined in accordance with GAAP to (b) Adjusted EBITDA for the most recently ended Test Period.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year, which shall end in, or around, each of March, June, September and December of each Fiscal Year.

“Fiscal Year” means the fiscal year of ~~the Parent Borrower~~PubCo for financial reporting purposes hereunder ending on or about December 31 of each calendar year.

“Fixed Amounts” has the meaning set forth in Section 1.03.

“Fixed Incremental Amount” has the meaning set forth in the definition of “Incremental Amount.”

“Flood Insurance Laws” means, collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Benefit Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is sponsored, maintained or contributed to by any Loan Party or any ERISA Affiliate.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the U.S., any state thereof or the District of Columbia; provided, that with respect to any Canadian withholding Tax contemplated in the definition of “Excluded Taxes,” “Foreign Lender” shall mean any Lender that is not resident in Canada or is deemed not to be resident in Canada for purposes of Part XIII of the Canadian Tax Act.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the U.S.

“Global Intercompany Note” means the Intercompany Note, dated as of the Closing Date, substantially in the form of Exhibit H executed by the Borrowers and each Restricted Subsidiary, as supplemented from time to time.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, commission, tribunal, department, supra-national body or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group” means the Parent Borrower and the Restricted Subsidiaries.

“Guarantee” of or by any Person means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation (including any monetary obligations under an operating lease) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation (including any monetary obligations under an operating lease) of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantor” means (a) ~~Holdings~~PubCo, (b) Holdings, (c) Parent Borrower, with respect to any other Borrower and (~~c~~d) (x) on the Closing Date, each Restricted Subsidiary of the Parent Borrower (other than any such Restricted Subsidiary that is an Excluded Subsidiary on the Closing Date) and (y) thereafter, each Restricted Subsidiary of the Parent Borrower that becomes a guarantor of the Obligations pursuant to the terms of this Agreement, in each case, until such time as the relevant Restricted Subsidiary is released from its obligations under the Guaranty in accordance with the terms and provisions hereof and the other Loan Documents. For avoidance of doubt, the Parent Borrower may, in its sole discretion, cause any Restricted Subsidiary that is a Domestic Subsidiary that is not required to be a Guarantor to ~~Guarantee the Obligations by causing~~cause such Restricted Subsidiary to execute a joinder to the Guaranty (substantially in the form provided therein), and thereafter any such Restricted Subsidiary that is a Domestic Subsidiary shall be a Guarantor hereunder for all purposes.

“Guaranty” means (a) the guaranty made by the Guarantors in favor of the Administrative Agent on behalf of the Secured Parties substantially in the form of Exhibit I, and (b) each other guaranty agreement and guaranty supplement delivered pursuant to Section 5.10 in substantially the form attached as Exhibit I or another form that is otherwise reasonably satisfactory to the Administrative Agent and the Parent Borrower.

“Hazardous Materials” means any material, substance or waste regulated pursuant to or that could give rise to liability under, or classified, characterized or regulated as “hazardous”, “toxic”, “radioactive” or a “pollutant” or contaminant under, Environmental Laws, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, and infectious or medical wastes.

“Holdings” has the meaning set forth in the preamble hereto (and shall include any Successor Holdings).

“IBA” has the meaning set forth in Section 2.14.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary of the Parent Borrower (other than any Additional Borrower), that for the most recently ended Test Period prior to such date, (a) the revenue of which does not exceed 5% of the revenue of the Parent Borrower and its Restricted Subsidiaries and (b) the gross assets of which (after eliminating intercompany obligations) does not exceed 5% or more of the Total Assets; provided, that for the most recently ended Test Period prior to such date, the combined (a) revenue of all Immaterial Subsidiaries shall not exceed 7.5% of the revenue of the Parent Borrower and its Restricted Subsidiaries and (b) gross assets of all Immaterial Subsidiaries (after eliminating intercompany obligations) shall not exceed 7.5% of the Total Assets.

“Increased Amount Date” has the meaning set forth in Section 2.20(a).

“Incremental Amount” means, at any time:

(a) the greater of $150,000,000 and 100% of Adjusted EBITDA (determined at the time of incurrence of such Indebtedness (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination) plus

(b) the aggregate principal amount of the sum of (i) voluntary prepayments of Term Loans and Incremental Equivalent Debt and/or permanent reductions of the Revolving Commitments or commitments in respect of any Incremental Equivalent Debt and (ii) the consideration paid in connection with any purchases of any Loans outstanding hereunder pursuant to Section 2.19(c) or Section 10.04(e) from time to time, in each case, by a Purchasing Borrower Party, except to the extent (x) such prepayments were funded with the proceeds of long-term Indebtedness (other than revolving credit facilities) or (y) such Term Loans or Incremental Equivalent Debt were incurred pursuant to the Ratio Incremental Amount (together with clause (a) above, the “Fixed Incremental Amount”, which shall be reduced by previously used amounts of the Fixed Incremental Amount for Incremental Facilities and Incremental Equivalent Debt) plus

(c) additional amounts if, after giving effect to the incurrence of any Incremental Facilities (which for this purpose will be deemed to include the full amount of any Incremental Facility assuming the full amount of such increase had been drawn and/or the full amount of such facility was drawn but excluding the cash proceeds thereof for the purposes of calculating such ratio) the Parent Borrower is in compliance, on a Pro Forma Basis, with a First Lien Net Leverage Ratio of not more than 5.00:1.00 (the “Ratio Incremental Amount”) as of the end of the most recent Test Period; provided that for purposes of this clause (c), if the proceeds of the relevant Incremental Facility will be applied to finance a Limited Condition Transaction, the Ratio Incremental Amount will be determined in accordance with Section 1.03; provided, further, that if the Parent Borrower incurs Indebtedness under an Incremental Facility using the Fixed Incremental Amount on the same date that it incurs Indebtedness using the Ratio Incremental Amount, the First Lien Net Leverage Ratio will be calculated without regard to any incurrence of Indebtedness under the Fixed Incremental Amount. It is understood and agreed that if the applicable incurrence test is satisfied on a Pro Forma Basis after giving effect to any Incremental Facility or Incremental Equivalent Debt in lieu thereof, such Incremental Facility or Incremental Equivalent Debt, as applicable, may be incurred under the Ratio Incremental Amount regardless of whether there is capacity under the Fixed Incremental Amount.

“Incremental Equivalent Debt” has the meaning set forth in Section 6.01(y).

“Incremental Facility” means any facility established by the Lenders pursuant to Section 2.20.

“Incremental Facility Activation Notice” means a notice substantially in the form of Exhibit C.

“Incremental Facility Agreement” means an incremental facility agreement in form and substance reasonably satisfactory to the Administrative Agent and the Parent Borrower, among the applicable Borrowers, the Administrative Agent and one or more Incremental Term Lenders and/or Incremental Revolving Lenders.

“Incremental Loans” has the meaning set forth in Section 2.20(a).

“Incremental Revolving Commitment” means the additional revolving commitments under this Agreement, of any Lender, established pursuant to Section 2.20, to make Incremental Revolving Loans (and other revolving credit exposure available) to a Borrower.

“Incremental Revolving Facilities” has the meaning set forth in Section 2.20(a).

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loans” has the meaning set forth in Section 2.20(a).

“Incremental Term Facility” has the meaning set forth in Section 2.20(a).

“Incremental Term Lender” means each Lender which holds an Incremental Term Loan.

“Incremental Term Loans” has the meaning set forth in Section 2.20(a).

“Incurrence-Based Amounts” has the meaning set forth in Section 1.03.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (d) all obligations of such Person in respect of the deferred purchase price of property (excluding (i) trade payables, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (iii) expenses accrued in the ordinary course of business and (iv) obligations resulting from take-or-pay contracts entered into in the ordinary course of business) which purchase price is due more than six (6) months after the date of placing such property in service or taking delivery of title thereto; (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that the amount of such Indebtedness will be the lesser of (i) the fair market value of such asset as determined by such Person in good faith on the date of determination and (ii) the amount of such Indebtedness of other Persons; (f) all Capital Lease Obligations of such Person; (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, bankers’ acceptances or other similar instruments; (h) all obligations of such Person in respect of mandatory redemption or cash mandatory dividend rights on Disqualified Equity Interests; (i) all obligations of such Person under any Swap Agreement; (j) to the extent not otherwise included, Indebtedness or other similar obligations (including, if applicable, net investment amounts) pursuant to any Permitted Receivables Facility; and (k) all Guarantees by such Person in respect of the foregoing clauses (a) through (j); provided that, solely for purposes of determining compliance with Section 7.01, Indebtedness shall not include Escrow Debt until such time as the proceeds of such Escrow Debt have been released from the applicable escrow account. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of the obligations of the Parent Borrower or any Subsidiary in respect of any Swap Agreement shall, at any time of determination and for all purposes under this Agreement, be the maximum aggregate amount (giving effect to any netting agreements) that the Parent Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time giving effect to current market conditions notwithstanding any contrary treatment in accordance with GAAP. For purposes of clarity and avoidance of doubt, any joint and several Tax liabilities arising by operation of consolidated return, fiscal unity or similar provisions of applicable Law shall not constitute Indebtedness for purposes hereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.03(b).

“Information” has the meaning set forth in Section 10.12.

“Information Memorandum” means the Confidential Information Memorandum, dated as of May 9, 2019 relating to the Parent Borrower and the Transactions.

“Initial Investors” means the JAB Affiliates and any existing co-investor in JAB Beech Inc.

“Insolvent” with respect to any Multiemployer Plan, means the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property” has the meaning set forth in Section 3.05(b).

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each Fiscal Quarter, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1~~), two (2~~), three (3) or six (6) months thereafter (or any such shorter period, including one (1) week), as the applicable Borrower may elect or twelve (12) months if requested by the applicable Borrower and available to all applicable Lenders, provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, in relation to the LIBO Rate, the rate which results from interpolating on a linear basis between:

(a) the applicable LIBO Rate for the longest period (for which that LIBO Rate is available) which is less than the Interest Period of that Loan; and

(b) the applicable LIBO Rate for the shortest period (for which that LIBO Rate is available) which exceeds the Interest Period of that Loan,

each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.

“Investment” has the meaning set forth in Section 6.04.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and equal to or higher than BBB- (or the equivalent) by S&P or, if the applicable instrument is not then rated by Moody’s or S&P, an equivalent rating by any other rating agency.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the International Chamber of Commerce, Publication No. 590 (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means (a) MUFG, (b) any other Revolving Lender that is appointed as an Issuing Bank in accordance with Section 2.05(i) and (c) solely with respect to any Existing Letter of Credit (and any amendment, renewal or extension thereof in accordance with this Agreement), the Lender or Affiliate of a Lender that issued such Existing Letter of Credit. Each Issuing Bank may, in its sole and absolute discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank. In the event an Affiliate or other Revolving Lender issues a Letter of Credit hereunder under the terms of the foregoing sentence, the term “Issuing Bank” shall include any such Affiliate or Revolving Lender with respect to Letters of Credit issued by such Affiliate or Revolving Lender, as applicable. Notwithstanding the foregoing, no Issuing Bank shall be required to issue Letters of Credit if after giving effect thereto, such Issuing Bank’s Revolving Exposure would exceed its Revolving Commitment.

“JAB Affiliate” means (i) any JAB Entity and (ii) any Person that (a) is organized by a JAB Entity or an Affiliate of a JAB Entity, and (b), directly or indirectly, is Controlled by the JAB Entities, but excluding any operating portfolio companies of the foregoing.

“JAB Entity” means each of JAB Holding Company S.à r.l and JAB Consumer Fund SCA SICAR.

“Junior Indebtedness” means Junior Lien Indebtedness and any Indebtedness of the Parent Borrower or any Restricted Subsidiary that is by its terms subordinated or required to be subordinated in right of payment to any of the Obligations.

“Junior Indebtedness Documents” means the documentation governing any Junior Indebtedness.

“Junior Lien Indebtedness” means any Indebtedness of the Parent Borrower or any Restricted Subsidiary that is secured by a security interest on the Collateral that is expressly junior or subordinated to the Lien securing the Obligations.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or commitment hereunder at such time, including the latest maturity or expiration date of any then-existing Term Loan, Incremental Term Loan, Specified Refinancing Term Loan, Extended Term Loan, Revolving Commitment, Incremental Revolving Commitment, Specified Refinancing Revolving Commitment, Extended Revolving Commitment, Refinancing Note or Refinancing Loan.

“Laws” means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LCT Election” has the meaning set forth in Section 1.03.

“LCT Test Date” has the meaning set forth in Section 1.03.

“Lenders” means (a) for all purposes, the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Incremental Facility Agreement or an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise and (b) for purposes of the definitions of “Swap Obligations,” “Deposit Obligations” and “Secured Parties” only, shall include any Person who was a Lender or an Affiliate of a Lender at the time such Person entered into a Swap Obligation or Deposit Obligation with any Loan Party or any Restricted Subsidiary, and any Person who became a Lender or an Affiliate of a Lender on the Closing Date and had outstanding Swap Obligations or Deposit Obligations on the Closing Date with any Loan Party or any Restricted Subsidiary, in each case, even though, at a later time of determination, such Person or such Person’s Affiliate no longer holds any Commitments or Loans hereunder. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender. As a result of clause (b) of this definition, the Swap Obligations and Deposit Obligations owed to a Lender or its Affiliates shall continue to be Swap Obligations and Deposit Obligations, respectively, entitled to share in the benefits of the Collateral and each Guaranty as herein provided, even though such Lender or such Lender’s Affiliate ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise.

“Letter of Credit” means any letter of credit issued (or, in the case of an Existing Letter of Credit, deemed to be issued) pursuant to this Agreement.

“Letter of Credit Facility Amount” has the meaning set forth in Section 2.05(b).

“LIBO Rate” has the meaning set forth in the definition of “Adjusted LIBO Rate.”

“Lien” means any mortgage, pledge, security interest, encumbrance, hypothecation, lien or charge of any kind in the nature of security or any other agreement or arrangement having a similar effect (including any conditional sale agreement, title retention agreement or lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Acquisition” means any Permitted Acquisition or permitted Investment in any assets, business or Person, in each case, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Limited Condition Transactions” means (a) any Limited Condition Acquisition and (b) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Loan Documents” means this Agreement, the Guaranty, the Security Documents that create or purport to create a Lien or Guarantee in favor of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties, any Acceptable Intercreditor Agreement, any promissory note delivered pursuant to Section 2.09(e) and any other document or instrument designated by the Parent Borrower and the Administrative Agent as a “Loan Document.”

“Loan Modification” shall have the meaning specified in the third paragraph of Section 10.02(b).

“Loan Obligations” means all obligations, indebtedness, and liabilities of the Loan Parties, or any one of them, to the Administrative Agent, the Collateral Agent and the Lenders arising pursuant to any of the Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of the Loan Parties to repay the Loans and the LC Disbursements, interest on the Loans and LC Disbursements, and all fees, costs, and expenses (including reasonable attorneys’ fees and expenses) provided for in the Loan Documents including without limitation interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any proceeding under any debtor relief law, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding.

“Loan Parties” means, collectively, PubCo, Holdings, the Borrowers and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means New York time.

“Market Intercreditor Agreement” means an intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of liens or arrangements relating to the distribution of payments, as applicable, at the time the intercreditor agreement is proposed to be established in light of the type of Indebtedness subject thereto.

“Master Amendment No. 1” means that certain Master Amendment No. 1, dated as of July 8, 2021, by and among Holdings, the Parent Borrower, the other Loan Parties party thereto, the lenders party thereto and the Administrative Agent.

“Material Adverse Effect” means a material and adverse effect on (i) the business, assets, financial condition or results of operations of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the rights of or remedies available to the Administrative Agent, the Collateral Agent, the Issuing Bank, the Swingline Lender or any of the Lenders, taken as a whole, under any Loan Document or (iii) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit but including, without limitation, obligations calculated on a mark to market basis in respect of one or more Swap Agreements) of any one or more of the Parent Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding the Threshold Amount.

“Material Real Property” means (i) any real property owned as of the Closing Date with a fair market value in excess of $5,000,000 as reasonably determined by the Parent Borrower as of the Closing Date and set forth on Schedule 1.01, (ii) any fee-owned real property located in the U.S. and acquired after the Closing Date by any Loan Party with a fair market value in excess of $5,000,000 as reasonably determined by the Parent Borrower at the time of acquisition and (iii) any fee-owned real property located in the U.S. owned by an entity that becomes a Loan Party after the Closing Date with a fair market value in excess of $5,000,000 as reasonably determined by the Parent Borrower on the date on which such entity becomes a Loan Party.

“Material Subsidiary” means a Restricted Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means the Revolving Maturity Date and Term Loan Maturity Date, as applicable.

“Maximum Rate” has the meaning set forth in Section 10.13(a).

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Mortgaged Properties” has the meaning specified in clause (e) of the definition of “Collateral and Guarantee Requirement.”

“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent for the benefit of the Secured Parties in form and substance reasonably satisfactory to the Collateral Agent, including such modifications as may be required by local laws and any other deeds of trust, trust deeds, hypothecs or mortgages executed and delivered pursuant to Sections 5.10 and 5.15.

“Multiemployer Plan” means any Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“MUFG” means MUFG Bank, Ltd. (formerly known as The Bank of Tokyo – Mitsubishi UFJ, Ltd.).

~~“Narrative Report” means, with respect to the financial statements in respect of which it is delivered, a customary management discussion and analysis describing the operations of the Parent Borrower and its Restricted Subsidiaries for the relevant Fiscal Quarter or Fiscal Year and for the period from the beginning of the then-current Fiscal Year to the end of the period to which the relevant financial statements relate.~~

“Net Proceeds” means, with respect to any Prepayment Event (or, for purposes of the Available Amount, the issuance of Equity Interests) (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all fees and out-of-pocket expenses (including underwriting discounts, investment banking fees, commissions, collection expenses and other customary transaction costs) paid or reasonably estimated to be payable by the Parent Borrower and the Restricted Subsidiaries in connection with such event, (ii) in the case of a Disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the principal amount, premium or penalty, if any, interest, breakage, costs and other amounts on any Indebtedness (other than (A) Indebtedness under the Loan Documents and (B) in the case of any Incremental Equivalent Debt and any Refinancing Notes that are secured on an equal and ratable basis with the Obligations, any amounts in excess of the ratable portion (based on the then outstanding Term Loan Classes and any then outstanding Incremental Equivalent Debt and Refinancing Notes that are secured by Collateral on an equal and ratable basis with the Obligations) of such Incremental Equivalent Debt and Refinancing Notes) subject to mandatory prepayment as a result of such event, (iii) in the case of any Disposition, casualty, condemnation or similar event by a non-wholly owned Restricted Subsidiary, the pro-rata portion of the Net Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of the Parent Borrower or a wholly owned Restricted Subsidiary as a result thereof, (iv) the amount of all Taxes paid (or reasonably estimated to be payable) by the Parent Borrower and the Restricted Subsidiaries, and (v) the amount of any reserves established by the Parent Borrower and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case, that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Parent Borrower).

“Non-Consenting Lender” has the meaning set forth in Section 2.19(b).

“Non-Loan Party Cap” means $35,000,000.

“Non-Loan Party Indebtedness” means Indebtedness incurred pursuant to Sections 6.01(ee) by Restricted Subsidiaries that are not Loan Parties organized under the laws of the U.S., any state thereof or the District of Columbia.

“Not Otherwise Applied” means, with reference to any amount of Net Proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.11, and (b) was not previously (and is not concurrently being) applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was or is (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose.

“Obligations” means all Loan Obligations, the Swap Obligations, all Erroneous Payment Subrogation Rights and all Deposit Obligations.

“OFAC” has the meaning set forth in the definition of “Sanctions”.

“Other Taxes” means any and all present or future stamp or documentary Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are described in clause (a)(ii) of the definition of Excluded Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Parent Borrower” has the meaning set forth in the preamble hereto.

“Parent Company” means (a) ~~Holdings~~PubCo and (b) ~~any other Person of which the Parent Borrower is an indirect Subsidiary~~Holdings.

“Participant” has the meaning set forth in Section 10.04(c)(i).

“Participant Register” has the meaning set forth in Section 10.04(c)(ii).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to the EMU.

“Patriot Act” has the meaning set forth in Section 10.18.

“Payment Recipient” has the meaning assigned to it in Section 9.13(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Perfection Requirements” means the filing of appropriate UCC financing statements with the office of the Secretary of State of the state of organization of each Loan Party, the filing of appropriate assignments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Material Real Property constituting Collateral, if any, in each case, in favor of the Collateral Agent for the benefit of the Secured Parties and the delivery to the Collateral Agent of any stock certificate or promissory note required to be delivered pursuant to the applicable Loan Documents, together with instruments of transfer executed in blank.

“Permitted Acquisition” has the meaning set forth in Section 6.04(l).

“Permitted Holders” means (a) the Initial Investors and (b) any Person with which one or more of the Initial Investors form a “group” (within the meaning of Section 14(d) of the Exchange Act), so long as in the case of this clause (b), the Initial Investors own more than 50% of the relevant voting stock owned by such group.

“Permitted Ratio Debt” means Indebtedness subject to the following conditions: (a) if such Permitted Ratio Debt shall be secured by a security interest in the Collateral, such Indebtedness shall be subject to an Acceptable Intercreditor Agreement; (b) no Permitted Ratio Debt shall mature prior to the then applicable Latest Maturity Date or have a weighted average life to maturity that is less than the weighted average life to maturity of the Term Loans; (c) such Permitted Ratio Debt shall have terms, including pricing (including interest, fees and premiums), optional prepayment and redemption terms, as may be agreed to by the Parent Borrower and the lenders party thereto, (d) except with respect to Permitted Ratio Debt constituting Non-Loan Party Indebtedness, the Permitted Ratio Debt may not have borrowers, issuers, guarantors or other obligors or security in any case more extensive than the Credit Facilities; (e) if such Indebtedness is secured by the Collateral of the Loan Parties on a pari passu basis to the Credit Facilities, the First Lien Net Leverage Ratio is equal to or less than 5.00:1.00 on a Pro Forma Basis; (f) if such Indebtedness is secured by the Collateral of the Loan Parties on a junior basis to the Credit Facilities the Secured Net Leverage Ratio is equal or less than 5.00:1.00 on a Pro Forma Basis; (g) if such Indebtedness is unsecured, the Total Net Leverage Ratio is equal or less than 5.00:1.00 on a Pro Forma Basis; provided that, if the proceeds of the Permitted Ratio Debt will be applied to finance a Limited Condition Acquisition, compliance with clauses (e) – (g) shall be determined in accordance with Section 1.03; provided, further, that clause (b) above shall not apply to any bridge facility on customary terms if the long-term indebtedness that such bridge facility is to be converted into satisfies the maturity restrictions in such clause.

“Permitted Receivables Facility” means any program for the transfer by the Parent Borrower or any of its Restricted Subsidiaries (other than the Receivables Subsidiary), to any buyer, purchaser or lender of interests in accounts receivable (including any Subsidiary of the Parent Borrower).

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to refinance, replace, defease or refund (collectively, to “Refinance” or a “Refinancing”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated with such Permitted Refinancing Indebtedness), except as otherwise permitted under Section 6.01, (b) the final maturity date of such Permitted Refinancing Indebtedness is no earlier than the final maturity date of the Indebtedness being refinanced and the Permitted Refinancing Indebtedness shall not have a weighted average life to maturity that is less than the weighted average life to maturity of the Indebtedness being refinanced thereby, (c) if the original Indebtedness being Refinanced is by its terms subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole (as determined by the Parent Borrower in good faith), (d) no Permitted Refinancing Indebtedness shall have obligors or contingent obligors that were not obligors or contingent obligors (or that would not have been required to become obligors or contingent obligors) in respect of the Indebtedness being Refinanced except to the extent permitted under Section 6.04 and (e) if the Indebtedness being Refinanced is (or would have been required to be) secured by any collateral of a Loan Party (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral on terms no less favorable, taken as a whole, to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole (as determined by the Parent Borrower in good faith); provided, further, that clause (b) above shall not apply to any bridge facility on customary terms if the long-term indebtedness that such bridge facility is to be converted into satisfies the maturity restrictions in such clause.

“Permitted Sale-Leaseback Transactions” has the meaning set forth in Section 6.05(e).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Loan Party or, with respect to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA only, any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” means IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform.

“Prepayment Event” means:

(a) any Disposition (including pursuant to a sale and leaseback transaction, other than any Permitted Sale-Leaseback Transaction) of any asset of the Parent Borrower or any Restricted Subsidiary made outside the ordinary course of business under Sections 6.05(m) or (s);

(b) any casualty or other damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Parent Borrower or any Restricted Subsidiary; or

(c) any incurrence or issuance by the Parent Borrower or any Restricted Subsidiary of (x) any Indebtedness other than the Indebtedness permitted under Section 6.01 or (y) any Refinancing Notes, any Specified Refinancing Term Loans or any Refinancing Loans.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Prior Assets” means assets comprising a division or branch of the Parent Borrower or a Restricted Subsidiary disposed of in a transaction in accordance with this Agreement which would not make the seller a “Prior Company.”

“Prior Company” means any Restricted Subsidiary all of whose Equity Interests, or all or substantially all of whose assets have been disposed of, in a transaction in accordance with this Agreement.

“Prior Target” means all Targets acquired or whose assets have been acquired in a transaction permitted by Section 6.04.

“Pro Forma Basis”, “Pro Forma Compliance” or “Pro Forma Effect” means, with respect to any proposed Specified Transaction or other transaction requiring the calculation of a financial metric on a Pro Forma Basis, such financial metric calculated: (a) for the most recent four (4) Fiscal Quarter period then ended on a pro forma basis as if such Specified Transaction or other transaction as applicable, had occurred as of the first day of such period, (b) to include any Indebtedness incurred, assumed or repaid in connection therewith (assuming, to the extent such Indebtedness bears interest at a floating rate, the rate in effect at the time of calculation for the entire period of calculation) as if such indebtedness was incurred, assumed or repaid on the first day of such period, (c) based on the assumption that any sale of Subsidiaries or lines of business which occurred during such period occurred on the first day of such period, and (d) with respect to an acquisition or investment, as if the Target were a “Prior Target” for purposes of calculating Adjusted EBITDA.

“Pro Forma Financial Statements” has the meaning set forth in Section 4.01(h).

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975(c)(1) of the Code.

“PubCo” has the meaning set forth in the preamble hereto (and shall include any Successor PubCo).

“Public Company Costs” means charges associated with, in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, similar requirements of Law under other jurisdictions), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, disbursements, charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees.

“Purchasing Borrower Party” means ~~Holdings~~PubCo or any of its Subsidiaries that becomes an assignee pursuant to Section 10.04(e).

“QFC Credit Support” has the meaning set forth in Section 10.22.

“Qualified Equity Interests” means any Equity Interest of a Person that is not a Disqualified Equity Interest.

~~“Qualifying IPO” means the issuance and sale <by the Parent Borrower or any >Parent Company of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act or any analogous filing under the securities laws of any jurisdiction other than the U.S. (whether alone or in connection with a secondary public offering).~~

“Quarterly Financial Statements” means the unaudited consolidated balance sheets and related statements of income and cash flows of the Parent Borrower as of the last day of and for each subsequent Fiscal Quarter after the most recent Annual Financial Statements (other than the fourth quarter of any Fiscal Year) ended at least forty-five (45) days prior to the Closing Date.

“Ratio Incremental Amount” has the meaning set forth in the definition of “Incremental Amount.”

“Receivables Subsidiary” means the special purpose entity established as a “bankruptcy remote” Subsidiary of the Parent Borrower for the purpose of acquiring accounts receivable under any Permitted Receivables Facility, which shall engage in no operations or activities other than those related to such Permitted Receivables Facility.

“Refinance” or “Refinancing” has the meaning set forth in the definition of “Permitted Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Borrowers, the Administrative Agent and the Lenders providing Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with Section 2.22.

“Refinancing Loan Agreements” means, collectively, the loan agreements, credit agreements or other similar agreements pursuant to which any Refinancing Loans are incurred, together with all instruments and other agreements in connection therewith, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent permitted under the terms of the Loan Documents.

“Refinancing Loans” means loans under credit or loan agreements that are (a) senior or subordinated and unsecured or (b) secured by the Collateral of the Loan Parties on a pari passu or junior basis to the Credit Facilities, incurred in respect of a refinancing of outstanding Indebtedness of the Borrowers under the Credit Facilities; provided that, (i) if such Refinancing Loans shall be secured by a security interest in the Collateral, then such Refinancing Loans shall be incurred subject to an Acceptable Intercreditor Agreement; (ii) no Refinancing Loans shall mature prior to the final maturity date of the Indebtedness being refinanced, or have a weighted average life to maturity that is less than the weighted average life to maturity of the Indebtedness being refinanced thereby; (iii) the borrower of the Refinancing Loans shall be the applicable Borrower with respect to the Indebtedness being refinanced; (iv) such Refinancing Loans shall subject to clause (ii) above have pricing (including interest, fees and premiums), optional prepayment and redemption terms as may be agreed to by the Parent Borrower and the lenders party thereto; (v) the other terms and conditions (excluding those referenced in clauses (ii) and (iv) above) of such Refinancing Loans shall either (x) be substantially identical to, or (taken as a whole) no more favorable to the lenders providing such Refinancing Loans than, those applicable to the Loans being refinanced or replaced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date of the relevant Loans or commitments existing at the time of such refinancing or replacement) or (y) reflective of market terms and conditions at the time of incurrence thereof, in each case, as determined in good faith by the Parent Borrower (except for covenants or other provisions applicable only to periods after the Latest Maturity Date of the relevant Loans or commitments existing at the time of such refinancing or replacement); (vi) the Refinancing Loans may not have guarantors, obligors or security in any case more extensive than that which applied to the applicable Loans being so refinanced; and (vii) the Net Proceeds of such Refinancing Loans shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans under the applicable Class of Loans being so refinanced in accordance with Section 2.11.

“Refinancing Notes” means one or more series of (a) senior or subordinated and unsecured notes or (b) senior secured notes secured by the Collateral of the Loan Parties (x) on an equal and ratable basis with the Credit Facilities or (y) on a junior basis to the Credit Facilities (to the extent then secured by such Collateral), in each case, issued in respect of a refinancing of outstanding Indebtedness of Borrowers under the Credit Facilities; provided that, (i) if such Refinancing Notes shall be secured by a security interest in the Collateral, then such Refinancing Notes shall be issued subject to an Acceptable Intercreditor Agreement; (ii) no Refinancing Notes shall mature prior to the date that is after the final maturity date of, or have a weighted average life to maturity that is less than the weighted average life to maturity of, in each case, the Indebtedness being refinanced; (iii) no Refinancing Notes shall be subject to any amortization prior to the final maturity thereof, or be subject to any mandatory redemption or prepayment provisions or rights (except customary assets sale or change of control provisions); (iv) such Refinancing Notes shall have pricing (including interest, fees and premiums), optional prepayment and redemption terms as may be agreed to by the Parent Borrower and the lenders party thereto; (v) the other terms and conditions (excluding those referenced in clauses (ii) and (iv) above) of such Refinancing Notes shall be either (x) substantially identical to, or (taken as a whole) no more favorable to the lenders providing such Refinancing Notes than, those applicable to the Loans or commitments being refinanced or replaced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date of the relevant Loans or commitments existing at the time of such refinancing or replacement) or (y) reflective of market terms and conditions at the time of incurrence or issuance thereof, in each case, as determined in good faith by the Parent Borrower (except for covenants or other provisions applicable only to periods after the Latest Maturity Date of the relevant Loans or commitments existing at the time of such refinancing or replacement); (v) the Refinancing Notes shall not have security in any case more extensive than that which applied to the applicable Indebtedness being so refinanced and shall not have obligors or contingent obligors that were not obligors or contingent obligors (or that would not have been required to become obligors or contingent obligors) in respect of the Indebtedness being refinanced; and (vi) the Net Proceeds of such Refinancing Notes shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Term Loans under the applicable Class of Term Loans being so refinanced in accordance with Section 2.11.

“Refinancing Notes Indentures” means, collectively, the indentures or other similar agreements pursuant to which any Refinancing Notes are issued, together with all instruments and other agreements in connection therewith, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent permitted under the terms of the Loan Documents.

“Register” has the meaning set forth in Section 10.04(b)(v).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transactions under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar or euro-for-euro exchange, as applicable, therefor pursuant to an exchange offer registered with the SEC.

“Related Business” means any business which is the same as or related, ancillary or complementary to, or a reasonable extension or expansion of, any of the businesses of the Parent Borrower and its Restricted Subsidiaries on the Closing Date.

“Related Business Assets” means any property, plant, equipment or other assets (excluding assets that are qualified as current assets under GAAP) to be used or useful by the Parent Borrower or a Restricted Subsidiary in a Related Business or capital expenditures relating thereto.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers and employees of such Person and such Person’s Affiliates.

“Reportable Event” means any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Pension Plan.

“Required Lenders” means, at any time, Lenders having more than 50% of the sum of (a) the total Revolving Exposures, (b) the Term Loans, (c) the unused Term Commitments and (d) the unused Total Revolving Commitments; provided that with respect to the determination of Required Lenders, (x) the Loans and unused Commitments held or deemed held by any Defaulting Lender shall be excluded and (y) the Loans of any Affiliated Lender shall, in each case, be excluded unless the action in question (I) affects such Affiliated Lender in a disproportionately adverse manner than its effect on the other Lenders of the same Class and/or (II) deprives such Affiliated Lender of its pro rata share of any payment to which the Lenders of the same Class are entitled.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, any vice president, any Financial Officer or secretary or director or similar Person of the Parent Borrower (or such other entity to which such reference relates) or any other person designated by the board of directors or managing officers, respectively, in a resolution.

“Restricted Indebtedness” has the meaning set forth in Section 6.06(b).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in PubCo, Holdings, the Parent Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in PubCo, Holdings, the Parent Borrower or any Restricted Subsidiary.

“Restricted Subsidiaries” means the Subsidiary Loan Parties and each other Subsidiary of any Borrower that is not an Unrestricted Subsidiary.

“Revolver Extension Request” has the meaning set forth in Section 2.23(b).

“Revolver Extension Series” has the meaning set forth in Section 2.23(b).

“Revolving Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04, (c) as established or increased from time to time pursuant to an Incremental Facility Agreement, (d) as established from time to time pursuant to a Refinancing Amendment and (e) as established from time to time pursuant to an Extension Amendment. The amount of each Lender’s Revolving Commitment as of the Closing Date is set forth on Schedule 2.01. The aggregate amount of the Lenders’ Revolving Commitments as of the Closing Date is $300,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans at such time, plus (b) such Lender’s LC Exposure at such time, plus (c) such Lender’s Swingline Exposure at such time.

“Revolving Facility” means the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender” means, as of any date of determination, each Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(b), an Incremental Revolving Loan made under the Revolving Facility or any Loan made pursuant to any Extended Revolving Commitments, as the context may require.

“Revolving Maturity Date” means the date that is five (5) years from the Closing Date or, with respect to any Extended Revolving Commitments, the final maturity date applicable thereto as specified in the applicable Extension Request accepted by the respective Lender or Lenders.

“S&P” means Standard & Poor’s Financial Services, LLC, or any successor to the ratings agency business thereof.

“Sanctioned Country” means, at any time, a country or territory which is itself or whose government is the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea~~, Sudan~~ and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person, located, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more or controlled by any such Person or Persons referred to in clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” means an Intercreditor Agreement among the Agent and the authorized representative named therein for the lenders of any indebtedness secured on a junior basis with the Liens securing the Obligations, in form and substance reasonably acceptable to the Administrative Agent and the Parent Borrower.

“Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Indebtedness secured by a Lien on any asset or property of the Borrowers or any other Loan Party minus unrestricted cash and Cash Equivalents of PubCo, Holdings, the Parent Borrower and its Restricted Subsidiaries as determined in accordance with GAAP to (b) Adjusted EBITDA for the most recently ended Test Period.

“Secured Parties” means the (a) Administrative Agent, (b) the Collateral Agent, (c) the Lenders, (d) the Issuing Banks, (e) each provider of arrangements the obligations under which constitute Deposit Obligations and (f) each counterparty to any Swap Agreement the obligations under which constitute Swap Obligations.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means that certain Pledge and Security Agreement, dated the date hereof, among the Loan Parties and the Collateral Agent, substantially in the form of Exhibit J.

“Security Documents” means the Security Agreement and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.10 to secure any of the Obligations.

“Specified Equity Contribution” means any cash contribution to the Qualified Equity Interests or other equity (such other equity to be on terms reasonably satisfactory to the Administrative Agent) of the Parent Borrower and/or any purchase or investment in an Equity Interest of the Parent Borrower the proceeds of which are used solely in accordance with Section 8.02.

“Specified Refinancing Debt” has the meaning set forth in Section 2.22(a).

“Specified Refinancing Revolving Commitments” means Specified Refinancing Debt constituting revolving commitments.

“Specified Refinancing Revolving Loans” means Specified Refinancing Debt constituting revolving loans.

“Specified Refinancing Term Loans” means Specified Refinancing Debt constituting term loans.

“Specified Swap Obligation” has the meaning specified in the definition of “Excluded Swap Obligation.”

“Specified Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition, any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrowers, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Borrowers or a Restricted Subsidiary, in each case, whether by merger, consolidation, amalgamation or otherwise, or any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), Restricted Payment, Subsidiary designation, Incremental Term Facility, Incremental Revolving Facility or other event that by the terms of this Agreement requires Adjusted EBITDA or a financial ratio or test to be calculated on a “Pro Forma Basis.”

“Stock Certificates” has the meaning set forth in the last paragraph of Section 4.01.

“Subject Party” has the meaning set forth in Section 2.17(i)(ii).

“Subject Person” has the meaning set forth in the definition of “Consolidated Net Income.”

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means, unless otherwise specified, any subsidiary of the Parent Borrower.

“Subsidiary Loan Party” means each Restricted Subsidiary that has become a party to the Guaranty.

“Successor Holdings” has the meaning set forth in Section 6.12.

“Successor PubCo” has the meaning set forth in Section 6.12.

“Supported QFC” has the meaning set forth in Section 10.22.

“Swap Agreement” means any agreement with respect to any swap, cap, collar, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current, former or future directors, officers, members of management, employees or consultants of the Parent Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means all obligations, indebtedness, and liabilities (other than Excluded Swap Obligations) of the Group, or any member of the Group, to any Lender or any Affiliate of any Lender which arise pursuant to any Swap Agreements with the Group, or any member of the Group, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, all fees, costs, and expenses (including reasonable attorneys’ fees and expenses) provided for in such Swap Agreements.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage thereof.

“Swingline Lender” means Citi and/or any other Revolving Lender who is reasonably acceptable to the Parent Borrower and the Administrative Agent that agrees in writing to act as the Swingline Lender hereunder, in each case, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Target” means the Person that is to be acquired, in whose Equity Interests an Investment is to be made or whose (or whose business unit’s, line’s or division’s) assets are to be acquired in an acquisition permitted by clauses (k), (l), (q), (s), (v), (z), (cc), (dd) or (ee) of Section 6.04.

“Taxes” means all present or future taxes, levies, imposts, duties (including customs, stamp or mortgage duties), deductions, charges or withholdings (including backup withholdings) imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Term Loans hereunder, expressed as an amount representing the maximum principal amount of the Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04, (c) established or increased from time to time pursuant to an Incremental Facility Agreement and (d) as established from time to time pursuant to an Extension Amendment. The initial amount of each Lender’s Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or Incremental Facility Agreement pursuant to which such Lender shall have assumed its Term Commitment, as applicable. The initial aggregate amount of the Lenders’ Term Commitments is $700,000,000.

“Term Facility” means the Term Commitments and the extensions of credit made thereunder.

“Term Lender” means, as of any date of determination, each Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan Maturity Date” means the date that is five (5) years from the Closing Date or, with respect to any applicable Extended Term Loans, the final maturity date applicable thereto as specified in the applicable Extension Request accepted by the respective Lender or Lenders.

“Term Loan Extension Request” has the meaning set forth in Section 2.23(a).

“Term Loan Extension Series” has the meaning set forth in Section 2.23(a).

“Term Loans” means a Loan made pursuant to clause (a) of Section 2.01, an Incremental Term Loan, Specified Refinancing Term Loan or an Extended Term Loan, as the context may require.

“Test Period” means, for any date of determination under this Agreement, the latest four (4) consecutive Fiscal Quarters of ~~the Parent Borrower~~PubCo ending on or prior to such date for which financial statements have been (or were required to have been) delivered pursuant to Section 5.01(a) or (b); provided, further, that for the purposes of the Financial Covenant, Test Period shall mean the latest four (4) consecutive Fiscal Quarters of ~~the Parent Borrower~~PubCo ending on such date.

“Threshold Amount” means $50,000,000.

“Total Assets” means, at any time, the total assets of PubCo, Holdings, the Parent Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the then most recent balance sheet of ~~the Borrowers~~PubCo.

“Total Indebtedness” means, at the time of determination, the sum of the following determined for PubCo, Holdings, the Parent Borrower and the Restricted Subsidiaries, on a consolidated basis (without duplication) in accordance with GAAP: (a) all obligations for borrowed money; plus (b) all Capital Lease Obligations and purchase money indebtedness; plus (c) unreimbursed obligations in respect of drawn letters of credit, bankers acceptances or similar instruments (provided that cash collateralized amounts under drawn letters of credit, bankers acceptances and similar instruments shall not be counted as Total Indebtedness); provided that Total Indebtedness shall not include Indebtedness in respect of (i) unreimbursed obligations in respect of drawn letters of credit until five (5) days after such amount is drawn, (ii) obligations under Swap Agreements and (iii) if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such Indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of unrestricted cash.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Indebtedness minus unrestricted cash and Cash Equivalents of PubCo, Holdings, the Parent Borrower and its Restricted Subsidiaries as determined in accordance with GAAP to (b) Adjusted EBITDA for the most recently ended Test Period.

“Total Revolving Commitments” means, at any time, the aggregate of the Revolving Commitments of all Lenders (or their respective Affiliates) at such time.

“Transactions” means:

(a) the execution and delivery of this Agreement and the other Loan Documents and the funding of the Loans on the Closing Date;

(b) the Existing Indebtedness Refinancing; and

(c) the transactions related to the foregoing, including the payment of all fees, costs and expenses incurred in connection with the transactions described in the foregoing provisions of this definition.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undisclosed Administration” means in relation to a Lender or a parent company of such Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or parent company, as the case may be, is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed

“Unrestricted Subsidiaries” means each Subsidiary of the Parent Borrower (other than a Borrower) designated by the Parent Borrower as an “Unrestricted Subsidiary” pursuant to Section 5.12.

“U.S.” means the United States of America.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolutions Regimes” has the meaning set forth in Section 10.22.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.17(f)(ii).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” means any Loan Party or the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule~~.~~, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yearly Limit” has the meaning provided in Section 6.06(a)(v).

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan” or “Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan” or “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing” or “Term Loan Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing” or “Eurodollar Term Loan Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document (including any Loan Document) herein shall be construed as referring to such agreement, instrument or other document (including any Loan Document) as from time to time amended, restated, amended and restated, supplemented, extended, renewed, replaced, refinanced or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements, extensions, renewals, replacements, refinancings or modifications set forth herein), (b) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof or thereof, (d) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles and Sections, clauses and paragraphs of, and Exhibits and Schedules to, this Agreement or such Loan Document, as applicable, and (e) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Notwithstanding any other provision of this Agreement to the contrary, in this Agreement where it relates to any Additional Borrower which is organized under the laws of Canada or any province thereof, a reference to a merger includes an amalgamation.

For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.03, 6.04, 6.05, 6.06 and 6.07, in the event that any Indebtedness, Lien, payment with respect to Junior Indebtedness restricted by Section 6.06(b), Restricted Payment, contractual restriction, Investment, Disposition or Affiliate transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01, 6.02, 6.03, 6.04, 6.05, 6.06 and 6.07, the Parent Borrower, in its sole discretion, from time to time, may classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category. For purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Loan Documents requires a calculation of any financial ratio or test (including the First Lien Net Leverage Ratio, the Total Net Leverage Ratio or the Secured Net Leverage Ratio), such financial ratio or test shall, except as expressly permitted under this Agreement, be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be. It is understood and agreed that any Indebtedness, Lien, Restricted Payment, payment with respect to Junior Indebtedness restricted by Section 6.06(b), Investment, Disposition or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Liens, Restricted Payments, payments with respect to Junior Indebtedness, Investments, Dispositions or Affiliate transactions under Sections 6.01, 6.02, 6.03, 6.04, 6.05, 6.06 or 6.07, respectively, but may instead be permitted in part under any combination thereof (it being understood that compliance with each such section is separately required).

Notwithstanding anything to the contrary herein, when (a) calculating any applicable ratio, Consolidated Net Income or Adjusted EBITDA in connection with the incurrence of Indebtedness, the creation of Liens, the making of any Disposition, the making of an Investment or the making of a Restricted Payment, (b) determining compliance with any provision of this Agreement which requires that no Event of Default has occurred, is continuing or would result therefrom, (c) determining compliance with any provision of this Agreement which requires compliance with any representation or warranties set forth herein or (d) determining the satisfaction of all other conditions precedent to the incurrence of Indebtedness, the creation of Liens, the making of any Disposition, the making of an Investment or the making of a Restricted Payment, in each case in connection with a Limited Condition Transaction, the date of determination of such ratio or other provisions, determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom, determination of compliance with any representations or warranties or the satisfaction of any other conditions shall, at the option of the Parent Borrower (the Parent Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election,” which LCT Election may be in respect of one or more of clauses (a), (b), (c) and (d) above), be deemed to be the date the definitive agreements (or other relevant definitive documentation) for such Limited Condition Transaction are entered into (the “LCT Test Date”). If on a pro forma basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence or issuance of Indebtedness, and the use of proceeds thereof), with such ratios and other provisions calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date for which financial statements have been (or are required to be) delivered pursuant to Section 5.01, the Parent Borrower could have taken such action on the relevant LCT Test Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with, unless an Event of Default pursuant to Section 8.01(a) or (b), or, solely with respect to any Borrower, Section 8.01(g) or (h) shall be continuing on the date such Limited Condition Transaction is consummated. For the avoidance of doubt, (i) if, following the LCT Test Date, any of such ratios or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in Adjusted EBITDA or other components of such ratio) or other provisions at or prior to the consummation of the relevant Limited Condition Transactions, such ratios and other provisions will not be deemed to have been exceeded or failed to have been satisfied as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (ii) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions, unless, other than if an Event of Default pursuant to Section 8.01(a) or (b), or, solely with respect to any Borrower, Section 8.01(g) or (h), shall be continuing on such date, the Parent Borrower elects, in its sole discretion, to test such ratios and compliance with such conditions on the date such Limited Condition Transaction or related Specified Transactions is consummated. If the Parent Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket availability or compliance with any other provision hereunder (other than actual compliance with the Financial Covenant) on or following the relevant LCT Test Date and prior to the earliest of the date on which such Limited Condition Transaction is consummated, the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction or the date the Parent Borrower makes an election pursuant to clause (ii) of the immediately preceding sentence, any such ratio, basket or compliance with any other provision hereunder shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or issuance of Indebtedness or Disqualified Equity Interests, and the use of proceeds thereof) had been consummated on the LCT Test Date; provided, that for purposes of any Restricted Payment or payment of Restricted Indebtedness, such ratio, basket or compliance with any other provision hereunder shall also be tested as if such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or issuance of Indebtedness or Disqualified Equity Interests, and the use of proceeds thereof) had not been consummated.

Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio (including any First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test and any Total Net Leverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to any substantially concurrent utilization of the Incurrence-Based Amounts.

Section 1.04 Accounting Terms; GAAP. If at any time any change in GAAP or the application thereof would affect the computation or interpretation of any financial ratio, basket, requirement or other provision set forth in any Loan Document, and either the Parent Borrower or the Required Lenders shall so request, the Administrative Agent and the Parent Borrower shall negotiate in good faith to amend such ratio, basket, requirement or other provision to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders not to be unreasonably withheld, conditioned or delayed); provided that until so amended, (i) (A) such ratio, basket, requirement or other provision shall continue to be computed or interpreted in accordance with GAAP or the application thereof prior to such change therein and (B) the Parent Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio, basket, requirement or other provision made before and after giving effect to such change in GAAP or the application thereof or (ii) the Parent Borrower may elect to fix GAAP (for purposes of such ratio, basket, requirement or other provision) as of another later date notified in writing to the Administrative Agent from time to time.

Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of the Financial Covenant) contained herein, Indebtedness of the Parent Borrower and its Subsidiaries shall be determined without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent Borrower or any subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

Section 1.05 Business Days; Payments. If any payment or performance under any Loan Document shall be due on a day that is not a Business Day, the date for payment or performance shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.06 [Reserved].

Section 1.07 Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, Extended Term Loans, or Loans in connection with any Specified Refinancing Debt or Loan Modification or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

Section 1.08 Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, Adjusted EBITDA, EBITDA, Consolidated Net Income and any financial ratios or tests, including the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio, shall be calculated in the manner prescribed by this Section 1.08; provided that notwithstanding anything to the contrary in clauses (b), (c) or (d) of this Section 1.08, when calculating the Total Net Leverage Ratio for purposes of determining actual compliance (and not Pro Forma Compliance, compliance on a Pro Forma Basis or determining compliance giving Pro Forma Effect to a transaction) with Section 7.01, the events described in this Section 1.08 that occurred subsequent to the end of the applicable Test Period shall not be given Pro Forma Effect.

(b) For purposes of calculating Adjusted EBITDA, EBITDA, Consolidated Net Income and any financial ratios or tests, including the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith, subject to clause (d) of this Section 1.08) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of Adjusted EBITDA, EBITDA, Consolidated Net Income or any such ratio is made shall be calculated on a Pro Forma Basis assuming that all such Specified Transactions (and any increase or decrease in Adjusted EBITDA, EBITDA, Consolidated Net Income and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period.

(c) Whenever Pro Forma Effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of the Parent Borrower and may include, for the avoidance of doubt, the amount of cost savings, operating expense reductions and synergies described in clause (g) of “Adjusted EBITDA”; provided that (A) such amounts are reasonably identifiable and factually supportable (in the good faith determination of the Parent Borrower), (B) such actions are taken, committed to be taken or expected to be taken no later than twenty-four (24) months after the date of such Specified Transaction, (C) no amounts shall be added pursuant to this clause (c) to the extent duplicative of any amounts that are otherwise added back in computing Adjusted EBITDA or EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period and (D) it is understood and agreed that, subject to compliance with the other provisions of this Section 1.08(c), amounts to be included in pro forma calculations pursuant to this Section 1.08(c) may be included in Test Periods in which the Specified Transaction to which such amounts relate to is no longer being given Pro Forma Effect pursuant to Section 1.08(b).

(d) In the event that the Parent Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by repurchase, redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be calculated giving Pro Forma Effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period. If any Indebtedness bears a floating rate of interest and is being given Pro Forma Effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date such calculation is being made had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness). Interest on Capital Lease Obligations shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Parent Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurodollar rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Parent Borrower may designate.

(e) On and after the date Pro Forma Effect is to be given to a Limited Condition Transaction and on which the Parent Borrower or any Restricted Subsidiary is incurring or deemed to be incurring Indebtedness, which Limited Condition Transaction has yet to be consummated but for which a definitive agreement governing such Limited Condition Transaction has been executed and remains in effect, any ratio based conditions and baskets (including baskets that are determined on the basis of Adjusted EBITDA) shall be required to be satisfied assuming both that such Limited Condition Transaction has been consummated and the related Indebtedness incurred and that such Limited Condition Transaction has not been consummated and the related Indebtedness has not been incurred, in each case until such Limited Condition Transaction is consummated or such definitive agreement is terminated.

Section 1.09 Divisions. For all purposes under the Loan Documents, in connection with any division or play of division under Delaware law (or any comparable event under a different jurisdiction’s laws) (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.10 Restricted Lenders. With respect to each Lender that qualifies as a resident party domiciled in Germany within the meaning of section 2 paragraph 15 of the German Foreign Trade Act (Außenwirtschaftsverordnung) (each a “Restricted Lender”), Section 3.17, Section 5.13 and Section 6.11 shall only apply to the extent that these provisions would not result in (a) any violation of, conflict with or liability under EU Regulation (EC) 2271/96 or (b) a violation or conflict with section 7 of the German Foreign Trade Act (Außenwirtschaftsverordnung) or a similar anti-boycott statute. In connection with any amendment, waiver, determination or direction relating to any part of Section 3.17, Section 5.13 and/or Section 6.11 of which a Restricted Lender does not have the benefit, the Commitments of that Restricted Lender will be excluded for the purpose of determining whether the consent of the Required Lenders has been obtained or whether the determination or direction by the Required Lenders has been made.

Section 1.11 Quebec Terms. Notwithstanding any other provision of this Agreement to the contrary, in this Agreement where it relates to any Additional Borrower which is organized under the laws of Canada or any province thereof and the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim” and a “resolutory clause”, (f) all references to filing, registering or recording under the UCC shall be deemed to include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to an “opposable” or “set up” Liens as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary”, (k) “construction liens” shall be deemed to include “legal hypothecs”, (l) “joint and several” shall be deemed to include “solidary”, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”, (o) “easement” shall be deemed to include “servitude”, (p) “priority” shall be deemed to include “prior claim”, (q) “survey” shall be deemed to include “certificate of location and plan”, (r) “fee simple title” shall be deemed to include “absolute ownership”, (s) “leasehold interest” shall be deemed to include a “valid lease” and (t) “lease” shall be deemed to include a “contact for leasing (crédit-bail)”.

ARTICLE II

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees (a) to make a Term Loan in Dollars to the Parent Borrower on the Closing Date in an aggregate principal amount not exceeding its Term Commitment and (b) to make Revolving Loans in Dollars to any Borrower, from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the aggregate Revolving Exposure of all Lenders exceeding the aggregate Revolving Commitment of all Lenders. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Amounts repaid in respect of Term Loans may not be reborrowed.

Section 2.02 Loans and Borrowings.

(a) Loans Made Ratably. Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Initial Type of Loans. Subject to Section 2.14, (i) each Term Borrowing in Dollars shall be comprised entirely of ABR Loans or Eurodollar Loans as the Parent Borrower may request in accordance herewith and (ii) each Revolving Borrowing by any Borrower shall be comprised entirely of ABR Loans or Eurodollar Loans as the relevant Borrower may request in accordance herewith. Each Swingline Loan shall be denominated in Dollars and shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Eurodollar Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $3,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that Revolving Borrowings may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eighteen (18) Revolving Eurodollar Borrowings outstanding and four (4) Term Eurodollar Borrowings outstanding.

(d) Limitation on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing as a Eurodollar Loan if the Interest Period requested with respect thereto would end after the Revolving Maturity Date in the case of a Revolving Loan or the Term Loan Maturity Date, in the case of a Term Loan.

Section 2.03 Requests for Borrowings. To request a Revolving Borrowing or Term Borrowing, the applicable Borrower shall provide written notice (including by email) to the Administrative Agent of such request by (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, Local Time, three (3) Business Days (or, with respect to any Borrowing on the Closing Date, not later than 12:00 noon, Local Time, one (1) Business Day before the date of the proposed Borrowing or such shorter time as the Administrative Agent may agree) before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Local Time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 11:00 a.m., Local Time on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and in the form of a written Borrowing Request approved by the Administrative Agent and signed by the applicable Borrower. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) whether the requested Borrowing is to be a Revolving Borrowing, or a Term Borrowing (and, as applicable, the Class of such Borrowing);

(b) the identity of the applicable Borrower and the aggregate amount of such Borrowing, subject to the limitations set forth herein;

(c) the date of such Borrowing, which shall be a Business Day;

(d) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(e) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(f) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of a Borrowing by the Parent Borrower is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Swingline Loans.

(a) Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to any Borrower from time to time during the Revolving Availability Period, in Dollars, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $20,000,000 or (ii) the total Revolving Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the relevant Borrower may borrow, prepay and reborrow Swingline Loans.

(b) Borrowing Procedure. To request a Swingline Loan, the applicable Borrower shall notify the Administrative Agent of such request by written notice (including by email), not later than 12:00 noon, Local Time on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the name of the Borrower, the requested date (which shall be a Business Day) and the amount and currency of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from such Borrower. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to the general deposit account of the applicable Borrower with the Swingline Lender or by wire transfer, automated clearinghouse debit or interbank transfer to such other account, accounts or Persons designated by the applicable Borrower in the applicable request (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., Local Time, on the requested date of such Swingline Loan.

(c) Revolving Lender Participation in Swingline Loans. The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Local Time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each applicable Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the applicable Borrower in writing of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the applicable Borrower (or other party on behalf of the applicable Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower (or such other Person) for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof.

Section 2.05 Letters of Credit.

(a) General. On and after the Closing Date, each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder for all purposes of this Agreement and the other Loan Documents and will be deemed to have been issued on the Closing Date. Subject to the terms and conditions set forth herein, any Borrower may request the issuance of Letters of Credit denominated in Dollars for such Borrower’s own account (or the account of any of its Restricted Subsidiaries), in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Borrower to, or entered into by the applicable Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit (other than an automatic renewal permitted pursuant to clause (c) of this Section 2.05)), the applicable Borrower shall provide written notice (including by email) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, in any event, at least three (3) Business Days prior to such requested date or such later time as the relevant Issuing Bank and the Administrative Agent may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (c) of this Section 2.05), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit (but any default or breach under such application and not hereunder shall not give rise to a Default or Event of Default hereunder). A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed $20,000,000 (the “Letter of Credit Facility Amount”) and (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments; provided, that no Issuing Bank shall have any obligation to (x) issue trade or commercial Letters of Credit without its consent or (y) issue Letters of Credit in an amount in excess of its Applicable Percentage of the Letter of Credit Facility Amount (it being understood and agreed that any Issuing Bank may issue Letters of Credit in excess of such amount in its sole discretion upon request of a Borrower).

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension) (provided that any Letter of Credit with a one (1) year term may provide for the automatic renewal thereof for additional one (1) year periods not to extend past the date in clause (ii) below unless the applicable Borrower shall have made arrangements reasonably satisfactory to the applicable Issuing Bank) and (ii) the date that is five (5) Business Days prior to the Revolving Maturity Date unless the applicable Borrower shall have made arrangements reasonably satisfactory to the applicable Issuing Bank with respect to cash collateralizing or backstopping such Letter of Credit.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit; provided that no Revolving Lender shall be obligated to participate in any Letter of Credit if, as of the date of issuance of such Letter of Credit (after giving effect to such issuance), such Revolving Lender’s Revolving Exposure would exceed its Revolving Commitment. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in clause (e) of this Section 2.05, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Notwithstanding anything herein to the contrary, the Administrative Agent may, in its reasonable discretion, take such actions as it deems advisable to allocate Letters of Credit and participations therein between any revolving facilities outstanding hereunder; it being understood that, subject to the preceding sentence, Letters of Credit shall be allocated (and participated in and paid) under the Revolving Facility in accordance with the Lenders’ respective Revolving Commitments. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 4:00 p.m., Local Time, one (1) Business Day after such LC Disbursement is made; provided that the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Sections 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting applicable Borrowing, or, if applicable, Swingline Loan. If the applicable Borrower fails to make such payment when due, then the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent in Dollars its Applicable Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Parent Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the applicable Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement in accordance with this Section 2.05(e).

(f) Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in clause (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank or its Related Parties from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the applicable Borrower to the extent permitted by applicable Law) suffered by the applicable Borrowers that are caused by such Issuing Bank’s gross negligence, willful misconduct or failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of, or material breach of the terms of the Loan Documents by, the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by written notice (including by email) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse the applicable Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the applicable Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement at the rate per annum then applicable to ABR Revolving Loans; provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to clause (e) of this Section 2.05, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to clause (e) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Parent Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of such retiring Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to include such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the applicable Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the applicable Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash in Dollars equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (g) or (h) of Section 8.01. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the relevant Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Monies in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the relevant Borrowers for the LC Exposure at such time, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the relevant Borrowers under this Agreement. If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the applicable Borrower within three (3) Business Days following a request to do so after all Events of Default have been cured or waived.

(k) Reporting. Not later than the third Business Day following the last day of each week (or at such other intervals as the Administrative Agent and the applicable Issuing Bank shall agree), each Issuing Bank shall provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by each Borrower to such Issuing Bank during such month.

(l) Applicability of ISP. Unless otherwise expressly agreed by the Issuing Bank and the Parent Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.

(m) Limitation on Obligation to Make LC Disbursements. No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

(ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

(iii) except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is in an initial stated amount less than $10,000;

(iv) such Letter of Credit is to be denominated in a currency other than Dollars;

(v) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; and

(vi) any Revolving Lender is at such time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including reallocation of such Lender’s Applicable Percentage of the outstanding LC Disbursements pursuant to Section 2.21(c)(i) or the delivery of cash collateral, satisfactory to such Issuing Bank (in its sole discretion) with the applicable Borrower or such Lender to eliminate such Issuing Bank’s actual or potential LC Exposure (after giving effect to Section 2.21(c)(i)) with respect to such Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other LC Disbursements as to which such Issuing Bank has actual or potential LC Exposure, as it may elect in its sole discretion.

Section 2.06 Funding of Borrowings.

(a) By Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the applicable Borrower by wire transfer, automated clearing house debit or interbank transfer to such other account, accounts or Persons designated by the applicable Borrower in the applicable Borrowing Request; provided that Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Fundings Assumed Made. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the applicable Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If the applicable Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by the applicable Borrower for such period. Any payment by the applicable Borrower shall be without prejudice to any claim the applicable Borrower may have against a lender that shall have failed to make such payment to the Administrative Agent.

Section 2.07 Interest Elections.

(a) Conversion and Continuation. Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) Delivery of Interest Election Request. To make an election pursuant to this Section 2.07, the applicable Borrower shall notify the Administrative Agent of such election by written notice (including by email) by the time that a Borrowing Request would be required under Section 2.03 if the applicable Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and in a form approved by the Administrative Agent and signed by the applicable Borrower.

(c) Contents of Interest Election Request. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d) Notice to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Automatic Conversion. If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the third (3rd) Business Day prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.

(f) Limitations on Election. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the applicable Borrower in writing, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08 Termination and Reduction of Commitments.

(a) Termination Date. Unless previously terminated, (i) the Term Commitments shall terminate upon the making of the Term Loans on the Closing Date and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b) Optional Termination or Reduction. The Parent Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or, if less, the remaining amount of the relevant Commitments) and (ii) the Parent Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, (A) any Lender’s Revolving Exposure exceeds such Lender’s Revolving Commitment or (B) the aggregate Revolving Exposure of all Lenders exceeds the aggregate Revolving Commitment of all Lenders, in each case, calculated as of such date of termination or reduction.

(c) Notice of Termination or Reduction. The Parent Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under clause (b) of this Section 2.08 at least three (3) Business Days, or such shorter period as may be agreed by the Administrative Agent, prior to the effective date of such termination or reduction specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Parent Borrower pursuant to this Section 2.08(c) shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Parent Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Parent Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.09 Repayment of Loans; Evidence of Debt.

(a) Promise to Pay. Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan of such Lender made to such Borrower on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Term Lender the then unpaid principal amount of each Term Loan of such Lender made to such Borrower as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to such Borrower on the earlier of the Revolving Maturity Date and the date that is ten (10) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrowers shall repay all Swingline Loans then outstanding.

(b) Lender Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender by such Borrower from time to time hereunder.

(c) Administrative Agent Records. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the currency, Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders from each Borrower and each Lender’s share thereof.

(d) Prima Facie Evidence. The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between such accounts of the Administrative Agent and any Lender’s records, the Administrative Agent’s accounts shall govern.

(e) Request for a Note. Any Lender may request that Loans of any Class made by it be evidenced by a promissory note; provided that any such promissory notes to be issued on the Closing Date shall be requested by the relevant Lender at least three (3) Business Days prior to the Closing Date.

In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to such payee and its registered assigns; provided that in the event of any assignment of Loans evidenced by a promissory note, the applicable Borrower shall not be obligated to execute and deliver a promissory note to the assignee of such Loans unless and until the assignor Lender has returned its promissory note to the relevant Borrower or the relevant Borrower has received a lost note affidavit and indemnity from the assigning Lender in form and substance reasonably acceptable to the relevant Borrower.

(f) Incremental Term Loans. In the event any Incremental Term Loans are made, such Incremental Term Loans shall be repaid by each applicable Borrower thereunder in the amounts and on the dates set forth in the Incremental Facility Agreement with respect thereto and on the applicable maturity date thereof.

(g) Extended Term Loans. In the event any Extended Term Loans are made, such Extended Term Loans shall be repaid by each applicable Borrower in the amounts and on the dates set forth in the Extension Amendment with respect thereto and on the applicable maturity date thereof.

Section 2.10 Amortization of Term Loans. The Parent Borrower shall repay the Term Loans in the applicable currency of such Term Loans in quarterly principal installments as follows:

(a) in the amount of 1.25% of the aggregate principal amount of the Term Loans made on the Closing Date, due and payable on the last Business Day of each of March, June, September and December, commencing on the last day of the second full Fiscal Quarter following the Closing Date and continuing until the last day of the Fiscal Quarter immediately prior to the Term Loan Maturity Date; and

(b) one final installment in the amount of the relevant Term Loans then outstanding, due and payable on the Term Loan Maturity Date;

Prior to any repayment of any Term Borrowings, the Parent Borrower shall select the Class and Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by written notice (including by email) of such selection not later than 12:00 p.m., Local Time, three (3) Business Days before the scheduled date of such repayment; provided that to the extent the Parent Borrower does not specify in such notice the Borrowing or Borrowings to be repaid the Administrative Agent shall apply such amounts on a pro rata basis between all applicable Classes and Borrowings. Each repayment of a Class and Borrowing shall be applied ratably to the Loans included in the repaid Class and Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

(c) Incremental Term Loans. In the event any Incremental Term Loans are made, such Incremental Term Loans shall be repaid by each applicable Borrower thereunder in the amounts and on the dates set forth in the Incremental Facility Agreement with respect thereto and on the applicable maturity date thereof.

(d) Extended Term Loans. In the event any Extended Term Loans are made, such Extended Term Loans shall be repaid by each applicable Borrower in the amounts and on the dates set forth in the Extension Amendment with respect thereto and on the applicable maturity date thereof.

Section 2.11 Prepayment of Loans.

(a) Optional Prepayment. The applicable Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part without prepayment penalty or premium, subject to the requirements of this Section 2.11 and Section 2.16.

(b) Mandatory Prepayment of Revolving Loans. In the event and on such occasion that (i) such Lender’s Revolving Exposure exceeds such Lender’s Revolving Commitment or (ii) the aggregate Revolving Exposure of all Lenders exceeds the aggregate Total Revolving Commitment of all Lenders, in each case, calculated as of the applicable date of determination, the applicable Borrower shall prepay Revolving Borrowings or Swingline Borrowings or cash collateralize any Letters of Credit in an aggregate amount to eliminate such excess.

Upon the incurrence by the Parent Borrower or any Restricted Subsidiary of any Specified Refinancing Debt constituting revolving credit facilities, the Borrowers shall prepay Revolving Loans and terminate Revolving Commitments in an aggregate principal amount equal to 100% of all Net Proceeds received therefrom immediately upon receipt thereof by the Parent Borrower or such Restricted Subsidiary.

(c) Mandatory Prepayments from Net Proceeds of Prepayment Event. In the event and on each occasion that any Net Proceeds are received by or on behalf of PubCo, Holdings, the Parent Borrower or any Restricted Subsidiary in respect of any Prepayment Event, the Parent Borrower shall, within three (3) Business Days after such Net Proceeds are received, prepay or cause to be prepaid Term Borrowings (ratably in accordance with the outstanding principal amount of each Class thereof) in an aggregate amount equal to 100% of the amount of such Net Proceeds; provided that:

(i) subject to the terms of clause (ii) below, in the case of any event described in clauses (a) or (b) of the definition of the term “Prepayment Event,” if the Parent Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Parent Borrower and the Subsidiaries intend to apply the Net Proceeds from such event, within twelve (12) months after receipt of such Net Proceeds, to acquire or replace assets (other than ordinary course current assets, it being understood such limitation shall not apply to the acquisition of any Person or all or substantially all of the assets of a division or branch of such Person) or repair, improve or maintain assets to be used in the business of, or otherwise useful in the operations of, the Parent Borrower and the Restricted Subsidiaries, then no prepayment shall be required pursuant to this clause (c) in respect of such event except to the extent of any Net Proceeds therefrom that have not been so applied within twelve (12) months (or in the case of a binding commitment in respect of an application within such twelve (12) months, eighteen (18) months) after receipt of such Net Proceeds, at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied;

(ii) Net Proceeds from any Prepayment Event shall only be required to be used to prepay Term Borrowings under this clause (c) to the extent (A) the aggregate amount of Net Proceeds received from any such individual Prepayment Event, together with any other Prepayment Events which are in connection with the same transaction or related series of transactions, exceeds $2,000,000 or (B) the aggregate amount of Net Proceeds received from all Prepayment Events in any Fiscal Year exceeds $2,000,000; and

(iii) for the avoidance of doubt, Net Proceeds from any Permitted Sale-Leaseback Transactions shall not be required to be used to prepay Term Borrowings.

(d) Excess Cash Flow Prepayment. Following the end of each Applicable Fiscal Year, the Parent Borrower shall prepay Term Loans (ratably in accordance with the outstanding amount of each Class thereof) in an aggregate amount equal to the sum of: (i) 50% of Excess Cash Flow for such Applicable Fiscal Year; minus (ii) the aggregate amount of voluntary prepayments made on the Term Loans during such Applicable Fiscal Year or on or prior to the date such Excess Cash Flow payment is due (other than prepayments funded with the proceeds of long-term Indebtedness (other than revolving Indebtedness) and without duplication for any deduction of any such prepayment in respect of the prior Fiscal Year but including Loans repurchased pursuant to Dutch auctions or open market purchases in an amount equal to the discounted purchase price of such Loans paid in respect of such Loans pursuant to such Dutch auction or open market purchase); minus (iii) the aggregate amount of voluntary prepayments made on the Revolving Loans during such Applicable Fiscal Year or on or prior to the date such Excess Cash Flow payment is due (and without duplication for any deduction of any such prepayment in respect of the prior Fiscal Year) that were accompanied by a permanent reduction of the Revolving Commitments. Each prepayment pursuant to this clause (d) shall be made within five (5) Business Days after the date on which financial statements are delivered pursuant to Section 5.01(a) with respect to the Applicable Fiscal Year for which Excess Cash Flow is being calculated; provided that if the First Lien Net Leverage Ratio as calculated as of the last day of the relevant Applicable Fiscal Year is (x) less than or equal to 4.00:1.00, then the threshold above shall be reduced to 25% and (y) less than or equal to 3.25:1.00, then no prepayment will be required under this clause (d) for such Fiscal Year and provided, that no prepayment will be required under this clause (d) for such Fiscal Year if the aggregate amount of such prepayment would not exceed $5,000,000. As used in this clause, the term “Applicable Fiscal Year” means each Fiscal Year, beginning with the first full Fiscal Year ending after the Closing Date.

(e) Repatriation Considerations. Notwithstanding any other provisions of Sections 2.11(c) and (d), (i) to the extent that (and for so long as) any of or all the Net Proceeds of any Prepayment Event giving rise to a mandatory prepayment pursuant to Section 2.11(c) in respect of the assets of any Restricted Subsidiary or any Excess Cash Flow prepayment required pursuant to Section 2.11(d) attributable to the Consolidated Net Income of any Restricted Subsidiary in either case are prohibited or restricted by applicable local Law from being repatriated to the jurisdiction of organization of the Parent Borrower, taking into account matters such as financial assistance, corporate benefit restrictions and the fiduciary and statutory duties of the directors of the Parent Borrower and its Subsidiaries, an amount equal to the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.05(c) but may be retained by the applicable Restricted Subsidiary so long as the applicable local Law will not permit such repatriation to the Parent Borrower or such conflict or risk exists (the Parent Borrower hereby agreeing to promptly take, or cause the applicable Restricted Subsidiary to promptly take, commercially reasonable actions determined in the Parent Borrower’s reasonable business judgment (it being understood and agreed that any prepayments required after the application of this Section 2.11(e) shall be net of any costs, expenses, or taxes incurred by the Parent Borrower or any of its affiliates and arising as a result of such actions) available under applicable local Law to permit such repatriation or a part thereof if full repatriation is not permitted), and if such prepayment repatriation of any such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local Law and such conflict or risk no longer exists, an amount equal to such Net Proceeds and/or Excess Cash Flow not previously paid will be promptly applied to the Term Loans pursuant to Sections 2.11(c) and (d) and (ii) to the extent that the Parent Borrower has determined in good faith that repatriation of (x) any of or all of the Net Proceeds of any Prepayment Event or (y) any portion of any Excess Cash Flow prepayment required pursuant to Section 2.11(d) attributable to the Consolidated Net Income of any Restricted Subsidiary to the jurisdiction of organization of the Parent Borrower would have a material adverse Tax consequence with respect to such Net Proceeds or Excess Cash Flow (taking into account any foreign tax credit or benefit that would be realized in connection with such repatriation), the Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay the Term Loans at the times provided in this Section 2.11 but may be retained by the applicable Restricted Subsidiary until such time as it may repatriate such amount without incurring such material adverse Tax consequences (at which time such amount shall be repatriated to the Parent Borrower and applied to repay the Term Loans to the extent provided herein).

(f) Notice of Prepayment; Application of Prepayments. The applicable Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice (including by email) of any optional prepayment under Section 2.11(a) in the form attached hereto as Exhibit L (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:30 a.m., Local Time (or such later time as the Administrative Agent may agree), three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:30 a.m., Local Time (or such later time as the Administrative Agent may agree), one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Local Time, (or such later time as the Administrative Agent may agree), on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, a notice of optional prepayment delivered by the applicable Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice of prepayment may be revoked by the applicable Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13. Prepayments of Term Loans shall be applied (i) in the case of prepayments pursuant to Section 2.11(a), to each Class of Term Loans as directed by the Parent Borrower (and absent any such direction, pro rata among all Classes of Term Loans), to the scheduled installments thereof in the manner specified by the Parent Borrower (and absent any such direction, in direct order of maturity of remaining amortization payments) and (ii) in the case of prepayments pursuant to Section 2.11(c) or (d), pro rata among all Classes of Term Loans to the scheduled installments thereof in the manner specified by the Parent Borrower (and absent any such direction, in direct order of maturity of remaining amortization payments); provided, that, notwithstanding anything else set forth in this Section to the contrary, any other Indebtedness permitted under Section 6.01 that is secured, on an equal and ratable basis with the Term Loans, by a Lien on the Collateral that is permitted under Section 6.02, may participate in mandatory prepayments pursuant to Section 2.11(c) or (d) on a pro rata or less than pro rata basis to the extent such Indebtedness is required to be prepaid or redeemed with the Net Proceeds or Excess Cash Flow, as applicable, from such mandatory prepayment event.

(g) Refinancing Debt. Upon the incurrence or issuance by the Parent Borrower or any Restricted Subsidiary of any Refinancing Notes, any Specified Refinancing Debt or any Refinancing Loans, the Borrowers shall prepay an aggregate principal amount of the Class of Term Loans and/or Revolving Loans being refinanced in an amount equal to 100% of all Net Proceeds received therefrom immediately upon receipt thereof by the Parent Borrower or such Restricted Subsidiary in a manner consistent with clause (f) above.

(h) Declined Amount. Other than with respect to repayments pursuant to clause (g) above, the applicable Lenders may elect not to accept any mandatory prepayment (each such Lender, a “Declining Lender”). Any prepayment amount declined by the Declining Lenders (the “Declined Amount”) shall be retained by the Parent Borrower.

Notwithstanding any of the other provisions of this Section 2.11, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Loans is required to be made under this Section 2.11 prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.11 in respect of any such Eurodollar Loan prior to the last day of the Interest Period therefor, the Parent Borrower may, in its discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into an account with the Administrative Agent until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Parent Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.11. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Parent Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.11. Such deposit shall be deemed to be a prepayment of such Loans by the Parent Borrower for all purposes under this Agreement.

Section 2.12 Fees.

(a) Commitment Fees. The Parent Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at a rate per annum equal to the Applicable Rate times the average daily unused amount of each Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees in respect of the Revolving Commitments shall be payable in arrears on the date which is three (3) Business Days following the last day of each Fiscal Quarter of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of three hundred and sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). A Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) Letter of Credit Fees. The Parent Borrower agrees to pay:

(i) Participation Fee. To the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure;

(ii) Letter of Credit Fronting Fees. To each Issuing Bank a fronting fee with respect to each Letter of Credit issued by such Issuing Bank, which fee shall equal the product of a percentage to be agreed between the Parent Borrower and the relevant Issuing Bank (but in any event not to exceed 0.125% unless otherwise agreed by the Parent Borrower) of the initial stated amount of such Letter of Credit multiplied by a fraction, the numerator of which is the number of days included in the term of such Letter of Credit and whose denominator is 360; and

(iii) Issuing Bank Standard Fees. Each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.

Participation fees and standby Letter of Credit fronting fees accrued through and including the last day of each Fiscal Quarter shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that: (A) all such fees shall be payable on the date on which the Revolving Commitments terminate; (B) any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand; and (C) all fronting fees payable with respect to commercial Letters of Credit shall be payable on the date of the issuance thereof. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and standby Letter of Credit fronting fees shall be computed on the basis of a year of three hundred and sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent Fees. The Parent Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Parent Borrower and the Administrative Agent.

(d) Other Fees. The Parent Borrower agrees to pay to the other fees set forth in any Fee Letter as and when required pursuant to the terms of such Fee Letter.

(e) Payment of Fees. All fees payable hereunder shall be paid in Dollars on the dates due, in immediately available funds, to the Administrative Agent (or to the Collateral Agent or any Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances (absent manifest error in the amount paid).

Section 2.13 Interest.

(a) ABR Borrowings/Swingline Borrowings. The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate for ABR Borrowings.

(b) Eurodollar Borrowings. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate for Eurodollar Borrowings.

(c) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the applicable Borrower hereunder is not paid when due (after giving effect to any applicable grace period), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2.00% per annum plus the rate then applicable to ABR Revolving Loans, in each case, as provided in clause (a), or if applicable, clause (b), of this Section 2.13.

(d) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan occurring after the Closing Date and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to clause (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Computation. All interest hereunder shall be computed on the basis of a year of three hundred and sixty (360) days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate or other applicable “prime rate” shall be computed on the basis of a year of three hundred and sixty five (365) days (or three hundred and sixty six (366) in a leap year) and, in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Alternate Rate of Interest . If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) that adequate and reasonable means (including, without limitation, by means of an Interpolated Rate) do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by email as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist (which notification shall be given promptly after the Administrative Agent obtains notice from the Required Lenders of the cessation of such circumstances), (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing shall be converted to or continued as an ABR Borrowing and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing. Notwithstanding the foregoing, if at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (1) the circumstances set forth in Section 2.14(a) have arisen and such circumstances are unlikely to be temporary or (2) the circumstances set forth in clause Section 2.14(a) have not arisen but the supervisor for the administrator of the LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Parent Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate). Notwithstanding anything to the contrary in Section 10.02(b), such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in this clause (b), only to the extent the LIBO Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), (x) any request for the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (y) if any Borrowing Request requests a Eurodollar Loan, such Borrowing shall be made as an ABR Loan; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

Section 2.15 Increased Costs.

(a) Change In Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) subject the Administrative Agent, any Lender or any Issuing Bank to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its Loans, loan principal, Letters of Credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition (other than Taxes) affecting this Agreement, Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Adequacy. If any Lender or any Issuing Bank determines that any Change in Law regarding capital adequacy, insurance or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy, insurance or liquidity), then from time to time upon request of such Lender or such Issuing Bank, the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) Delivery of Certificate. A certificate of a Lender or an Issuing Bank setting forth the amount or amounts in good faith necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.15 shall be delivered to the Parent Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d) Limitation on Compensation. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Parent Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding anything contained herein to the contrary, a Lender shall not be entitled to any compensation pursuant to this Section 2.15 to the extent such Lender is not imposing such charges or requesting such compensation from borrowers (similarly situated to the Borrowers hereunder) under comparable syndicated credit facilities as a matter of general practice and policy.

(f) Illegality. If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the LIBO Rate, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all applicable Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 2.16.

Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert to or from, continue as or prepay any Eurodollar Revolving Loan, Eurodollar Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith), or (d) the reallocation of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.19 or Section 2.20, then, in any such event, the applicable Borrower shall compensate each Lender for the actual loss, cost and expense (excluding any loss of margin) attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits of the applicable currency and of a comparable amount and period from other banks in the Eurodollar market it being understood that such loss, cost or expense shall in any case exclude any interest rate floor and all administrative, processing or similar fees. Any Lender requesting compensation under this Section 2.16 shall be required to deliver a certificate to the Parent Borrower that sets forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined, which certificate shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof. Notwithstanding anything contained in the forgoing provisions, no Lender shall be entitled to any compensation from the applicable Borrower under this Section 2.16 unless such Lender is generally charging the relevant amounts to similarly situated borrowers under comparable syndicated credit facilities as a matter of general practice and policy.

Section 2.17 Taxes.

(a) Gross Up. Except as required by applicable Law, any and all payments by or on account of any obligation of a Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes; provided that if the applicable Withholding Agent shall be required to deduct or withhold any Taxes from such payments (as determined in the good faith discretion of the applicable Withholding Agent), then (i) the applicable Withholding Agent shall make such deductions or withholdings and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law (as determined in the good faith discretion of the applicable Withholding Agent) and (ii) if such Tax is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) any Agent or any Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) Payment of Other Taxes. Without duplication of any Tax paid under Section 2.17(a), each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law or, at the option of the Administrative Agent, timely reimburse the Administrative Agent for the payment of Other Taxes.

(c) Tax Indemnification. The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender or required to be withheld or deducted from a payment to the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower hereunder or under any other Loan Document or in connection with any registration or presentation of a Loan Document with any authority or court (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Parent Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Receipts. As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 2.17, the Loan Party shall deliver to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Administrative Agent Indemnity. Each Lender shall indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) the full amount of any Taxes imposed by any Governmental Authority that are attributable to such Lender (but only to the extent that a Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the

Borrowers to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c)(ii) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Parent Borrower and the Administrative Agent, at the time or times reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Parent Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Parent Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Parent Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17(f)(iii)(1), (f)(iii)(2) and (f)(iii)(4) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) [Reserved].

(iii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. borrower, (1) any Lender that is a U.S. Person shall deliver to the Parent Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax; (2) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), whichever of the following is applicable: (A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty, (B) executed originals of IRS Form W-8ECI, (C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of

Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Parent Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E or (D) to the extent a Foreign Lender is not the beneficial owner (including when such Lender sells a participation under Section 10.04(c) hereof), executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-3 or Exhibit D-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 on behalf of each such direct and indirect partner; (3) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Parent Borrower or the Administrative Agent to determine the withholding or deduction required to be made and (4) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the applicable Borrower(s) or the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f) “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Parent Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Refund. If the Administrative Agent or a Lender receives or benefits from a credit or refund of any Indemnified Taxes as to which it has been indemnified by the Loan Party or with respect to which the Loan Party has paid additional amounts pursuant to this Section 2.17 , it shall pay over such refund or credit amount to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to any Loan Party or any other Person.

(h) [Reserved].

(i) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of an Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment, satisfaction, or discharge of the Loans and all other amounts payable hereunder.

(j) Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank, and any Agent, and the term “applicable law” includes FATCA.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Payments; Proceeds of Collateral.

(a) Payments Generally. Unless otherwise specified herein, each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.14, 2.15, 2.16 or 2.17 or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., Local Time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the account designated to the applicable Borrower by the Administrative Agent, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16 or 2.17 and 10.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. All payments under each Loan Document shall be made in Dollars.

(b) Pro Rata Application. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Sharing of Payments. If any Lender shall obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans, including by way of exercising any right of set-off or counterclaim or otherwise, resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause (c) shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law but subject to Section 10.08, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Payments from Borrowers Assumed Made. Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) Set-Off Against Amounts Owed Lenders. If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(c) or (d) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f) Application of Proceeds of Collateral and Guaranty. Subject to the terms of any intercreditor arrangements entered into by the Agent in accordance with Section 9.09(f), all amounts received under the Guaranty and all proceeds received by the Collateral Agent from the sale or other liquidation of the Collateral when an Event of Default has occurred and is continuing shall first be applied as payment of the accrued and unpaid fees of the Agent hereunder and then to all other unpaid or unreimbursed Obligations (including reasonable attorneys’ fees and expenses in accordance with Section 10.03) owing to each Agent in its capacity as an Agent only, and then any remaining amount of such proceeds shall be distributed:

(i) first, to an account at the Administrative Agent over which the Administrative Agent shall have control in an amount equal to 102% of the LC Exposure then outstanding;

(ii) second, to the Secured Parties, pro rata in accordance with the respective unpaid amounts of Loan Obligations, Swap Obligations and Deposit Obligations, until all the Loan Obligations, Swap Obligations and Deposit Obligations have been paid and satisfied in full or cash collateralized;

(iii) third, to the Secured Parties, pro rata in accordance with the respective unpaid amounts of the remaining Obligations; and

(iv) fourth, to the Person entitled thereto as directed by the Parent Borrower or as otherwise determined by applicable Law or applicable court order.

Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or such Loan Party’s assets.

(g) Noncash Proceeds. Notwithstanding anything contained herein to the contrary, if the Collateral Agent shall ever acquire any Collateral through foreclosure or by a conveyance in lieu of foreclosure or by retaining any of the Collateral in satisfaction of all or part of the Obligations or if any proceeds of Collateral received by the Collateral Agent to be distributed and shared pursuant to this Section 2.18 are in a form other than immediately available funds, the Collateral Agent shall not be required to remit any share thereof under the terms hereof and the Secured Parties shall only be entitled to their undivided interests in the Collateral or noncash proceeds as determined by clause (f) of this Section 2.18. The Secured Parties shall receive the applicable portions (in accordance with the foregoing clause (f)) of any immediately available funds consisting of proceeds from such Collateral or proceeds of such noncash proceeds so acquired only if and when received by the Collateral Agent in connection with the subsequent disposition thereof. While any Collateral or other property to be shared pursuant to this Section is held by the Collateral Agent pursuant to this clause (g), the Collateral Agent shall hold such Collateral or other property for the benefit of the Secured Parties and all matters relating to the management, operation, further disposition or any other aspect of such Collateral or other property shall be resolved by the agreement of the Required Lenders.

(h) Return of Proceeds. If at any time payment, in whole or in part, of any amount distributed by the Collateral Agent hereunder is rescinded or must otherwise be restored or returned by the Collateral Agent as a preference, fraudulent conveyance, or otherwise under any bankruptcy, insolvency, or similar law, then each Person receiving any portion of such amount agrees, upon demand, to return the portion of such amount it has received to the Collateral Agent.

Section 2.19 Mitigation Obligations; Replacement of Lenders.

(a) Mitigation. If any Lender requests compensation under Section 2.15, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder pursuant to and in accordance with Section 2.06(c) or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement. If (i) a Lender requests compensation under Section 2.15, (ii) a Borrower is required to pay any additional amount to a Lender or any Governmental Authority for the account of a Lender pursuant to Section 2.17, (iii) a Lender is a Defaulting Lender, or (iv) a Lender shall become a Non-Consenting Lender (as defined below), then the Parent Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations in one or more Classes (as the Parent Borrower shall elect) under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Parent Borrower shall have received the prior written consent of the Administrative Agent to such assignee Lender to the extent required by Section 10.04, which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such assignor Lender shall have received payment of an amount equal to the outstanding principal of its Loans of the relevant Class or Classes (and participations in LC Disbursements and Swingline Loans, to the extent applicable) accrued interest thereon, accrued fees and all other amounts and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. In the event that (i) the Parent Borrower or the Administrative Agent have requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any other modification thereto, (ii) the consent, waiver or other modification in question requires the agreement of all Lenders (or all directly affected Lenders) in accordance with the terms of Section 10.02 and (iii) the Required Lenders (or, in the case of any Class voting, the holders of a majority of the outstanding Loans and unused Commitments in respect of such Class) have agreed to such consent, waiver or other modification, then any Lender who does not agree to such consent, waiver or other modification shall be deemed a “Non-Consenting Lender.”

(c) If the Parent Borrower is unable to find a replacement for any Non-Consenting Lender, a Purchasing Borrower Party may purchase the outstanding principal of its Loans of the relevant Class or Classes, in each case, subject to the terms and conditions set forth in Section 10.04(e) hereof.

Section 2.20 Incremental Facilities.

(a) The Parent Borrower may, by written notice to the Administrative Agent at any time, on one or more occasions, request to (i) add one or more new Classes of term facilities and/or increase the principal amount of any Class of Term Loans, any Incremental Term Loans or any Specified Refinancing Term Loans by requesting new term loan commitments to be added to such Loans (any such new Class or increase, an “Incremental Term Facility” and any loans made pursuant to an Incremental Term Facility, “Incremental Term Loans”) and/or (ii) increase the principal amount of any Class of Revolving Commitments, any Incremental Revolving Commitments or any Specified Refinancing Revolving Commitments and/or add one or more new Classes of incremental revolving facilities (any such new Class or increase, an “Incremental Revolving Facility” and, together with any Incremental Term Facility, “Incremental Facilities”; and the loans thereunder, “Incremental Revolving Loans” and, together with any Incremental Term Loans, “Incremental Loans”) in an aggregate amount not to exceed the Incremental Amount. Such notice shall set forth (i) the amount of the Incremental Term Loans and/or Incremental Revolving Commitments being requested (which shall be (x) in an aggregate principal amount of not less than $10,000,000, and $5,000,000 increments in excess thereof or (y) equal to the remaining Incremental Amount), (ii) the applicable Borrower and (iii) the date, which shall be a Business Day, on which such Incremental Term Loans are requested to be made and/or Incremental Revolving Commitments are requested to become effective (the “Increased Amount Date”) pursuant to an Incremental Facility Activation Notice. Any Incremental Revolving Facility may provide for the ability to permanently repay and terminate incremental revolving commitments on a pro rata basis or less than a pro rata basis (but not greater than pro rata basis) with the Revolving Facility.

(b) Incremental Loans may be provided by any existing Lender (it being understood each existing Lender shall have no obligation to participate in any Incremental Facility), or by any other lender (any such other lender being called an “Additional Lender”); provided that the Administrative Agent and each Issuing Bank shall have consented (such consent not to be unreasonably withheld, delayed or conditioned) to such Additional Lender’s providing such Incremental Facilities if such consent would be required under Section 10.04(b) for an assignment of Loans to such Additional Lender.

(c) The creation or provision of any Incremental Facility or Incremental Loan shall not require the approval of any existing Lender other than any existing Lender providing all or part of any Incremental Facility or Incremental Loan.

(d) The applicable Borrower and each Lender or Additional Lender providing a portion of the Incremental Facilities shall execute and deliver to the Administrative Agent an Incremental Facility Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Facilities of such Lender or Additional Lender. The applicable Borrower and each Lender or Additional Lender providing a portion of the Incremental Facilities shall determine the terms of the Incremental Term Loans and/or Incremental Revolving Commitments to be set forth in the respective Incremental Facility Agreement; provided that:

(i) the final maturity date of any Incremental Term Loan shall be no earlier than the Latest Maturity Date with respect to Term Loans then outstanding,

(ii) the weighted average life to maturity of any Incremental Term Loan shall be no shorter than the then longest remaining weighted average life to maturity of the then-existing Term Loans, calculated as of the date of making such Incremental Term Loan,

(iii) such Incremental Facilities shall be secured on a pari passu basis with respect to the Loans outstanding as of (or made on) the Increased Amount Date,

(iv) any mandatory prepayment (other than scheduled amortization payments) of Incremental Term Loans shall be made on a pro rata basis with all then-existing Term Loans (and all other then-existing Incremental Term Loans and Specified Refinancing Term Loans requiring ratable prepayment), except that the applicable Borrower and the lenders in respect of such Incremental Term Loans shall be permitted, in their sole discretion, to elect to prepay or receive, as applicable, any prepayments on a less than pro rata basis (but not on a greater than pro rata basis),

(v) the maturity date or commitment reduction date of any Incremental Revolving Loan shall be no earlier than the Latest Maturity Date with respect to then-existing Revolving Commitments,

(vi) the All-In-Yield (and the components thereof) applicable to any Incremental Facility may be determined by the applicable Borrowers and the lender or lenders providing such Incremental Facility.

(vii) to the extent an Incremental Revolving Facility is structured as an additional revolving facility under this agreement and not as an increase to the existing Revolving Commitments hereunder, (x) no more than three (3) revolving facilities (including any revolving facility constituting Specified Refinancing Debt) shall be outstanding hereunder at any one time, (y) the Administrative Agent may, in its reasonable discretion, take such actions as it deems advisable to allocate Letters of Credit and any participations therein between any revolving facilities;

(viii) any Incremental Term Facility shall provide for Incremental Term Loans denominated in Dollars or in any other currency reasonably acceptable to the Administrative Agent and the Lenders thereunder;

(ix) subject to clauses (i) and (ii) above, the amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrowers and lenders thereunder; and

(x) no Incremental Facility will be guaranteed by any Person that is not a Loan Party.

All terms and documentation (which may, subject to entry into an Acceptable Intercreditor Agreement (if applicable), take the form of a separate loan agreement) with respect to Incremental Facilities which are not substantially consistent with those with respect to the Loans under the existing applicable Credit Facility shall be reasonably satisfactory to the Administrative Agent (except to the extent (i) permitted by clauses (i) through (x) above, (ii) applicable only to periods after the Latest Maturity Date applicable to (x) in the case of any Incremental Term Facility, any then-existing Term Facility or (y) in the case of any Incremental Revolving Facility, any then-existing Revolving Facility or (iii) in the case of any financial maintenance covenant added or modified for the benefit of any Incremental Facility, such financial covenant is added or modified also for the benefit of (x) in the case of any Incremental Term Facility, any then-existing Term Facility or (y) in the case of any Incremental Revolving Facility, any then-existing Revolving Facility); it being understood and agreed that any Incremental Revolving Facility structured as an increase shall have the same terms as the existing Revolving Facility (other than upfront fees). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Facility Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility Agreement, this Agreement shall be amended as necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower to effect the provisions of or be consistent with this Section 2.20. Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Parent Borrower’s consent (not to be unreasonably withheld) but without the consent of any other Lenders, and furnished to the other parties hereto.

(e) Notwithstanding the foregoing, no Incremental Term Loan may be made and no Incremental Revolving Commitment shall become effective under this Section 2.20 unless (i) subject to Section 1.03, on the date on which such Loan is made or of such effectiveness, the conditions set forth in Section 4.02 shall be satisfied (it being understood that all references to “the occasion of any Borrowing” in Section 4.02 shall be deemed to refer to the Increased Amount Date) and (ii) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and documentation as required by the relevant Incremental Facility Agreement and generally consistent with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent).

(f) On the date of effectiveness of any Incremental Revolving Facility, the maximum amount of LC Exposure permitted hereunder shall increase by an amount, if any, agreed upon by Administrative Agent, the relevant Issuing Bank and the Parent Borrower.

Section 2.21 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Suspension of Commitment Fees. Commitment fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) Suspension of Voting. The Revolving Commitment, Revolving Exposure of, and the outstanding Term Loans held by, such Defaulting Lender shall not be included in determining whether Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders or which would extend the final maturity of amounts owed to such Lender or reduce the amount thereof or would increase the amount or extend the expiration of such Lender’s commitments shall require the consent of such Defaulting Lender;

(c) Participation Exposure. If any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) Reallocation. All or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of any non-Defaulting Lenders’ Revolving Exposure plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments, (y) the sum of any non-Defaulting Lender’s Revolving Exposure plus the allocable portion of such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of such non-Defaulting Lender’s Revolving Commitment and (z) no Event of Default then exists; provided that, subject to Section ~~10.20~~10.21 , no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;

(ii) Payment and Cash Collateralization. If the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrower shall within two (2) Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding or cannot be reallocated pursuant to clause (i) (it being understood that such amount (to the extent not applied as aforesaid) shall be returned in accordance with the procedures set forth in Section 2.05(j));

(iii) Suspension of Letter of Credit Fee. If the applicable Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.21(c), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) Reallocation of Fees. If the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.21(c), then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) Issuing Bank Entitled to Fees. If any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.21(c), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to such Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(d) Suspension of Swingline Loans and Letters of Credit. So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless (i) it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders, (ii)

cash collateral will be provided by the applicable Borrower in accordance with Section 2.21(c), and/or (iii) participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and Defaulting Lenders shall not participate therein); and

(e) Setoff Against Defaulting Lender. Any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any mandatory or voluntary prepayment and any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.18(c) but excluding Section 2.19(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the applicable Issuing Bank or Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participating interest in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Parent Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, after termination of the Commitments to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

In the event that the Administrative Agent, the Borrowers, any applicable Issuing Bank and the Swingline Lender each agrees that a Defaulting Lender who is a Revolving Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Applicable Percentage.

Notwithstanding the above, the Borrowers’ right to replace a Defaulting Lender pursuant to this Agreement shall be in addition to, and not in lieu of, all other rights and remedies available to the Borrowers against such Defaulting Lender under this Agreement, at law, in equity or by statute.

Section 2.22 Specified Refinancing Debt.

(a) The Borrowers may from time to time, add one or more new term loan facilities and new revolving credit facilities to the Credit Facilities (“Specified Refinancing Debt”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrowers, to refinance (i) all or any portion of any Class of Term Loans then outstanding under this Agreement and (ii) all or any portion of any Class of Revolving Loans (and the unused Revolving Commitments with respect to such Class of Revolving Loans) then in effect under this Agreement, in each case, pursuant to a Refinancing Amendment (it being agreed that in no event shall more than three (3) Classes of revolving commitments be outstanding at any time under this Agreement); provided that such Specified Refinancing Debt:

(i) will rank pari passu in right of payment as the other Loans and Commitments hereunder;

(ii) will not have obligors or contingent obligors that were not obligors or contingent obligors (or that would not have been required to become obligors or contingent obligors) in respect of the Credit Facilities;

(iii) will be (x) unsecured or (y) secured by the Collateral on a pari passu or junior basis with the Obligations pursuant to an Acceptable Intercreditor Agreement;

(iv) will have such pricing and optional prepayment terms as may be agreed by the Parent Borrower and the applicable Lenders thereof;

(v) (x) to the extent constituting revolving credit facilities, will not have a maturity date (or have mandatory commitment reductions or amortization) that is prior to the Revolving Maturity Date of the Revolving Commitment being refinanced and (y) to the extent constituting term loan facilities, will have a maturity date that is not prior to the date that is the scheduled maturity date of, and will have a weighted average life to maturity that is not shorter than the weighted average life to maturity of, the Loans being refinanced;

(vi) any Specified Refinancing Term Loans shall share ratably in any prepayments of Term Loans pursuant to Section 2.11 (or otherwise provide for more favorable prepayment treatment for the then outstanding Classes of Term Loans other than Specified Refinancing Term Loans);

(vii) each Revolving Borrowing (including any deemed Revolving Borrowings made pursuant to Section 2.04 or 2.05) shall be allocated pro rata among the Classes of Revolving Commitments (it being agreed that notwithstanding the foregoing, the Administrative Agent may, in its reasonable discretion, take such actions as it deems advisable to allocate Letters of Credit and participations therein between any revolving facilities);

(viii) subject to clauses (iv) and (v) above, will have terms and conditions (other than pricing and optional prepayment and redemption terms) that are either (x) substantially similar to, or (when taken as a whole) no more favorable to the lenders providing such Specified Refinancing Debt than, those applicable to the Loans or commitments being refinanced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date of the relevant Loans or commitments existing at the time of such refinancing) or (y) reflective of market terms and conditions at the time of incurrence thereof, in each case, as determined in good faith by the Parent Borrower (except for covenants or other provisions applicable only to periods after the latest final maturity date of the relevant Loans or commitments existing at the time of such refinancing); and

(ix) the Net Proceeds of such Specified Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans being so refinanced, in each case, pursuant to Section 2.08 and 2.11, as applicable; provided, however, that such Specified Refinancing Debt (x) may provide for any additional or different financial or other covenants or other provisions that are agreed among the Parent Borrower and the lenders thereof and applicable only during periods after the Latest Maturity Date of any of the Loans (and Commitments) that remain outstanding after giving effect to such Specified Refinancing Debt or the date on which all non-refinanced Obligations are paid in full and (y) shall not have a principal or commitment amount (or accreted value) greater than the Loans and unused Revolving Commitments being refinanced (excluding accrued interest, fees (including original issue discount and upfront fees), discounts, premiums or expenses).

(b) The Parent Borrower shall make any request for Specified Refinancing Debt pursuant to a written notice to the Administrative Agent specifying in reasonable detail the proposed terms thereof. Any proposed Specified Refinancing Debt may be provided by existing Lenders (it being understood that existing Lenders are not required to provide such proposed Specified Refinancing Debt) or, to the extent required pursuant to Section 10.04(b), subject to the approval of the Administrative Agent and, with respect to revolving commitments, the Issuing Banks (in each case, which approval shall not be unreasonably withheld, conditioned or delayed), Eligible Assignees in such respective amounts as the Parent Borrower may elect.

(c) The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in clause (a) above and, subject to Section 1.03, Section 4.02, and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements, including any supplements or amendments to the Security Documents providing for such Specified Refinancing Debt to be secured thereby, generally consistent, where applicable, with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). The Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary in order to establish any Specified Refinancing Debt and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Parent Borrower in connection with the establishment of such Specified Refinancing Debt, in each case, on terms consistent with and/or to effect the provisions of this Section 2.22.

(d) Each Class of Specified Refinancing Debt incurred under this Section 2.22 shall be in an aggregate principal amount that is (i) not less than $5,000,000, or $1,000,000 increments in excess thereof or (ii) the amount required to refinance all of the applicable Class of Loans and/or Commitments. Any Refinancing Amendment may provide for the making of Specified Refinancing Revolving Loans to, or the issuance of Letters of Credit for the account of, the Borrowers or any Subsidiary, or the provision to the Borrowers of Swingline Loans, pursuant to any revolving credit facility established thereby, in each case, on terms substantially equivalent to the terms applicable to Letters of Credit and Swingline Loans under the Revolving Commitments.

(e) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Debt incurred pursuant thereto (including the addition of such Specified Refinancing Debt as separate facilities hereunder and treated in a manner consistent with the Credit Facilities being refinanced, including for purposes of prepayments and voting). Any Refinancing Amendment may, without the consent of any Person other than the Borrowers, the Administrative Agent and the Lenders providing such Specified Refinancing Debt, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower to effect the provisions of or be consistent with this Section 2.22. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Bank, participation in Letters of Credit expiring on or after the scheduled maturity date in respect of a Class of revolving commitments shall be reallocated from Lenders holding such revolving commitments to Lenders holding refinancing revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding refinancing revolving commitments, be deemed to be participation interests in respect of such refinancing revolving commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly.

Section 2.23 Extension of Term Loans; Extension of Revolving Loans.

(a) Extension of Term Loans. Any Borrower may at any time and from time to time request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.23. In order to establish any Extended Term Loans, the relevant Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be identical in all material respects to the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, except that: (i) all or any of the scheduled amortization payments, if any, of all or a portion of any principal amount of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments, if any, of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; (ii) (A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and voluntary prepayment terms and premiums with respect to the Extended Term Loans may be different than those for the Term Loans of such Existing Term Loan Tranche and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loans in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have prepayment terms (including call protection and prepayment terms and premiums) as may be agreed by the relevant Borrower and the Lenders thereof; provided, that (A) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the maturity date of the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, (B) the weighted average life to maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Term Loans) than the remaining weighted average life to maturity of the Existing Term Loan Tranche from which such Extended Term Loans are to be amended (C) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (D) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case, as specified in the respective Term Loan Extension Request. Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche. Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.23 shall be in an aggregate principal amount that is not less than $5,000,000.

(b) Extension of Revolving Commitments. Any Borrower may at any time and from time to time request that all or a portion of the Revolving Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Revolving Commitments (any such Revolving Commitments which have been so amended, “Extended Revolving Commitments”) and to provide for other terms consistent with this Section 2.23. In order to establish any Extended Revolving Commitments, the relevant Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) be identical in all material respects to the Revolving Commitments under the Existing Revolver Tranche from which such Extended Revolving Commitments are to be amended, except that: (i) the maturity date of the Extended Revolving Commitments may be delayed to a later date than the maturity date of the Revolving Commitments of such Existing Revolver Tranche, to the extent provided in the applicable Extension Amendment; (ii) (A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts and voluntary prepayment terms and premiums with respect to the Extended Revolving Commitments may be different than those for the Revolving Commitments of such Existing Revolver Tranche and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Commitments in addition to any of the item contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Commitments); and (iv) all borrowings under the applicable Revolving Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Commitments of the applicable Revolver Extension Series) and repayments thereunder shall be made on a pro rata basis (except for repayments required upon the maturity date of the non-extending Revolving Commitments); provided, that (A) in no event shall the final maturity date of any Extended Revolving Commitments of a given Revolver Extension Series at the time of establishment thereof be earlier than the maturity date of the Existing Revolver Tranche from which such Extended Revolving Commitments are to be amended and (B) that all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Revolving Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series”) of Extended Revolving Commitments for all purposes of this Agreement; provided that any Extended Revolving Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche. Each Revolver Extension Series of Extended Revolving Commitments incurred under this Section 2.23 shall be in an aggregate principal amount that is not less than $5,000,000.

(c) Extension Request. The relevant Borrower shall provide the applicable Extension Request at least five (5) Business Days (or such shorter period as the Administrative Agent may determine in its sole discretion) prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolver Tranche, as applicable, are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case, acting reasonably to accomplish the purposes of this Section 2.23. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Commitments amended into Extended Revolving Commitments, as applicable, pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans and any Revolving Lender (each, an “Extending Revolving Lender”) wishing to have all or a portion of its Revolving Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Commitments under the Existing Revolver Tranche, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Commitments under the Existing Revolver Tranche, as applicable, in respect of which applicable Term Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Commitments, as applicable, requested to be extended pursuant to the Extension Request, Term Loans or Revolving Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Revolving Commitments, as applicable, on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans or Revolving Commitments, as applicable, included in each such Extension Election.

(d) Extension Amendment. Extended Term Loans and Extended Revolving Commitments shall be established pursuant to an amendment (each, a “Extension Amendment”) to this Agreement among the relevant Borrower, the Administrative Agent and each Extending Term Lender or Extending Revolving Lender, as applicable, providing an Extended Term Loan or Extended Revolving Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Section 2.23(a) or (b) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth above and, subject to Section 1.03, Section 4.02, and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements, generally consistent, where applicable, with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). The Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary in order to effect any Extension Amendment and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the relevant Borrower in connection with the establishment of such Extension Amendment, in each case, on terms consistent with and/or to effect the provisions of this Section 2.23. In addition, if so provided in the relevant Extension Amendment and with the consent of each Issuing Bank, participation in Letters of Credit expiring on or after the scheduled maturity date in respect of a Class of revolving commitments shall be reallocated from Lenders holding such revolving commitments to Lenders holding Extended Revolving Commitments in accordance with the terms of such Extension Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding refinancing revolving commitments, be deemed to be participation interests in respect of such extended revolving commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly.

(e) No amendment, conversion or exchange of Loans pursuant to any Extension Amendment in accordance with this Section 2.23 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

Section 2.24 Interest Act (Canada). For purposes of the Interest Act (Canada), (a) whenever any interest or fee under this Agreement is calculated using a rate based on a period other than a calendar year (the “Calculation Period”) each rate of interest determined pursuant to such calculation when expressed as an annual rate is equivalent to such rate as so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in the Calculation Period, (b) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement and (c) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

On the dates and to the extent required pursuant to Sections 4.01(i) and 4.02(a), each of PubCo and Holdings (in each case, solely to the extent provided below) and each Borrower party hereto represent and warrant on behalf of itself and its Restricted Subsidiaries to the Lenders that:

Section 3.01 Organization; Powers. PubCo, Holdings, each Borrower and each of its Restricted Subsidiaries (a) is validly existing under the laws of the jurisdiction of its organization, incorporation or formation, except, in the case of a Restricted Subsidiary, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (b) has all requisite power and authority to carry on its business as now conducted, except, in the case of a Restricted Subsidiary, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (where relevant) in, its jurisdiction of organization, incorporation or formation and every other jurisdiction where such qualification is required.

Section 3.02 Authorization; Enforceability. Each Loan Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. This Agreement has been duly executed and delivered by each Loan Party party hereto, and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, capital impairment, recognition of judgments, recognition of choice of law, enforcement of judgments or other similar laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered to the Administrative Agent in connection with the Loan Documents.

Section 3.03 Governmental Approvals; No Conflicts. The execution and delivery of each Loan Document by each Loan Party party thereto and performance thereof: (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents and (iii) for consents, approvals, registrations, filings or other actions, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) will not violate (i) any applicable Law or regulation, (ii) in any material respect, the charter, by-laws or other organizational or constitutional documents of such Loan Party or (iii) any order of any Governmental Authority binding on such Loan Party and (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon such Loan Party or any of its Restricted Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by such Loan Party or any of its Restricted Subsidiaries, and except to the extent such violation or default referred to in clause (b)(i) or (c) above could not reasonably be expected to result in a Material Adverse Effect.

Section 3.04 Financial Condition; Projections; No Material Adverse Effect.

(a) Financial Statements. The Parent Borrower has heretofore furnished to the Lenders the Annual Financial Statements and the Quarterly Financial Statements. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent Borrower and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) Projections. The consolidated forecasted statements of financial position, consolidated income statement, consolidated statements of comprehensive income and cash flows of the Parent Borrower and its Subsidiaries most recently delivered to the Lenders on or prior to the Closing Date were prepared in good faith based upon assumptions believed by the management of the Parent Borrower to be reasonable at the time such projections were furnished; it being understood by the Agent and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Parent Borrower and its Restricted Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may significantly differ from the projected results and such differences may be material.

(c) No Material Adverse Effect. Since December 31, ~~2018~~2020, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.05 Properties.

(a) Title. Each of PubCo, Holdings, the Borrowers and their respective Restricted Subsidiaries is the legal and beneficial owner of, and has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or where the failure to have such title or interest could not reasonably be expected to result in a Material Adverse Effect, and none of the assets of such Borrower or any such Restricted Subsidiary is subject to any Lien (or the interest of any other person) except Liens permitted by Section 6.02.

(b) Intellectual Property. Except as could not reasonably be expected to result in a Material Adverse Effect, (i) PubCo, Holdings, each Borrower and its Restricted Subsidiaries owns, or is licensed to use, all trademarks, trade names, service names, domain names, copyrights, patents, trade secrets, know-how and other intellectual property and proprietary rights (“Intellectual Property”) that are necessary for its business as presently conducted, (ii) no claim has been asserted in writing and is pending by any Person challenging the use, validity or enforceability of any such Intellectual Property, and to the knowledge of any Loan Party, there is no valid basis for any such claim and (iii) to the knowledge of any Loan Party, the use of any such Intellectual Property by such Loan Party does not infringe upon the rights of any other Person and the Intellectual Property owned by any Loan Party is not being infringed by any other Person.

Section 3.06 Litigation and Environmental Matters.

(a) Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened in writing against or affecting PubCo, Holdings, any Borrower or any of their respective Restricted Subsidiaries which are reasonably likely to be adversely determined and, if so determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (taking into account reserves made or the benefit of warranties, indemnities or insurance coverage in respect thereof).

(b) Environmental Matters. Except as could not reasonably be expected to, either individually or in the aggregate, result in a Material Adverse Effect (taking into account reserves made or the benefit of warranties, indemnities or insurance coverage in respect thereof), none of PubCo, Holdings, any Borrower or any of their respective Restricted Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability, (iii) has received written notice of any pending or threatened claim with respect to any Environmental Liability, (iv) knows of any basis for, or knows of any event or circumstance that could reasonably be expected to give rise to, any Environmental Liability, or (v) has assumed or retained by contract or operation of law any obligations under Environmental Law or relating to Hazardous Materials.

Section 3.07 Compliance with Laws. Each of PubCo, Holdings, the Borrowers and their respective Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.08 Investment Company Act Status. No Loan Party nor any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09 Taxes. Each of PubCo, Holdings, the Parent Borrower and each of its Restricted Subsidiaries has timely filed or caused to be filed all income Tax returns and other material Tax returns and reports required to have been filed and has paid all Taxes that are required to have been paid by it, except (A) Taxes not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, that are being contested in good faith by appropriate proceedings diligently conducted and for which such Person, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (B) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. To the best of its knowledge, no material proposed Tax deficiency or assessment has been asserted against any Loan Party.

Section 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, the fair market value of the assets of each Pension Plan was not materially less than the present value of the accumulated benefit obligation under such Pension Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) as of the close of the most recent plan year, as reported in the most recent financial statements reflecting such amounts. If all of the Pension Plans were terminated (disregarding any Pension Plans with surpluses), the unfunded liabilities with respect to the Pension Plans, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.11 Disclosure. As of the Closing Date, neither the Information Memorandum nor any of the other written information concerning Holdings, the Parent Borrower and their respective subsidiaries furnished by or on behalf of any Loan Party to the Administrative Agent (other than information of a general economic or industry specific nature, projected financial information or other forward looking information), when taken as a whole, contains when furnished any untrue statement of material fact or omits to state any material fact necessary to make the statements therein not materially misleading, in the light of the circumstances under which they were made (after giving effect to all supplements from time to time).

Section 3.12 Subsidiaries. As of the Closing Date (after giving effect to the Transactions to occur on the Closing Date), neither Holdings nor the Parent Borrower has any Subsidiaries other than those listed on Schedule 3.12. Schedule 3.12 sets forth the jurisdiction of incorporation or organization of each such Subsidiary, the percentage of Holdings’ or the Parent Borrower’s, as applicable, ownership of the outstanding Equity Interests of each Subsidiary directly owned by the Parent Borrower and the percentage of each Subsidiary’s ownership of the outstanding Equity Interests of each other Subsidiary.

Section 3.13 Labor Matters. As of the Closing Date, except as disclosed on Schedule 3.13, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against Holdings, the Parent Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Parent Borrower, threatened in writing, that would have a material impact on the operations of the Parent Borrower and its Restricted Subsidiaries and (b) the hours worked by and payments made to employees of the Parent Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or other applicable Law dealing with such matters.

Section 3.14 Solvency. As of the Closing Date, immediately after the consummation of the Transactions to occur on such date: (a) the sum of the debt (including contingent liabilities) of Holdings, the Parent Borrower and its Subsidiaries on a consolidated basis does not exceed the fair value of the assets of Holdings, the Parent Borrower and its Subsidiaries on a consolidated basis, (b) the capital of Holdings, the Parent Borrower and its Subsidiaries on a consolidated basis is not unreasonably small in relation to the business of Holdings, the Parent Borrower and its Subsidiaries on a consolidated basis, contemplated as of such date and (c) Holdings, the Parent Borrower and its Subsidiaries, on a consolidated basis do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

Section 3.15 Margin Securities. None of PubCo, Holdings, the Parent Borrower nor any of its Restricted Subsidiaries, is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of Regulation X or that would entail a violation of Regulation U of the Board of Governors of the Federal Reserve System (and if required by such regulations or requested by a Lender, the Parent Borrower or such Restricted Subsidiary, as applicable, will provide any applicable Lender with a signed Form G-3 or U-1 or any successor form, as applicable, containing the information required to be provided on such form by such entity).

Section 3.16 Security Interest in Collateral. Subject to (i) the terms of the last paragraph of Section 4.01, (ii) applicable bankruptcy, insolvency, reorganization, moratorium, capital impairment, recognition of judgments, recognition of choice of law, enforcement of judgments or other similar laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (iii) the Perfection Requirements and (iv) the provisions of this Agreement and the other relevant Loan Documents, the Security Documents create legal, valid, binding and enforceable Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, and upon the satisfaction of the Perfection Requirements, such Liens constitute perfected Liens (with the priority that such Liens are expressed to have under the relevant Security Documents) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents and in the case of Intellectual Property, to the extent a security interest can be perfected by such Perfection Requirements) securing the Obligations, in each case, as and to the extent set forth therein.

Section 3.17 Anti-Corruption Laws and Sanctions.

(a) Each of PubCo, Holdings, the Borrowers and their respective Subsidiaries is in compliance in all material respects with applicable (i) anti-money laundering and counter-terrorist financing laws and regulations and (ii) provisions of the Patriot Act.

(b) PubCo, Holdings and the Parent Borrower have implemented and maintain in effect policies and procedures reasonably designed to promote compliance in all material respects by the Borrowers and their respective Subsidiaries and their respective directors, officers and employees with the FCPA, and each of the Borrowers and their respective Subsidiaries, and their respective directors and officers and, to the knowledge of the Parent Borrower, their respective employees and agents are in compliance in all material respects with Anti-Corruption Laws and applicable Sanctions and are not knowingly engaged in any activity that would reasonably be expected to result in PubCo, Holdings or any Borrower being designated as a Sanctioned Person.

(c) None of (i) PubCo, Holdings, the Borrowers or any of their Subsidiaries or any of their respective directors or officers, or (ii) to the knowledge of the Parent Borrower, any employee of any Borrower or any Subsidiary, or (iii) to the knowledge of the Parent Borrower, any agent of PubCo, Holdings or PubCo, any Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(d) No Borrower will directly or, to its knowledge, indirectly, use the proceeds of the Loans or Letters of Credit (i) in violation of applicable Sanctions administered by OFAC or (ii) in violation of the FCPA.

Section 3.18 Junior Indebtedness. The Obligations are “Senior Debt”, “Senior Indebtedness”, “Guarantor Senior Debt”, “Senior Secured Financing” or “Designated Senior Debt” (or any comparable term) under, and as defined in, any Junior Indebtedness Document.

Section 3.19 Beneficial Ownership. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

ARTICLE IV

CONDITIONS

Section 4.01 Closing Date. The obligations of the applicable Lenders to make Term Loans hereunder, the obligations of the applicable Lenders to make Revolving Loans hereunder and any agreement of the Issuing Banks to issue any Letters of Credit hereunder shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) Execution and Delivery of Loan Documents. Subject in all respects to the limitations set forth in the Collateral and Guarantee Requirement, the Administrative Agent shall have received each of the following, each of which shall be originals or delivered by other electronic transmission, including as “.pdf” files transmitted by electronic mail, unless otherwise specified:

(i) a counterpart of this Agreement signed on behalf of Holdings and the Parent Borrower;

(ii) the Guaranty, duly executed by each of Holdings, the Parent Borrower and the Subsidiary Loan Parties;

(iii) the Security Agreement, duly executed by Holdings, the Parent Borrower and each Subsidiary Loan Party, together with:

(1) the certificates representing the shares of capital stock or other Equity Interests (in each case, to the extent certificated) required to be pledged by any Loan Party (including Holdings and the Parent Borrower) pursuant to the Collateral and Guarantee Requirement and the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; and

(2) each promissory note (if any) required to be pledged to the Collateral Agent by any Loan Party (including Holdings and the Parent Borrower) pursuant to the Security Agreement, endorsed in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(b) Legal Opinions. The Administrative Agent shall have received a written opinion (addressed to the Agent, the Lenders and the Issuing Banks and dated the Closing Date) of counsel (including, without limitation, local counsel) for the Loan Parties covering such matters relating to the Loan Parties and the Loan Documents as of the Closing Date as are customary for financings of this type.

(c) Corporate Authorization Documents. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by a secretary, assistant secretary or other Responsible Officer thereof, which shall (A) certify that (w) attached thereto is a true and complete copy of the certificate or articles of incorporation, formation or organization (including, if applicable, any certificates of incorporation on a change of name) of such Loan Party certified by the relevant authority of its jurisdiction of organization or incorporation, (x) such certificate or articles of incorporation, formation or organization (including, if applicable, any certificates of incorporation on a change of name) of such Loan Party attached thereto have not been amended (except as attached thereto) since the date reflected thereon, (y) attached thereto is a true and correct copy of the by-laws or operating, management, partnership or similar agreement of such Loan Party, together with all amendments thereto as of the Closing Date and such by-laws or operating, management, partnership or similar agreement are in full force and effect and (z) attached thereto is a true and complete copy of the resolutions or written consent, as applicable, of its board of directors, board of managers, sole member, shareholders or other applicable governing body authorizing the execution and delivery of the Loan Documents, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (B) identify by name and title and bear the signatures of the officers, managers, directors or authorized signatories (including, if applicable, any attorneys) of such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party on the Closing Date and (ii) a good standing (or equivalent) certificate as of a recent date for such Loan Party from the relevant authority of its jurisdiction of organization (to the extent applicable).

(d) Patriot Act. The Administrative Agent and the Collateral Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information with respect to the Loan Parties required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested in writing by the Administrative Agent or the Collateral Agent, as applicable, at least ten (10) Business Days prior to the Closing Date.

(e) Existing Indebtedness Refinancing. The Existing Indebtedness Refinancing shall have been consummated prior to, or shall be consummated substantially concurrently with, the initial Borrowing under the Credit Facilities.

(f) Fees and Expenses. The Arrangers, Administrative Agent and Collateral Agent shall have or at the same time as drawing received all fees and expenses due and payable on or prior to the Closing Date, to the extent, in the case of expenses, invoiced at least three (3) Business Days prior to the Closing Date (or such shorter period reasonably agreed by the Parent Borrower), required to be paid on the Closing Date (which amounts may be offset against the proceeds of the Credit Facilities).

(g) Borrowing Request. The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03.

(h) Representations and Warranties; No Default. At the time of and upon giving effect to the Borrowing of the Loans or issuance, amendment, renewal or extension of any Letter of Credit, in each case on the Closing Date, (i) the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date; provided that any representation and warranty that is qualified as to materiality shall be true and correct in all respects (after giving effect to such qualification therein and (ii) no Default shall exist or result therefrom.

(i) Officer’s Certificate. The Administrative Agent shall have received a certificate from a Responsible Officer of the Parent Borrower, certifying as to the matters set forth in clause (h) of this Section 4.01.

(j) Solvency Certificate. The Administrative Agent shall have received a certificate in substantially the form of Exhibit K from a Financial Officer (or other officer with reasonably equivalent responsibilities) of the Parent Borrower dated as of the Closing Date and certifying as to the matters set forth therein.

(k) Material Adverse Effect. Since December 31, 2018, there shall not have occurred a Material Adverse Effect.

(l) Beneficial Ownership Certificate. Prior to the Closing Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower.

The Administrative Agent shall notify the Parent Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

Section 4.02 Each Credit Event After the Closing Date. The obligation of each Lender to make a Loan (other than a conversion or a continuation of a Borrowing) on the occasion of any Borrowing, and any agreement of the Issuing Banks to issue, amend, renew or extend any Letter of Credit (other than any Loan, Borrowing or issuance, amendment, renewal or extension of such Letter of Credit on the Closing

Date), is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) Representations and Warranties. At the time of and immediately after giving effect to such Borrowing or issuance, amendment, renewal or extension of such Letter of Credit, in each case, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date; provided that any representation and warranty that is qualified as to materiality shall be true and correct in all respects (after giving effect to such qualification therein).

(b) No Default. At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall exist or result therefrom.

(c) Borrowing Request. The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by each Borrower on the date thereof as to the matters specified in clauses (a) and (b) of this Section 4.02; provided, however, (A) the application of clauses (a) and (b) hereto to any Incremental Loan made in connection with any Limited Condition Transaction shall, at the Borrower’s option, be subject to Section 1.03 and (B) clauses (a) and (b) hereto shall not apply to any Loans made under any Refinancing Amendment or Extension Amendment unless the lenders in respect thereof have required satisfaction of the same in the applicable Refinancing Amendment or Extension Amendment, as applicable.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Date of Full Satisfaction, PubCo, Holdings and the Parent Borrower (and each other Borrower to the extent applicable) covenants and agrees with the Lenders that:

Section 5.01 Financial Statements and Other Information. The Parent Borrower will furnish to the Administrative Agent:

(a) Annual Audit. Within ninety (90) days ~~after the end of each Fiscal Year after the Closing Date of the Parent Borrower~~of PubCo after the Effective Date (as defined in Master Amendment No. 1), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case ~~(other than for the consolidated financial statements for Fiscal Year ending January 31, 2016)~~ in comparative form, the figures for the previous Fiscal Year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (except for any such qualification pertaining to the maturity of any Credit Facility, any Incremental Facility, any Refinancing Loans, any Refinancing Notes, any Extension Series, any Incremental Equivalent Debt or any Permitted Ratio Debt occurring within twelve (12) months of the relevant audit or any breach or anticipated breach of any financial covenant)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of ~~the Parent Borrower~~PubCo and its Subsidiaries on a consolidated basis in accordance with GAAP; provided that any comparative financial statements for fiscal years ending on or about December 31, 2020, December 31, 2021 and December 31, 2022 shall only be delivered to the extent readily available;

(b) Quarterly Unaudited Financial Statements. Within forty-five (45) days after the end of each Fiscal Quarter ~~after the Closing Date of the Parent Borrower~~of PubCo after the Effective Date (as defined in Master Amendment No. 1) not corresponding with the Fiscal Year end, its unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form, the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of ~~the Parent Borrower~~PubCo and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP (without giving effect to purchase accounting), subject to normal year-end audit adjustments and the absence of footnotes, and accompanied by a statement by one of ~~the Parent Borrower’s~~PubCo’s Financial Officers commenting on the performance of the Group for the quarter to which the financial statements relate and any material developments or proposals affecting the Group or business; provided that any comparative financial statements for fiscal quarters ending in the calendar years ending December 31, 2020, December 31, 2021 and December 31, 2022 shall only be delivered to the extent readily available;

(c) Compliance Certificate. Within five (5) Business Days after delivery of financial statements under clause (a) or (b) above, a certificate in substantially the form of Exhibit B hereto of a Financial Officer of ~~the Parent Borrower~~PubCo (i) certifying as to whether a Default, which has not previously been disclosed or which has not been cured, has occurred and, if such a Default is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenant;

(d) ~~Narrative Report. Simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 5.01(a) and (b), a Narrative Report~~[Reserved];

(e) Financial Plan. As soon as available and in any event no later than ninety (90) days after the beginning of each Fiscal Year of ~~the Parent Borrower~~PubCo, an annual budget prepared by management of ~~the Parent Borrower~~PubCo, consisting of condensed income statements on an annual basis for such Fiscal Year;

(f) Additional Information. Promptly following any request therefor (i) material non-privileged information regarding the operations, business affairs and financial condition of PubCo, Holdings, the Parent Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request; provided, that such financial information is otherwise prepared by PubCo, Holdings, the Parent Borrower or such Restricted Subsidiary in the ordinary course of business and is of a type customarily provided to lenders in similar syndicated credit facilities and (ii) all information related to PubCo, Holdings, the Parent Borrower and the other Loan Parties (including but not limited to names, addresses and tax identification numbers) reasonably requested by the Administrative Agent and required by the Patriot Act to be obtained by the Administrative Agent or any Lender; and

(g) ERISA Notices. As promptly as practicable following reasonable request of the Administrative Agent, the Loan Parties and/or their ERISA Affiliates shall make a request for any documents described in Section 101(k) and 101(l) of ERISA that any Loan Party or any ERISA Affiliate may request of any Multiemployer Plans or notices from such administrator or sponsor and the Parent Borrower shall provide copies of such documents and notices to the Administrative Agent as promptly as practicable following after receipt thereof~~; and~~.

~~(h) Beneficial Ownership. Simultaneously with the delivery of each set of consolidated financial statements referred to in Section 5.01(a), written notice of any change (if any) in the information provided in the latest Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.~~

~~The~~Notwithstanding the foregoing, the information required to be delivered by clauses (a)~~,~~ and (b~~) and (d~~) of this Section 5.01 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports or other reports containing such information, shall have been posted by the Administrative Agent on a Platform to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section 5.01 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent; provided, further, that the Parent Borrower shall deliver paper copies of any such information to the Administrative Agent if the Administrative Agent or any Lender reasonably requests the Parent Borrower to deliver such paper copies.

Section 5.02 Notices of Material Events. The Parent Borrower will, after a Responsible Officer of the Parent Borrower has obtained knowledge thereof, furnish to the Administrative Agent prompt written notice of (and if applicable, in the case of clause (d) below, the items set forth in) the following:

(a) Default. the occurrence of any Default;

(b) Notice of Proceedings. the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent Borrower or any Restricted Subsidiary that could reasonably be expected to result in a Material Adverse Effect;

(c) ERISA Event. the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) Material Adverse Effect. any other development by or relating to Parent Borrower or any Restricted Subsidiary that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business.

(a) PubCo, Holdings and the Parent Borrower will, and will cause each of ~~their respective~~its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence except, solely in the case of a Restricted Subsidiary, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any transactions permitted under Section 6.03 ~~or~~, Section 6.05 or Section 6.12.

(b) PubCo, Holdings and the Parent Borrower will, and Parent Borrower will cause each of ~~their respective~~its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect all of its rights, licenses, permits, privileges, franchises and Intellectual Property unless the failure to preserve, renew and keep in full force and effect such rights, licenses, permits, privileges, franchises or Intellectual Property could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any transactions or actions permitted under Section 6.03 ~~or~~, Section 6.05 or Section 6.12.

Section 5.04 Payment of Taxes. PubCo, Holdings and the Parent Borrower will, and the Parent Borrower will cause each of ~~their respective~~its Restricted Subsidiaries to, pay its Tax liabilities, before the same shall become more than thirty (30) days overdue, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted, (ii) the Parent Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (iii) such contest effectively suspends collection of the contested obligation and the foreclosure of any Lien securing such obligation or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05 Maintenance of Properties. PubCo, Holdings and the Parent Borrower will, and Parent Borrower will cause each of ~~their respective~~its Restricted Subsidiaries to, keep and maintain all property in good working order and condition, ordinary wear and tear and casualty and condemnation excepted and except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect or as otherwise expressly permitted by this Agreement.

Section 5.06 Insurance.

(a) PubCo, Holdings and the Parent Borrower will, and Parent Borrower will cause each of ~~their respective~~its Restricted Subsidiaries to, maintain, with financially sound and reputable (in the good faith judgment of its management) insurance companies, insurance in such amounts (after giving effect to any self-insurance) as reasonable and customary for similarly situated Persons in the same or similar businesses as the Parent Borrower and its Restricted Subsidiaries and against such risks as are customarily maintained by companies of established reputation engaged in the same or similar businesses operating in the same or similar locations; provided that notwithstanding the foregoing, none of PubCo, Holdings, the Parent Borrower or ~~their respective~~its Restricted Subsidiaries shall be required to obtain or maintain insurance that is more restrictive than their normal course of practice. The Parent Borrower will furnish to the Lenders, upon reasonable request of the Administrative Agent (but not more frequently than once per Fiscal Year), information in reasonable detail as to the insurance so maintained.

(b) PubCo, Holdings and the Parent Borrower will use commercially reasonable efforts to ensure that, in the case of insurance policies maintained by any Loan Party (other than business interruption insurance (if any), director and officer insurance and worker’s compensation insurance), unless otherwise agreed by the Administrative Agent, (a) each general liability insurance policy shall name the Collateral Agent (or its agent or designee) as additional insured and (b) each insurance policy covering Collateral shall name the Collateral Agent (or its agent or designee) as lender loss payee.

(c) With respect to each Mortgaged Property that has any improvement located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under Flood Insurance Laws, then, the applicable Loan Party (i) has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent, including, without limitation, evidence of annual renewals of such insurance.

Section 5.07 Books and Records; Inspection and Audit Rights. PubCo, Holdings and the Parent Borrower will, and Parent Borrower will cause each of ~~their respective~~its Restricted Subsidiaries to, keep proper books of record and account in which entries that are full, true and correct in all material respects are made of all material dealings and transactions in relation to its business and activities in order to permit the preparation of its financial statements in accordance with GAAP. The Parent Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided that (a) the Parent Borrower shall reimburse the Administrative Agent not more than once each Fiscal Year for visits, inspections, examinations and discussions conducted under this Section 5.07 if no Event of Default exists at the time thereof (and the Parent Borrower shall reimburse the Administrative Agent for all such visits, inspections, examinations and discussions conducted when an Event of Default exists), (b) the Parent Borrower shall have the opportunity to be present at any meeting with its independent accountants and (c) only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 5.07. Notwithstanding anything to the contrary in this Section 5.07, none of the Parent Borrower or any of its Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 5.08 Compliance with Laws. PubCo, Holdings and the Parent Borrower will, and Parent Borrower will cause each of ~~their~~its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.09 Environmental Laws. PubCo, Holdings and the Parent Borrower will, and Parent Borrower will cause each of ~~their respective~~its Restricted Subsidiaries to:

(a) Comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.10 Collateral Matters; Guaranty.

(a) Subject to the terms of the Collateral and Guarantee Requirement and any applicable limitation in any Security Document, the Parent Borrower will, and will cause each Subsidiary Loan Party to, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including upon (i) the formation (including, without limitation, upon the formation of any Subsidiary that is a Delaware Divided LLC) or acquisition after the Closing Date of any Restricted Subsidiary that is a Domestic Subsidiary, (ii) the designation of any Unrestricted Subsidiary that is a Domestic Subsidiary as a

Restricted Subsidiary, (iii) any Restricted Subsidiary that is a Domestic Subsidiary ceasing to be an Immaterial Subsidiary or (iv) any Restricted Subsidiary that is a Domestic Subsidiary ceasing to be an Excluded Subsidiary, on or before the date that is sixty (60) days after the relevant formation, acquisition, designation or cessation occurred (or such longer period as the Administrative Agent may reasonably agree), the Parent Borrower shall (A) cause such Restricted Subsidiary (other than any Excluded Subsidiary) to comply with the requirements set forth in clause (a) of the definition of “Collateral and Guarantee Requirement” and (B) upon the reasonable request of the Administrative Agent, cause the relevant Restricted Subsidiary to deliver to the Administrative Agent a customary opinion of counsel for such Restricted Subsidiary, addressed to the Administrative Agent and the Lenders.

(b) (i) No later than ninety (90) days (or such longer period as the Administrative Agent may reasonably agree) after the Closing Date (or with respect to any Material Real Property set forth on Schedule 1.01), in the case of Material Real Property (other than any Excluded Asset) owned by Loan Parties on the Closing Date, if any, or (ii) within ninety (90) days (or such longer period as the Administrative Agent may reasonably agree) after the acquisition by any Loan Party of any Material Real Property (other than any Excluded Asset), in the case of such Material Real Property acquired after the Closing Date, the Parent Borrower shall cause each Loan Party to comply with the requirements set forth in clause (e) of the definition of “Collateral and Guarantee Requirement” with respect to the relevant Material Real Property; it being understood and agreed that, with respect to any Material Real Property owned by any Restricted Subsidiary at the time such Restricted Subsidiary is required to become a Loan Party under Section 5.10(a) above, such Material Real Property shall be deemed to have been acquired by such Restricted Subsidiary on the first day on which it becomes a Loan Party under Section 5.10(a).

Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that:

(i) no Loan Party shall be required to seek any landlord waiver, bailee letter, estoppel, warehouseman waiver or other collateral access, lien waiver or similar letter or agreement;

(ii) no action shall be required to perfect any Lien with respect to (A) any vehicle or other asset subject to a certificate of title, and any retention of title, extended retention of title rights, or similar rights, (B) letter of credit rights, (C) the capital stock of any Immaterial Subsidiary or (D) the capital stock of any Person that is not a Subsidiary which, if a Subsidiary, would constitute an Immaterial Subsidiary, in each case, except to the extent that a security interest therein is perfected by filing a UCC financing statement (which shall be the only required perfection action);

(iii) no Loan Party shall be required to perfect a security interest in any asset to the extent perfection of a security interest in such asset would be prohibited under any applicable Law;

(iv) any joinder or supplement to any Guaranty, any Security Document or any other Loan Document executed by any Restricted Subsidiary that is required to become a Loan Party pursuant to Section 5.10(a) above may, with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty with respect to such Restricted Subsidiary set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct in all material respects to the extent required thereby or by the terms of any other Loan Document;

(v) the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other Tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined by the Parent Borrower and the Administrative Agent;

(vi) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in any assets or to perfect or make enforceable such security interests (including any Intellectual Property registered in any non-U.S. jurisdiction) (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction or any requirement to make any filings in any foreign jurisdiction including with respect to foreign Intellectual Property); and

(vii) no actions shall be required with respect to assets requiring perfection through control agreements or perfection by “control” (as defined in the UCC) (other than in respect of Indebtedness for borrowed money (other than intercompany Indebtedness) owing to the Loan Parties evidenced by a note in excess of $5,000,000, Indebtedness of any non-Loan Party that is owing to any Loan Party (which shall be evidenced by the Global Intercompany Note and pledged to the Collateral Agent)) and certificated Equity Interests of wholly owned Restricted Subsidiaries that are Material Subsidiaries otherwise required to be pledged pursuant to the Security Agreement to the extent otherwise required by the definition of “Collateral and Guarantee Requirement.”

Section 5.11 Use of Proceeds.

(a) The proceeds of the Term Facility made on the Closing Date, will be used (i) to consummate the Existing Indebtedness Refinancing, (ii) for general corporate purposes of the Parent Borrower and its Subsidiaries (including the working capital needs, capital expenditures, acquisitions, other investments and Restricted Payments) and any other purpose not prohibited under the Loan Documents, and (iii) to pay fees, costs and expenses related to the Transactions (including accrued and unpaid interest and applicable premiums).

(b) The proceeds of the Revolving Facility will be used for general corporate purposes of the Parent Borrower and its Subsidiaries (including the working capital needs, capital expenditures, acquisitions, other investments and Restricted Payments) and any other purpose not prohibited under the Loan Documents.

(c) Letters of Credit will be issued to support transactions, including any Existing Letters of Credit, entered into by the Parent Borrower or a Restricted Subsidiary in the ordinary course of business.

Section 5.12 Designation of Subsidiaries. The Parent Borrower may at any time designate any Restricted Subsidiary of the Parent Borrower (other than a Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Parent Borrower shall be in compliance, on a Pro Forma Basis, with the Financial Covenant, and, as a condition precedent to the effectiveness of any such designation, the Parent Borrower shall deliver to the Administrative Agent in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, a certificate setting forth in reasonable detail the calculations demonstrating such compliance and (iii) such Subsidiary also shall have been or will promptly be designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under any Permitted Ratio Debt, Incremental Equivalent Debt, Refinancing Notes or any Refinancing Loans, and any Permitted Refinancing Indebtedness of any of the foregoing (and successive Permitted Refinancing Indebtedness thereof), in each case, to the extent such concept exists therein. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Parent Borrower therein at the date of designation in an amount equal to the fair market value of the Parent Borrower’s or its Subsidiary’s (as applicable) Investment therein (including the aggregate (undiscounted) principal amount of any Indebtedness owed by such Subsidiary to any Loan Party or Restricted Subsidiary at the time of such designation). The Investment resulting from such designation must otherwise be in compliance with Section 6.04. The Parent Borrower may designate any Unrestricted Subsidiary as a Restricted Subsidiary at any time by written notice to the Administrative Agent if after giving effect to such designation, the Parent Borrower is in compliance with the Financial Covenant on a Pro Forma Basis, no Event of Default exists or would otherwise result therefrom and the Parent Borrower complies with the obligations under clause (a) of Section 5.10. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence by the Parent Borrower at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Parent Borrower in Unrestricted Subsidiaries pursuant to the above in an amount equal to the fair market value at the date of such designation of the Parent Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary (without giving effect to any write downs or write offs thereof).

Section 5.13 FCPA. PubCo, Holdings and the Parent Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance in all material respects by PubCo, Holdings, the Borrowers, their respective Subsidiaries and their respective directors, officers and employees with the FCPA.

Section 5.14 Further Assurances and Post-Closing Covenant. Subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitations in any Security Document, the Parent Borrower will, and will cause each Subsidiary Loan Party to:

(a) execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of Liens, financing statements, fixture filings, Mortgages or amendments thereto and other documents, subject to the terms of the Collateral and Guarantee Requirement and the limitations set forth in Section 5.10 above and in any Security Document), that may be required under any applicable Law and which the Administrative Agent may reasonably request to ensure the perfection and priority of the Liens created or intended to be created under the Security Documents, all at the reasonable expense of the relevant Loan Parties;

(b) (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Security Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Security Documents; and

(c) as promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 5.14 or such later date as the Administrative Agent reasonably agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Closing Date, deliver the documents or take the actions specified on Schedule 5.14, in each case, except to the extent otherwise agreed by the Administrative Agent.

~~Section 5.15 Lender Calls. Following delivery (or, if later, required delivery) of financial statements pursuant to Section 5.01(a), upon the request of the Administrative Agent, the Parent Borrower will promptly host a conference call, at a time selected by the Parent Borrower and reasonably acceptable to the Administrative Agent, with the Lenders to review the financial information provided therein; it being understood and agreed that such conference call may be a single conference call together with investors holding other securities or debt of the Parent Borrower and/or its Restricted Subsidiaries or any direct or indirect Parent Company, so long as the Lenders are given an opportunity to ask questions on such conference call.~~

~~Section 5.16 Beneficial Ownership. The Parent Borrower will promptly notify the Administrative Agent and each Lender of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.~~

ARTICLE VI

NEGATIVE COVENANTS

Until the Date of Full Satisfaction, each of PubCo (solely with respect to Section 6.10 and Section 6.12), Holdings (solely with respect to Section 6.12) and each Borrower covenants and agrees with the Lenders that:

Section 6.01 Indebtedness. Each Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) (i) Indebtedness created under the Loan Documents (including with respect to Specified Refinancing Debt), (ii) Indebtedness of the Loan Parties evidenced by Refinancing Notes and any Permitted Refinancing Indebtedness in respect thereof and (iii) Indebtedness of the Loan Parties evidenced by Refinancing Loans and any Permitted Refinancing Indebtedness in respect thereof;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any Permitted Refinancing Indebtedness in respect thereof;

(c) Indebtedness among ~~Holdings~~PubCo and its Subsidiaries (including between or among Subsidiaries); provided that any such Indebtedness, individually, of any Loan Party owing to a non-Loan Party Subsidiary in excess of $5,000,000 must be expressly subordinated to the Obligations in accordance with the terms of the Global Intercompany Note, within thirty (30) days of the incurrence of such Indebtedness or such later date as the Administrative Agent may agree in its sole discretion;

(d) Guarantees by the Parent Borrower of Indebtedness of any Subsidiary and by any Restricted Subsidiary of Indebtedness of the Parent Borrower or any other Subsidiary; provided that (i) Guarantees by the Parent Borrower or any Restricted Subsidiary of Indebtedness of any Unrestricted Subsidiary shall be subject to compliance with Section 6.04 (other than clause (e) thereof), (ii) Guarantees permitted under this clause (d) shall be subordinated to the Obligations of the applicable Restricted Subsidiary to the same extent and on terms not materially less favorable to the Lenders as the Indebtedness so Guaranteed is subordinated to the Obligations and (iii) no Indebtedness under the Permitted Ratio Debt, Incremental Equivalent Debt, Refinancing Notes or any Refinancing Loans or any Permitted Refinancing Indebtedness in respect thereof shall be Guaranteed by any Restricted Subsidiary unless such Restricted Subsidiary is a Loan Party that has Guaranteed the Obligations pursuant to a Guaranty;

(e) (i) Indebtedness of the Parent Borrower or any Restricted Subsidiary incurred to finance the acquisition, lease, construction, replacement, repair or improvement of any assets or other Investments permitted hereunder (including rolling stock), including Capital Lease Obligations, mortgage financings, purchase money indebtedness (including any industrial revenue bonds, industrial development bonds and similar financings); provided that, (A) such Indebtedness is incurred prior to or within two hundred seventy (270) days after such acquisition or lease or the completion of such construction, replacement, repair or improvement and (B) the aggregate amount of Indebtedness permitted pursuant to this clause (e)(i) of this Section 6.01 shall not exceed the greater of $35,000,000 and 38.00% of Adjusted EBITDA (determined at the time of incurrence of such Indebtedness (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination) at any time outstanding, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(f) Indebtedness arising in connection with Swap Agreements permitted by Section 6.13; provided that Guarantees by any Loan Party of such Indebtedness of any Unrestricted Subsidiary shall be subject to compliance with Section 6.04;

(g) (i) Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof (including any Indebtedness assumed in connection with the acquisition of a Restricted Subsidiary); provided that (A) no Event of Default has occurred and is continuing or would result therefrom, (B) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary and (C) the Parent Borrower is in compliance, on a Pro Forma Basis, with the Financial Covenant and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(h) obligations in respect of workers compensation claims, health, disability or other employee benefits, unemployment insurance and other social security laws or regulations or property, casualty or liability insurance and premiums related thereto, self-insurance obligations, obligations in respect of bids, tenders, trade contracts, governmental contracts and leases, statutory obligations, customs, surety, stay, appeal and performance bonds, and performance and completion guarantees and similar obligations incurred by the Parent Borrower or any Restricted Subsidiary, in each case, in the ordinary course of business;

(i) to the extent constituting Indebtedness, contingent obligations arising under indemnity agreements to title insurance companies to cause such title insurers to issue title insurance policies in the ordinary course of business with respect to the real property of the Parent Borrower or any Restricted Subsidiary;

(j) to the extent constituting Indebtedness, customary indemnification and purchase price adjustments or similar obligations (including earn-outs) incurred or assumed in connection with Investments and Dispositions otherwise permitted hereunder;

(k) to the extent constituting Indebtedness, unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable Law;

(l) to the extent constituting Indebtedness, deferred compensation or similar arrangements payable to future, present or former directors, officers, employees, members of management or consultants of the Parent Borrower and the Restricted Subsidiaries;

(m) Indebtedness in respect of repurchase agreements constituting Cash Equivalents;

(n) Indebtedness consisting of promissory notes (or similar evidences of indebtedness) issued by the Parent Borrower or any Restricted Subsidiary to any stockholder of any Parent Company or to future, present or former directors, officers, members of management, employees or consultants of any Parent Company, the Parent Borrower or any of its Subsidiaries or their respective estates, executors, administrators, heirs, family members, legatees, distributees, spouses or former spouses, domestic partners or former domestic partners to finance the purchase or redemption of Equity Interests of the Parent Borrower or any Parent Company permitted by Section 6.06;

(o) cash management obligations and Indebtedness incurred by the Parent Borrower or any Restricted Subsidiary in respect of netting services, overdraft protections, commercial credit cards, stored value cards, purchasing cards and treasury management services, automated clearing-house arrangements, employee credit card programs, controlled disbursement, ACH transactions, return items, interstate deposit network services, dealer incentive, supplier finance or similar programs, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management and similar arrangements, in each case entered into in the ordinary course of business in connection with cash management, including among the Parent Borrower and its Restricted Subsidiaries, and deposit accounts;

(p) (i) Indebtedness consisting of the financing of insurance premiums and (ii) take-or-pay obligations constituting Indebtedness of the Parent Borrower or any Restricted Subsidiary, in each case, entered into in the ordinary course of business;

(q) Indebtedness incurred by a Loan Party with respect to letters of credit (other than Letters of Credit issued pursuant to this Agreement); provided that (i) upon the drawing of any such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within thirty (30) days following such drawing or incurrence and (ii) the aggregate outstanding face amount of all such letters of credit or bank guarantees does not exceed $35,000,000 at any time;

(r) obligations, contingent or otherwise, for the payment of money under any non-compete, consulting or similar agreement entered into with the seller of a Target or any other similar arrangements providing for the deferred payment of the purchase price for an acquisition permitted hereby;

(s) Indebtedness of the type described in clause (e) of the definition of “Indebtedness” to the extent the related Lien is permitted under Section 6.02;

(t) other Indebtedness of the Parent Borrower and its Restricted Subsidiaries; provided that the aggregate principal amount of Indebtedness permitted by this clause (t) shall not exceed the greater of $35,000,000 and 38.00% of Adjusted EBITDA (determined at the time of incurrence of such Indebtedness (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination) at any time outstanding;

(u) unsecured Indebtedness in respect of obligations of the Parent Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money;

(v) Indebtedness of Restricted Subsidiaries that are not Loan Parties in an aggregate amount outstanding not to exceed the greater of $20,000,000 and 22.00% of Adjusted EBITDA (determined at the time of incurrence of such Indebtedness (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination) in the aggregate provided such Indebtedness is either (i) unsecured or (ii) secured by only the Equity Interests in or assets of any Restricted Subsidiaries that are not a Subsidiary Loan Party;

(w) to the extent constituting Indebtedness, Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Parent Borrower and its Subsidiaries;

(x) Indebtedness in connection with Permitted Sale-Leaseback Transactions;

(y) Indebtedness in respect of (i) one or more series of notes issued by any of the Borrowers that are either (x) senior or subordinated and unsecured or (y) secured by Liens on the Collateral ranking junior to or pari passu with the Liens securing the Obligations, in each case, issued in a public offering, Rule 144A or other private placement in lieu of the foregoing (and any Registered Equivalent Notes issued in exchange therefor), and (ii) loans made to any of the Borrowers that are either (x) senior or subordinated and unsecured or (y) secured by Liens on Collateral ranking junior to the Liens securing the Obligations (any such Indebtedness, “Incremental Equivalent Debt”); provided that (A) the aggregate initial principal amount of all Incremental Equivalent Debt shall not exceed the amount permitted to be incurred under the Incremental Amount, provided that (x) in the case of Incremental Equivalent Debt secured on a junior basis to the Liens on the Collateral securing the Obligations, in lieu of complying with the maximum First Lien Net Leverage Ratio test set forth in the definition of “Incremental Amount”, the Borrowers shall be required to comply with a pro forma Secured Net Leverage Ratio not to exceed 5.00:1.00, (y) in the case of unsecured Incremental Equivalent Debt, in lieu of complying with the maximum First Lien Net Leverage Ratio test set forth in the definition of “Incremental Amount”, the Borrowers shall be required to comply with a pro forma Total Net Leverage Ratio not to exceed 5.00:1:00, in each case, as of the end of the most recent Test Period and (z) in the case of Incremental Equivalent Debt that is secured, such Incremental Equivalent Debt shall be subject to an Acceptable Intercreditor Agreement and (B) the incurrence of such Indebtedness shall be subject to clauses (i), (ii), (iv), (v), (vi), (ix) and (x) of Section 2.20(d), as if such Incremental Equivalent Debt constituted Incremental Term Loans; provided that clauses (i), (ii) and (iv) of Section 2.20(d) shall not apply to any bridge facility on customary terms if the long-term indebtedness that such bridge facility is to be converted into satisfies the maturity, prepayment and amortization restrictions in such clauses, and any Permitted Refinancing Indebtedness in respect thereof;

(z) Indebtedness in respect of any letter of credit or bank guarantee issued in favor of any Issuing Bank to support any Defaulting Lender’s participation in Letters of Credit issued;

(aa) Indebtedness of the Parent Borrower or any Restricted Subsidiary to the extent that 100% of such Indebtedness is supported by any Letter of Credit;

(bb) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(cc) (i) unsecured Indebtedness of any Borrower or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed 100% of the amount of Net Proceeds received by the Parent Borrower from capital contributions or the issuance or sale of Qualified Equity Interests by the Parent Borrower (or any Parent Company to the extent such Net Proceeds are contributed to the Parent Borrower) to the extent the relevant Net Proceeds are Not Otherwise Applied, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(dd) [Reserved];

(ee) Permitted Ratio Debt and any Permitted Refinancing Indebtedness in respect thereof; provided that the aggregate outstanding principal amount of Non-Loan Party Indebtedness shall not, at any time, exceed the Non-Loan Party Cap;

(ff) Indebtedness of any Restricted Subsidiary incurred for local working capital purposes in an aggregate amount outstanding not to exceed $20,000,000;

(gg) [Reserved]; and

(hh) Indebtedness of a Receivables Subsidiary pursuant to any Permitted Receivables Facility, so long as the aggregate outstanding principal amount of Indebtedness incurred pursuant to such Permitted Receivables Facility shall not exceed $20,000,000.

The Parent Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 6.01(a) through (hh).

The accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, the payment of dividends on Disqualified Equity Interests in the form of additional shares of Disqualified Equity Interests, accretion or amortization of original issue discount or liquidation preferences and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate or currencies will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a consolidated balance sheet of ~~Holdings~~PubCo dated such date prepared in accordance with GAAP.

Notwithstanding the above, if any Indebtedness is incurred as Permitted Refinancing Indebtedness originally incurred pursuant to this Section 6.01, and such Permitted Refinancing Indebtedness would cause any applicable Dollar-denominated, Adjusted EBITDA or financial ratio restriction contained in this Section 6.01 to be exceeded if calculated on the date such Permitted Refinancing Indebtedness is incurred, such Dollar-denominated, Adjusted EBITDA or financial ratio restriction, as applicable, shall be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness is permitted to be incurred pursuant to the definition of “Permitted Refinancing Indebtedness.”

Section 6.02 Liens. Each Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) (i) Liens created under or contemplated by the Loan Documents or in connection with the Transactions and (ii) Liens on cash or deposits to cash collateralize any Letters of Credit as contemplated hereunder;

(b) Liens imposed by law for taxes, assessments and governmental charges (i) that are not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, are being contested in a manner consistent with Section 5.04 or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations (i) that are not overdue by more than sixty (60) days or, if more than sixty (60) days overdue, are being contested in a manner consistent with Section 5.04 or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(d) (i) Liens securing pension obligations that arise in the ordinary course of business and (ii) pledges and deposits made in the ordinary course of business (A) in connection with workers’ compensation, health, disability or other employee benefits, unemployment insurance and other social security laws or regulations, property, casualty or liability insurance or premiums related thereto or self-insurance obligations or (B) to secure letters of credit, bank guarantees or similar instruments posted to support payment of items set forth in the foregoing; provided that such letters of credit, bank guarantees or instruments are issued in compliance with Section 6.01;

(e) Liens securing the performance of, or granted in lieu of, contracts with trade creditors, contracts (other than in respect of debt for borrowed money), leases, bids, statutory obligations, customs, surety, stay, appeal and performance bonds, performance and completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case, incurred in the ordinary course of business or consistent with industry practice and deposits securing letters of credit, bank guarantees or similar instruments posted to support payment of the items set forth in this clause (e); provided that such letters of credit (other than the Letters of Credit), bank guarantees or similar instruments are issued in compliance with Section 6.01;

(f) Liens in respect of judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested that do not constitute an Event of Default under clause (j) of Section 8.01;

(g) easements, zoning restrictions, rights-of-way, encroachments, protrusions and similar encumbrances and title defects affecting real property, in each case, that do not, individually or in the aggregate, materially and adversely interfere with the ordinary conduct of business of the Parent Borrower and its Subsidiaries, taken as a whole;

(h) Liens arising from filing UCC (or similar law of any jurisdiction) financing statements or similar public filings, registrations or agreements in foreign jurisdiction regarding leases and consignment or bailee arrangements permitted or not prohibited by any of the Loan Documents and Liens securing liabilities in respect of indemnification obligations thereunder as long as each such Lien only encumbers the assets that are the subject of the related lease (or contained in such leasehold) or consignment or bailee, and other precautionary statements, filings or agreements;

(i) any interest or title (and any encumbrances on such interest or title) of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease or license agreement permitted or not prohibited by any of the Loan Documents and any leases, subleases, licenses or sublicenses granted in the ordinary course of business;

(j) (i) leases, licenses, subleases or sublicenses (including with respect to Intellectual Property and software) granted to others in the ordinary course of business (or other agreements under which the Parent Borrower or any Restricted Subsidiary has granted rights to end users to access and use the Parent Borrower’s or any Restricted Subsidiary’s product, technologies or services in the ordinary course of business) which do not interfere in any material respect with the business of the Parent Borrower and its Subsidiaries, taken as a whole and (ii) the rights reserved to or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Parent Borrower or any of its Restricted Subsidiaries or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;

(k) Liens granted in the ordinary course of business to secure: (i) liabilities for premiums or reimbursement obligations to insurance carriers, (ii) liabilities in respect of indemnification obligations under leases or other Contractual Obligations, and (iii) letters of credit, bank guarantees or similar instruments posted to support payment of items set forth in this clause (k); provided that (x) such letters of credit, bank guarantees or similar instruments are issued in compliance with Section 6.01, (y) the Liens permitted by clause (iii) hereof shall at no time encumber any assets other than the amount of cash or marketable investments required to be pledged thereunder and (z) the Liens permitted by clause (i) hereof shall at no time encumber assets other than the unearned portion of any insurance premiums, the insurance policies and the proceeds thereof;

(l) Liens (i) of a collection bank arising under Section 4–208 of the UCC or other similar provisions of applicable Laws on items in the course of collection, (ii) in favor of a banking institution arising as a matter of law encumbering deposits or other funds maintained with financial institutions (including the right of set–off), (iii) arising in connection with pooled deposit or sweep accounts, cash netting, deposit accounts or similar arrangements of the Parent Borrower or any Restricted Subsidiary and consisting of the right to apply the funds held therein to satisfy overdraft or similar obligations incurred in the ordinary course of business of such Person, (iv) encumbering reasonable customary initial deposits and margin deposits and (v) granted in the ordinary course of business by the Parent Borrower or any Restricted Subsidiary to any bank with whom it maintains accounts to the extent required by the relevant bank’s (or custodian’s or trustee’s, as applicable) standard terms and conditions, in each case, which are within the general parameters customary in the banking industry;

(m) Liens in favor of a commodity, brokerage, futures or security intermediary who holds a commodity, brokerage, futures or securities account, as applicable, on behalf of the Parent Borrower or a Restricted Subsidiary provided such Lien encumbers only the related account and the property held therein;

(n) any Lien on any asset of the Parent Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Parent Borrower or any Restricted Subsidiary (other than the proceeds and products thereof and accessions and improvements thereto, except that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings provided by such Person or its Affiliates) and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and obligations not otherwise prohibited under the Loan Documents and amendments, modifications, extensions, renewals and replacements thereof (which, if such obligations constitute Indebtedness, are permitted by Section 6.01);

(o) any Lien existing on any equipment (including rolling stock), fixtures or real property or any assets subject to the Indebtedness permitted under clause (g) of Section 6.01, in each case, prior to and at the time of the acquisition thereof by the Parent Borrower or any Restricted Subsidiary or existing on any such property or assets of any Person that becomes a Restricted Subsidiary after the date hereof prior to and at the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other assets of the Parent Borrower or any Restricted Subsidiary other than Person(s) acquired and/or formed to make such acquisition and Subsidiaries of such Person(s) (other than the proceeds or products thereof and after-acquired property of and Equity Interests in such acquired Restricted Subsidiary subjected to a Lien pursuant to the terms existing at the time of such acquisition (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition)); and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and any refinancings, amendments, modifications, extensions, renewals or replacements thereof and if such obligations (or as applicable, any refinancings, amendments, modifications, extensions, renewals or replacements thereof) are Indebtedness, such Indebtedness is otherwise permitted by Section 6.01 (it being understood for purposes of this clause (o) that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings provided by such Person or its Affiliates);

(p) (i) Liens on specific assets (including rolling stock) acquired, constructed, repaired or improved by the Parent Borrower or any Restricted Subsidiary (including the interests of vendors and lessors under conditional sale, title retention agreements and extended title retention); provided that (A) such security interests secure Indebtedness permitted by clause (e) or clause (t) of Section 6.01, (B) in the case of Indebtedness incurred under Section 6.01(e) such security interests and the Indebtedness secured thereby are incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair or improvement and (C) such security interests shall not apply to any other assets of the Parent Borrower or any Restricted Subsidiary (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to the terms existing at the time of such acquisition (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition)), and (ii) any amendments, modifications, extensions, renewals or replacements thereof and if such obligations (or as applicable, any amendments, modifications, extensions, renewals or replacements thereof) are Indebtedness, such Indebtedness is otherwise permitted by Section 6.01 (it being understood for purposes of this clause (p) that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings provided by such Person or its Affiliates);

(q) Liens (i) in favor of customs and revenue authorities arising as a matter of law in the ordinary course of business to secure payment of customs duties that (a) are not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, are being contested in a manner consistent with Section 5.04 or (b) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect and (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course;

(r) Liens (i) (A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment, and (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien or on the date of any contract for such Investment or Disposition and (ii) on cash earnest money deposits made by the Parent Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(s) Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into in the ordinary course of business;

(t) Liens on any cash earnest money deposits made by the Parent Borrower or any of its Restricted Subsidiaries in connection with any Permitted Acquisition or any other Investment permitted hereunder;

(u) Liens representing the interest of a purchaser of goods sold by the Parent Borrower or any of its Restricted Subsidiaries in the ordinary course of business under conditional sale, title retention and extended title retention, consignment, bailee or similar arrangements; provided that such Liens arise only under the applicable conditional sale, title retention, consignment, bailee or similar arrangements and such Liens only encumber the good so sold thereunder;

(v) Liens on repurchase agreements constituting Cash Equivalents;

(w) other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed the greater of $35,000,000 and 38.00% of Adjusted EBITDA (determined at the time of incurrence of any such Lien (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination) at any time outstanding; provided that to the extent any Liens are incurred under this clause (w) to secure any Indebtedness for borrowed money with any of the Collateral, such Indebtedness shall be subject to an Acceptable Intercreditor Agreement providing for such Indebtedness to be secured with the applicable Obligations on, at the Parent Borrower’s option, a pari passu (other than with respect to control of remedies) or junior basis to the Liens securing such Obligations;

(x) Liens (i) on Equity Interests in joint ventures or Unrestricted Subsidiaries; provided such Liens secure Indebtedness of such joint venture or Unrestricted Subsidiary, as applicable, (ii) consisting of customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-wholly owned Subsidiaries and (iii) consisting of any encumbrance or restriction (including put and call arrangements) in favor of a joint venture party with respect to Equity Interests of, or assets owned by, any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(y) Liens on property constituting Collateral of the Loan Parties securing obligations issued or incurred under (i) any Refinancing Notes and the Refinancing Notes Indentures related thereto and any Permitted Refinancing Indebtedness in respect thereof, (ii) any Refinancing Loans and the Refinancing Loan Agreements and any Permitted Refinancing Indebtedness in respect thereof, in each case, to the extent required by the documentation in respect of such notes or loans, as applicable and (iii) Incremental Equivalent Debt and any Permitted Refinancing Indebtedness in respect thereof; provided that at the time of incurrence thereof such obligations are permitted to be secured pursuant to the definitions of Refinancing Notes, Refinancing Loans, Incremental Equivalent Debt or Permitted Refinancing Indebtedness in respect thereof, as applicable, and (y) such Indebtedness is subject to an Acceptable Intercreditor Agreement;

(z) [Reserved];

(aa) Liens on assets and capital stock of Restricted Subsidiaries not constituting Collateral (i) that are not Loan Parties (including capital stock owned by such Persons) securing Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted pursuant to Section 6.01 and (ii) securing Indebtedness permitted pursuant to Section 6.01(ff);

(bb) Liens on deposits or other amounts held in escrow to secure contractual payments (contingent or otherwise) payable by the Parent Borrower or its Restricted Subsidiaries to a seller after the consummation of a Permitted Acquisition;

(cc) Liens on property constituting Collateral of the Loan Parties securing obligations (i) issued or incurred pursuant to Section 6.01(ee), subject to (A) in the case of any such Liens on the Collateral securing obligations on a pari passu basis with the Liens securing the Obligations, the First Lien Net Leverage Ratio being equal to or less than 5.00:1.00 and (B) in the case of any such Liens on the Collateral securing obligations on a junior basis with the Liens securing the Obligations, the Secured Net Leverage Ratio being equal to or less than 5.00:1.00, in each case, on a Pro Forma Basis; provided that, in the case of Liens securing Indebtedness the proceeds of which will be applied to finance a Limited Condition Transaction, compliance with this clause (cc) shall be determined in accordance with Section 1.03; provided, further that in the case of Permitted Ratio Debt in the form of Loans secured on a pari passu basis, the incurrence of such Indebtedness shall be subject to clause (iv) of Section 2.20(d), as if such Permitted Ratio Debt constituted Incremental Term Loans and (ii) Permitted Refinancing Indebtedness in respect thereof; and provided that any Indebtedness secured by such Lien shall be subject to an Acceptable Intercreditor Agreement;

(dd) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(ee) (i) Liens constituting customary cash collateral arrangements in relation to obligations under Swap Agreements permitted by Section 6.13 or (ii) Liens securing obligations of the type described in Section 6.01(o);

(ff) (i) deposits of cash with the owner or lessor of premises leased or operated by the Parent Borrower or any of the Subsidiaries and (ii) cash collateral on deposit with banks or other financial institutions issuing letters of credit (or backstopping such letters of credit) or other equivalent bank guarantees issued naming as beneficiaries the owners or lessors of premises leased or operated by the Parent Borrower or any of the Subsidiaries, in each case, in the ordinary course of business of the Parent Borrower and such Subsidiaries to secure the performance of the Parent Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(gg) Liens on the proceeds of Escrow Debt and any interest thereof, securing the applicable Escrow Debt;

(hh) any netting or set-off arrangement entered into by any member of the Group under a derivative transaction permitted by this Agreement for the purposes of determining the obligations of the parties to that agreement by reference to their net exposure under that agreement;

(ii) any Lien that arises or may be deemed to arise from any Permitted Receivables Facility or from other sales of receivables pursuant to factoring permitted pursuant to Section 6.05(x); and

(jj) Liens securing Indebtedness permitted by Section 6.01(ii).

The expansion of Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 6.02.

For purposes of determining compliance with this Section 6.02, a Lien need not be incurred solely by reference to one category of Liens described in clauses (a) through (jj) above but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category).

Section 6.03 Fundamental Changes. Each Borrower will not, and will not permit any Restricted Subsidiary to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, or liquidate or dissolve, except that:

(a) any Subsidiary may merge with a Borrower in a transaction in which such Borrower is the surviving Person (or in the case of a transitory merger where the surviving Person assumes the Obligations in a manner reasonably acceptable to the Administrative Agent and is organized under the laws of the same jurisdiction of such Borrower);

(b) any Restricted Subsidiary may merge with any Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary;

(c) any Person may merge into a Borrower in an Investment permitted by Section 6.04 in which such Borrower is the surviving Person;

(d) any Person may merge with a Restricted Subsidiary in an Investment permitted by Section 6.04 in which the surviving entity is a Restricted Subsidiary so long as if any party to such merger is a Loan Party, the surviving entity is a Loan Party (or the surviving Person assumes the Obligations of such non-surviving Loan Party in a manner reasonably acceptable to the Administrative Agent);

(e) any Subsidiary (other than a Borrower) may liquidate or dissolve or change in legal form if the Parent Borrower determines in good faith that such liquidation or dissolution or change in legal form is in the best interests of the Parent Borrower and is not materially disadvantageous to the Lenders; and

(f) in connection with the Disposition of a Subsidiary (other than a Borrower) or its assets permitted by Section 6.05, such Subsidiary may merge with or into any other Person.

Notwithstanding the foregoing, the Parent Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Parent Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related, complementary or ancillary thereto or a reasonable extension or expansion thereof as determined by the Parent Borrower in good faith.

Section 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. Each Borrower will not, and will not permit any Restricted Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any Indebtedness of, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit or all or substantially all of the assets of a division or branch of any Person (any one of the actions described in the foregoing provisions of this Section 6.04, herein an “Investment”), except:

(a) [Reserved];

(b) Investments in the form of cash, Cash Equivalents and Investments that were Cash Equivalents when such Investments were made;

(c) Investments (i) existing on, or contractually committed to as of, the date hereof and set forth on Schedule 6.04, (ii) consisting of intercompany Investments outstanding on the date hereof, and (iii) and any modification, replacement, renewal or extension of the foregoing; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.04;

(d) Investments among PubCo, Holdings, the Parent Borrower and its Restricted Subsidiaries (including between or among Restricted Subsidiaries and including in connection with the formation of Restricted Subsidiaries);

(e) Guarantees constituting Indebtedness permitted by Section 6.01 and payments thereon or Investments in respect thereof in lieu of such payments; provided that (i) the aggregate principal amount of Indebtedness of Subsidiaries that are Unrestricted Subsidiaries that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (q) below (it being understood that any such Guarantee in reliance upon the reference to such clause (q) shall reduce the amount otherwise available under such clause (q) while such Guarantee is outstanding), (ii) if such Guarantee is by a non-Loan Party, such non-Loan Party would have been able to incur the Guaranteed Indebtedness directly under Section 6.01 (for the avoidance of doubt, without duplication of the primary and Guaranteed obligations with respect to underlying Indebtedness primary Indebtedness of a non-Loan Party) and (iii) if the Guaranteed Indebtedness is subordinated the Guarantee of such Indebtedness is subordinated on the same terms;

(f) Investments received (i) in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts or disputes with or judgments against, any Person, or foreclosure or deed in lieu of foreclosure with respect to any Lien held as security for an obligation, in each case in the ordinary course of business, (ii) upon the foreclosure with respect to any secured Investment, (iii) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes or (iv) in settlement of debt created in the ordinary course of business;

(g) notes and other non-cash consideration received as part of the purchase price of assets subject to a Disposition pursuant to Section 6.05;

(h) advances or extensions of trade credit in the ordinary course of business;

(i) Investments arising in connection with Swap Agreements permitted by Section 6.13; provided that the aggregate amount of Investments by Loan Parties in or for the benefit of Unrestricted Subsidiaries shall be subject to the limitation set forth in clause (q) below (it being understood that any such Investment in reliance upon the reference to such clause (q) shall reduce the amount otherwise available under such clause (q) while such Swap Agreement is outstanding);

(j) loans and advances to future, present or former officers, directors, employees, members of management or consultants of the Parent Borrower and its Restricted Subsidiaries or any Parent Company made (i) in the ordinary course of business for travel and entertainment expenses, relocation costs and similar purposes or consistent with past practices and (ii) in connection with such Person’s purchase of Equity Interests of the Parent Borrower or any Parent Company; provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed or paid to the Parent Borrower in cash, and (iii) for any other purpose in an aggregate amount not to exceed $10,000,000 for all such loans and advances in the aggregate at any one time outstanding;

(k) the Parent Borrower and the Restricted Subsidiaries may make Investments in an amount not to exceed the amount of Excluded Contributions previously received by the Parent Borrower Not Otherwise Applied;

(l) the Parent Borrower or a Restricted Subsidiary may purchase, hold or acquire (including pursuant to a merger, consolidation, amalgamation or otherwise) at least a majority of the Equity Interests of a Person (including with respect to an Investment in a Restricted Subsidiary that serves to increase the Parent Borrower’s or its Restricted Subsidiaries’ respective ownership of Equity Interests therein) and may purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person or all or substantially all of the assets of a store, franchise, division, line of business or branch of such Person, if, with respect to each such acquisition (a “Permitted Acquisition”):

(i) Event of Default. no Event of Default has occurred and is continuing or would result therefrom on the date the definitive agreement for the Permitted Acquisition is entered into by the Parent Borrower and/or the Restricted Subsidiary, as applicable;

(ii) Pro Forma Compliance. at the option of the Parent Borrower, on the date on which the definitive agreement governing the relevant transaction is executed or on the date of the consummation of such Permitted Acquisition, the Parent Borrower shall be in compliance with the Financial Covenant on a Pro Forma Basis, as of the last day of the most recently ended Test Period on or prior to the date of determination;

(iii) Delivery and Notice Requirements. with respect to any such transactions involving acquisition consideration in an aggregate amount greater than $25,000,000, the Parent Borrower shall provide to Administrative Agent, substantially concurrently with the consummation of the Permitted Acquisition (A) notice of the Permitted Acquisition and (B) a certificate signed by a Financial Officer of the Parent Borrower certifying as to compliance with clauses (i) and (ii) above;

(iv) Similar Business. the Target or recipient of such Investment is involved in the same general type of business activities as the Parent Borrower and its Restricted Subsidiaries or activities complementary, ancillary or reasonably related thereto or a reasonable extension or expansion thereof; and

(v) Collateral and Guarantee Requirement. the Borrowers shall comply with the Collateral and Guarantee Requirement to the extent applicable (and subject to the time periods therein and in Section 5.10).

(m) Investments consisting of Indebtedness, Liens, fundamental changes, Dispositions, sale leaseback transactions, Restricted Payments and Affiliate transactions permitted under Sections 6.01, 6.02, 6.03, 6.05, 6.06 and 6.07, respectively;

(n) advances of payroll payments to employees in the ordinary course of business;

(o) Guarantees by the Parent Borrower and the Restricted Subsidiaries of leases of PubCo, Holdings, the Parent Borrower and its Restricted Subsidiaries (other than Capital Lease Obligations) or of other obligations not constituting Indebtedness, in each case, entered into in the ordinary course of business and payments thereon or Investments in respect thereof in lieu of such payments;

(p) Investments (i) consisting of endorsements for collection or deposit, (ii) resulting from pledges and/or deposits permitted by Sections 6.02(d), (e), (k) and (r) and (iii) consisting of the licensing, sublicensing or contribution of Intellectual Property pursuant to joint marketing arrangements, in each case, in the ordinary course of business;

(q) in addition to the Investments otherwise permitted by this Section 6.04, the Parent Borrower and the Restricted Subsidiaries may make Investments in an aggregate amount not to exceed the greater of $50,000,000 and 54.00% of Adjusted EBITDA (as determined at the time any such Investment is made (calculated on Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination) at any time outstanding;

(r) (i) any Investments in any Subsidiary or joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business; provided that any entity that serves to hold cash balances for the purposes of making such advances to Subsidiaries or joint ventures is a Loan Party and (ii) Investments by the Parent Borrower in any Subsidiary or joint venture to enable it to obtain cash management and similar arrangements described in Section 6.01(o);

(s) any acquisition of assets or Equity Interests solely in exchange for, or out of the Net Proceeds received from, the substantially contemporaneous issuance of Equity Interests (other than Disqualified Equity Interests) of the Parent Borrower or PubCo;

(t) endorsements of negotiable instruments and documents in the ordinary course of business;

(u) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Parent Borrower and its Restricted Subsidiaries in connection with such plans;

(v) other Investments in an aggregate amount not to exceed the Available Amount; provided that after giving effect thereto no Event of Default shall exist or result therefrom;

(w) Investments in any Subsidiary that is not a Loan Party in an amount required to permit such Subsidiary to consummate a Permitted Acquisition or other Investment permitted hereunder substantially contemporaneously with the receipt by such Subsidiary of the proceeds of such Investment (other than Investments in Unrestricted Subsidiaries not otherwise permitted hereunder);

(x) Investments (i) in Restricted Subsidiaries in connection with reorganizations or other activities related to Tax planning; provided that, after giving effect to any such reorganization or other activity related to Tax planning, the security interest of the Administrative Agent in the Collateral, taken as a whole, is not materially impaired and (ii) by any Loan Party in any non-Loan Party consisting of the contribution of Equity Interests of any Person that is not a Loan Party;

(y) (i) Investments held by any Restricted Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with the Parent Borrower or any Restricted Subsidiary after the Closing Date, in each case, as part of an Investment otherwise permitted by this Section 6.04 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.04(y) so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Section 6.04;

(z) Investments made in joint ventures, non-wholly owned Subsidiaries or Unrestricted Subsidiaries in an aggregate amount not to exceed the greater of $40,000,000 and 43.00% of Adjusted EBITDA (as determined at the time any such Investment is made (calculated on Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination) at any time outstanding;

(aa) [Reserved];

(bb) Investments (i) constituting deposits, prepayments and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business;

(cc) other Investments in an amount such that the Total Net Leverage Ratio on a Pro Forma Basis as of the end of the most recent Test Period is less than or equal to 4.00: 1.00; provided, that if the proceeds of the Investment will be applied to finance a Limited Condition Acquisition, compliance with this clause (cc) shall be determined in accordance with Section 1.03; and

(dd) Asset Swaps consummated in compliance with Section 6.05.

For purposes of compliance with this Section 6.04, the amount of any Investment shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such other Person with respect thereto (but only to the extent that the aggregate amount of all such returns, distributions and repayments with respect to such Investment does not exceed the principal amount of such Investment and less any such amount which increases the Available Amount).

Any Investment that exceeds the limits of any particular clause set forth above may be allocated among more than one of such clauses to permit the incurrence or holding of such Investment to the extent such excess is permitted as an Investment under such other clauses.

Section 6.05 Asset Sales. Each Borrower will not, and will not permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose (including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division) of any asset, including any Equity Interest owned by it (each such sale, transfer, lease or other disposition herein a “Disposition”) of any asset having a fair market value in excess of $2,000,000, in a single transaction or in a series of related transactions, nor will the Parent Borrower permit any of its Restricted Subsidiaries to issue any additional Equity Interest except:

(a) Dispositions of inventory (including on an intercompany basis), vehicles, obsolete, used, worn-out or surplus assets or real or personal property no longer useful to the business of such Person or economically impracticable to maintain and Cash Equivalents in the ordinary course of business;

(b) Dispositions of assets to a Borrower or a Restricted Subsidiary;

(c) Dispositions of property subject to or resulting from casualty losses and condemnation proceedings (including in lieu thereof or any similar proceedings);

(d) Asset Swaps; provided, that immediately after giving effect to such Asset Swap, the Parent Borrower shall be in compliance, on a Pro Forma Basis, with the Financial Covenant;

(e) Dispositions in connection with any sale-leaseback or similar transaction; provided that the fair market value of all property so disposed of shall not exceed $150,000,000 (“Permitted Sale-Leaseback Transactions”);

(f) Dispositions permitted by Sections 6.02 (and of the Liens thereunder), 6.03 (so long as any Disposition pursuant to a liquidation permitted pursuant to Section 6.03 shall be done on a pro rata basis among the equity holders of the applicable Subsidiary), 6.04, 6.06 and 6.07;

(g) the issuance of Equity Interests by a Restricted Subsidiary to the Parent Borrower or to another Restricted Subsidiary (and each other equity holder on a no greater than pro rata basis);

(h) (i) Dispositions of Investments and accounts receivable in connection with the collection, settlement or compromise thereof in the ordinary course of business or (ii) any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(i) Dispositions consisting of (i) the abandonment of Intellectual Property which, in the reasonable good faith determination of the Parent Borrower, is not material to the conduct of the business of the Parent Borrower and Subsidiaries or (ii) licensing, sublicensing and cross-licensing arrangements involving any technology or other Intellectual Property or general intangibles of the Parent Borrower or its Subsidiaries entered into in the ordinary course of business;

(j) Dispositions of residential real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, members of management, employees or consultants of the Loan Parties;

(k) terminations of Swap Agreements;

(l) Dispositions of the Equity Interests of, or the assets or securities of, Unrestricted Subsidiaries;

(m) other Dispositions; provided that with regard to any such disposition: (i) the Net Proceeds of such disposition shall, if required by Section 2.11(c), be delivered to the Administrative Agent for repayment of the Term Loans in compliance with Section 2.11(c) and (ii) the Parent Borrower and its Restricted Subsidiaries shall have received no less than 75% of such consideration in the form of cash or Cash Equivalents; provided that for purposes of the 75% cash consideration requirement (A) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Parent Borrower or a Restricted Subsidiary) of the Parent Borrower or any applicable Restricted Subsidiary (as shown on such Person’s most recent balance sheet or in the notes thereto) that are (x) assumed by the transferee of any such assets or (y) otherwise cancelled or terminated in connection with the transaction with such transferee and, in each case, for which the Parent Borrower and its Restricted Subsidiaries (to the extent previously liable thereunder) shall have been validly released by all relevant creditors in writing, (B) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (C) any securities, notes or other obligations or assets received by the Parent Borrower or any Restricted Subsidiary from such transferee that are converted by such Person into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred eighty (180) days following the closing of the applicable Disposition, (D) Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Disposition (other than intercompany debt owed to a Borrower or its Restricted Subsidiaries), to the extent that the Borrowers and all of the Restricted Subsidiaries (to the extent previously liable thereunder) are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Disposition and (E) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (m) that is at that time outstanding, not in excess of the greater of $35,000,000 and 38.00% of Adjusted EBITDA (as determined at the time any such Disposition is made (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination), shall be deemed to be cash, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value;

(n) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in the joint venture agreement or similar binding agreements entered into with respect to such Investment in such joint venture;

(o) the expiration of any option agreement with respect to real or personal property;

(p) Dispositions of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Equity Interests represent (i) a portion of the exercise price thereof or (ii) withholding incurred in connection with such exercise;

(q) leases, subleases, licenses or sublicenses of property or Intellectual Property in the ordinary course of business;

(r) Dispositions of non-core assets (which may include real property) acquired in an acquisition permitted under this Agreement to the extent such Disposition is consummated within two (2) years of such acquisition;

(s) other Dispositions in an aggregate amount not to exceed $20,000,000 in any Fiscal Year;

(t) Dispositions of letters of credit and/or bank guarantees (and/or the rights thereunder) to banks or other financial institutions in the ordinary course of business in exchange for cash and/or Cash Equivalents;

(u) [Reserved];

(v) any Disposition of cash where that disposition is not otherwise prohibited by the Loan Documents;

(w) the issuance of Equity Interests by a Restricted Subsidiary that represents all or a portion of the consideration paid by the Parent Borrower or a Restricted Subsidiary in connection with any Investment permitted by Section 6.04, including in connection with the formation of a joint venture with a Person other than a Restricted Subsidiary;

(x) sales of receivables pursuant to any Permitted Receivables Facility; and

(y) the Disposition of assets in connection with the closure of stores and the Disposition of franchises and stores (and related assets) in the ordinary course of business.

provided that all Dispositions permitted hereby (other than those permitted by clauses (a), (b), (c), (f), (g), (h), (i), (k), (m), (n), (o), (p), (q), (t), and (v) above) shall be made for fair value.

Section 6.06 Restricted Payments; Certain Payments of Indebtedness.

(a) The Parent Borrower will not, and will not permit any Restricted Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, except:

(i) such Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests;

(ii) (A) the Parent Borrower may declare and pay Restricted Payments to Holdings and (B) Restricted Subsidiaries may declare and pay Restricted Payments with respect to their Equity Interests (provided that if such Restricted Subsidiary is not directly or indirectly wholly owned by the Parent Borrower, such dividends must be made on a pro rata basis to the holders of its Equity Interests or on a greater than ratable basis to the extent such greater payments are made solely to the Parent Borrower or a Restricted Subsidiary);

(iii) to the extent constituting Restricted Payments, the Parent Borrower and its Restricted Subsidiaries may enter into transactions expressly permitted by Sections 6.03, 6.04, 6.05 or 6.07;

(iv) repurchases by the Parent Borrower of partial interests in its Equity Interests for nominal amounts which are required to be repurchased in connection with the exercise of stock options or warrants to permit the issuance of only whole shares of Equity Interests;

(v) the Parent Borrower may pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Parent Borrower or any Parent Company (including related stock appreciation rights or similar securities) held by any future, present or former director, officer, member of management, employee or consultant of any Parent Company, the Parent Borrower or any of its Subsidiaries (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing); provided that (A) at the time of any such repurchase, retirement or other acquisition or retirement for value no Event of Default has occurred and is continuing or would result therefrom, (B) the aggregate amount of Restricted Payments made under this clause (v) in any Fiscal Year does not exceed (x) $15,000,000 (the “Yearly Limit”) plus (y) the portion of the Yearly Limit from each of the immediately preceding four (4) Fiscal Years which was not expended by the Parent Borrower for Restricted Payments in such Fiscal Years (the “Carryover Amount” and in calculating the Carryover Amount for any Fiscal Year, the Yearly Limit applicable to the previous fiscal years shall be deemed to have been utilized first by any Restricted Payments made under this clause (v) in such Fiscal Year) plus (z) an amount equal to the cash proceeds from the sale of Equity Interests to directors, officers, members of management, employees or consultants of any Parent Company, the Parent Borrower or of its Subsidiaries (or the estate, heirs, family members, spouse or former spouse of any of the foregoing) in such Fiscal Year;

(vi) the repurchase of Equity Interests of the Parent Borrower (or of any Parent Company) that occurs upon the cashless exercise of stock options, warrants or other convertible securities as a result of the Parent Borrower or such Parent Company accepting such options, warrants or other convertible securities as satisfaction of the exercise price of such Equity Interests;

(vii) the Parent Borrower and its Restricted Subsidiaries may pay (or may make Restricted Payments to allow a Parent Company to pay) cash payments in lieu of fractional shares in connection with (i) any dividend, split or combination of its Equity Interests or any Permitted Acquisition (or similar Investment) or (ii) the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Parent Borrower or any of its Subsidiaries;

(viii) repurchase of Equity Interests deemed to occur upon the non-cash exercise of Equity Interests to pay Taxes;

(ix) the Parent Borrower and its Restricted Subsidiaries may make Restricted Payments in an aggregate amount not to exceed the Available Amount; provided that (A) no Event of Default shall exist or result therefrom and (B) the Total Net Leverage Ratio on a Pro Forma Basis as of the end of the most recent Test Period is less than or equal to 4.50:1.00, in each case determined, at the election of the Parent Borrower, at the time of (x) declaration of such Restricted Payment or (y) the making or consummation, as applicable, of such Restricted Payment;

(x) the Parent Borrower and its Restricted Subsidiaries may make Restricted Payments in an aggregate amount in any Fiscal Year not to exceed the greater of $30,000,000 and 20% of Adjusted EBITDA (as determined at the time any such Restricted Payment is made (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period on or prior to the date of determination), it being agreed that the Parent Borrower shall be permitted to carry forward unused amounts to subsequent Fiscal Years; provided that as of the date of any such Restricted Payment and after giving effect thereto, the Parent Borrower shall be in compliance with the Financial Covenant on a Pro Forma Basis for the most recently ended Test Period and no Event of Default shall exist or result therefrom;

(xi) the Parent Borrower and its Restricted Subsidiaries may make Restricted Payments if the Total Net Leverage Ratio on a Pro Forma Basis as of the end of the most recent Test Period is less than or equal to 3.75:1.00; provided that no Event of Default shall exist or result therefrom;

(xii) [Reserved];

(xiii) Restricted Payments made on or after the Closing Date relating to the Transactions;

(xiv) any Borrower may make Restricted Payments in an amount not to exceed the amount of Excluded Contributions previously received by the Parent Borrower Not Otherwise Applied;

~~(xv) the Parent Borrower and its Restricted Subsidiaries may make additional Restricted Payments to any Parent Company the proceeds of which shall be used by any Parent Company to (i)(x) pay Taxes (including franchise Taxes) and (y) make payments to the holders of its Equity Interests, which aggregate amount in the case of this clause (i) shall not exceed the amount of Taxes that would be due as if the Parent Borrower and its Restricted Subsidiaries had computed such Taxes as if the Parent Borrower and its Restricted Subsidiaries filed a consolidated, combined, unitary or similar type return with Parent Borrower as the consolidated parent, without regard to tax deductions attributable to any Parent Company; provided clause (i) shall only apply in the event that the Parent Borrower files a consolidated, combined, unitary or similar type tax return with any Parent Company, (ii) pay other fees and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence, in each case of clauses (i) and (ii), to the extent such Taxes, fees or expenses are attributable to the ownership or operations of the Parent Borrower and its Subsidiaries, provided that any such distributions attributable to Taxes of an Unrestricted Subsidiary shall not exceed any corresponding payments actually made by such Unrestricted Subsidiary to the Parent Borrower or any Restricted Subsidiary for such purpose, (iii) pay customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, directors, officers, employees, members of management and consultants of such Persons and (iv) pay costs, fees and expenses related to any equity (including after a Qualifying IPO, Public Company Costs) or debt offering permitted by this Agreement (whether or not successful); provided that in the case of clauses (iii) and (iv), such amount shall be solely for the account of such items that relate to Parent Company’s ownership and management of the Parent Borrower and its Restricted Subsidiaries;~~

(xv) [Reserved];

(xvi) the Parent Borrower may make Restricted Payments to any Parent Company to finance any Investment permitted to be made pursuant to Section 6.04; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such Persons shall, promptly following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Parent Borrower or a Restricted Subsidiary or (2) the merger, amalgamation, consolidation or sale of all or substantially all assets (to the extent permitted in Section 6.03) of the Person formed or acquired into the Borrowers or a Restricted Subsidiary in order to consummate such Investment, in each case, in accordance with the requirements of Section 5.10 and Section 6.04; and

(xvii) the Parent Borrower its Restricted Subsidiaries may make Restricted Payments from the Net Proceeds of Permitted Sale-Leaseback Transactions in an aggregate amount not to exceed $125,000,000 if the Total Net Leverage Ratio on a Pro Forma Basis as of the end of the most recent Test Period is less than or equal to 4.00:1.00.

(b) Each Borrower will not, nor will it permit any of its Restricted Subsidiaries to, make any payment, directly or indirectly, in respect of any purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Indebtedness prior to the scheduled maturity thereof (it being understood that payments of regularly scheduled principal, interest, mandatory prepayments, mandatory offers to purchase, fees, expenses and indemnification obligations shall be permitted) (such Indebtedness, collectively, “Restricted Indebtedness”), or any other payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Indebtedness or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing, except:

(i) refinancings of Restricted Indebtedness to the extent permitted by Section 6.01;

(ii) payments or other distributions in respect of principal or interest on, or payment or other distribution on account of the purchase, redemption, retirement, acquisition, cancellation or termination of, Restricted Indebtedness, if the Total Net Leverage Ratio on a Pro Forma Basis as of the end of the most recent Test Period is less than or equal to 3.75:1.00 and no Event of Default exists or would result from the making of such payment or distribution;

(iii) payments or other distributions in respect of the purchase, redemption, retirement, acquisition, cancellation or termination of, Restricted Indebtedness, in an aggregate amount not to exceed $5,000,000; provided that at the time of any such payment or other distribution, no Event of Default shall exist or result therefrom;

(iv) payments or other distributions in respect of the purchase, redemption, retirement, acquisition, cancellation or termination of, Restricted Indebtedness, in an aggregate amount not exceed to the Available Amount; provided that as of the date of any such payment and after giving effect thereto (A) no Event of Default shall exist or result therefrom and (B) the Total Net Leverage Ratio on a Pro Forma Basis as of the end of the most recent Test Period is less than or equal to 4.50:1.00; provided that, with respect to any such purchase, redemption, retirement, acquisition, cancellation or termination of, Restricted Indebtedness the notice of which is irrevocable, such conditions shall, at the election of the Parent Borrower, be tested at the time of the delivery of notice with respect to such purchase, redemption, retirement, acquisition, cancellation or termination; provided, however, that notwithstanding the foregoing, the absence of an Event of Default shall be a condition to the consummation of any such purchase, redemption, retirement, acquisition, cancellation or termination;

(v) payment-in-kind interest with respect to Restricted Indebtedness permitted by this Agreement;

(vi) payments as part of an “applicable high yield discount obligation” catch up payment with respect to Restricted Indebtedness permitted by this Agreement; and

(vii) the conversion of any Restricted Indebtedness to Equity Interests (other than Disqualified Equity Interests) or the prepayment of Restricted Indebtedness in an amount not to exceed the amount of Excluded Contributions previously received by the Parent Borrower Not Otherwise Applied.

Notwithstanding the foregoing, the making of any dividend, payment or other distribution or the consummation of any irrevocable redemption within one hundred and eighty (180) days after the date of declaration of such dividend, payment or other distribution or giving of the redemption notice, as applicable, will not be prohibited if, at the date of declaration or notice such dividend, payment or other distribution or redemption would have complied with the terms of this Agreement.

Section 6.07 Transactions with Affiliates. Each Borrower will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates involving aggregate payments, for any such transaction or series of related transactions, in excess of $5,000,000, except:

(a) transactions (i) that are at prices and on terms and conditions, taken as a whole, not materially less favorable to such Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties or, if in the good faith judgment of the Parent Borrower no comparable transaction is available with which to compare such transactions, such transactions are otherwise fair to the Parent Borrower or such Restricted Subsidiary from a financial point of view as determined by the Parent Borrower in good faith, or (ii) for which the Parent Borrower has delivered to the Administrative Agent a letter from an independent financial advisor stating that such transaction is fair from a financial point of view;

(b) transactions between or among PubCo, Holdings, the Borrowers and Restricted Subsidiaries not involving any other Affiliate;

(c) any Restricted Payment permitted by Section 6.04 or Section 6.06;

(d) the payment of reasonable and customary fees and expenses, and the provision of customary indemnification to directors, officers, employees, members of management and consultants of the Parent Borrower and the Subsidiaries;

(e) sales or issuances of Equity Interests to Affiliates of the Parent Borrower which are otherwise permitted or not restricted by the Loan Documents;

(f) loans and other transactions by and among such Borrower and/or the Subsidiaries to the extent permitted under this Article VI;

(g) the consummation of and the payment of all fees, expenses, bonuses and awards related to the Transactions;

(h) transactions with joint ventures for the purchase or sale of goods and services entered into in the ordinary course of business;

(i) employment and severance arrangements (including options to purchase Equity Interests of the Parent Borrower or PubCo, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans) between such Borrower and any Restricted Subsidiary and their directors, officers, employees, members of management and consultants in the ordinary course of business;

(j) the existence of, and the performance of obligations of such Borrower or any of its Restricted Subsidiaries under the terms of any agreement in existence or contemplated as of the Closing Date and identified on Schedule 6.07, as these agreements may be amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified from time to time; provided, however, that any future amendment, restatement, amendment and restatement, supplement, extension, renewal or other modification entered into after the Closing Date will be permitted to the extent that its terms are not more disadvantageous in any material respect, taken as a whole, to the Lenders than the terms of the agreements on the Closing Date;

(k) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into such Borrower or its Restricted Subsidiaries pursuant to the terms of this Agreement; provided that such agreement was not entered into in contemplation of such acquisition or merger, or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders in any material respect in the good faith judgment of the Parent Borrower when taken as a whole as compared to such agreement as in effect on the date of such acquisition or merger);

(l) payments to or from, and transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by the Borrowers and the Restricted Subsidiaries in such joint venture), non-wholly owned Subsidiaries and Unrestricted Subsidiaries in the ordinary course of business to the extent otherwise permitted under Section 6.04;

(m) transactions with customers, clients, franchisees, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Parent Borrower and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Parent Borrower, or are on terms at least as favorable, in all material respects, as might reasonably have been obtained at such time from an unaffiliated party;

(n) the entering into of any Tax sharing agreement or arrangement to the extent payments under such agreement or arrangement would otherwise be permitted under Section 6.04 or Section 6.06;

(o) any contribution to the capital of the Parent Borrower or any of its Restricted Subsidiaries;

(p) the formation and maintenance of any consolidated group or subgroup for Tax, accounting or cash pooling or management purposes in the ordinary course of business;

(q) transactions undertaken in good faith (as certified by a Responsible Officer of the Parent Borrower) for the purpose of improving the consolidated Tax efficiency of such Borrower and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement; and

(r) any other transaction with an Affiliate, which is approved by a majority of disinterested members of the board of directors (or equivalent governing body) of the Parent Borrower in good faith.

Section 6.08 Restrictive Agreements. Each Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon:

(a) the ability of such Borrower or any of its Restricted Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Collateral Agent (or its agent or designee) for the benefit of the Secured Parties securing any of the Obligations, or

(b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to such Borrower or any other Restricted Subsidiary or to Guarantee the Obligations or any part thereof;

provided that with respect to clauses (a) and (b):

(i) the foregoing shall not apply to restrictions and conditions imposed by law, rule, regulation or order or by any customary or reasonable restrictions and conditions contained in any Loan Document, or document governing any Swap Obligations, Deposit Obligations, Refinancing Notes, any Refinancing Loan, any Incremental Equivalent Debt, any Permitted Ratio Debt or any Permitted Refinancing Indebtedness in respect thereof;

(ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to Dispositions permitted by Section 6.05 pending such Dispositions;

(iii) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment, subletting or other transfer thereof (including the granting of any Lien);

(iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by restrictions on cash and other deposits or net worth provisions in leases and other agreements entered into in the ordinary course of business;

(v) the foregoing shall not apply if such restrictions and conditions were binding on a Restricted Subsidiary or its assets at the time such Restricted Subsidiary first becomes a Restricted Subsidiary or such assets were first acquired by such Restricted Subsidiary (other than a Restricted Subsidiary that was a Restricted Subsidiary on the Closing Date or assets owned by any Restricted Subsidiary on the Closing Date), so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary or assets being acquired;

(vi) the foregoing shall not apply to customary provisions in partnership agreements, limited liability company governance documents, joint venture agreements and other similar agreements that restrict the transfer of assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or similar Person;

(vii) clause (b) of the foregoing shall not apply to provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Equity Interests of a Person other than on a pro rata basis;

(viii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or the Persons obligated thereon;

(ix) clause (b) of the foregoing shall not apply to restrictions contained in agreements and instruments governing Indebtedness permitted pursuant to Section 6.01 to the extent not materially more restrictive, taken as a whole, to the Parent Borrower and its Subsidiaries than the covenants contained in this Agreement (as reasonably determined by the Parent Borrower);

(x) the foregoing shall not apply to customary or reasonable restrictions (as reasonably determined by the Parent Borrower) contained in agreements and instruments relating to any Permitted Ratio Debt, Incremental Equivalent Debt, Refinancing Notes, any Refinancing Loans, any Indebtedness permitted pursuant to Sections 6.01(t) and (v), and any Permitted Refinancing Indebtedness thereof (and successive Permitted Refinancing Indebtedness thereof);

(xi) clause (a) of the foregoing shall not apply to customary restrictions that arise in connection with any Lien permitted by Section 6.02 on any asset or property that is not, and is not required to be, Collateral that relates to the asset or property subject to such Lien;

(xii) [Reserved]; and

(xiii) the foregoing shall not apply to any restrictions and conditions imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (i) through (xi) above; provided that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Parent Borrower, no more restrictive with respect to such restrictions taken as a whole than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.09 Amendment of Material Debt Documents. Each Borrower will not, and will not permit any Restricted Subsidiary to, amend, modify or waive any of its rights under any Junior Indebtedness Document, in any manner materially adverse to the interests of the Lenders taken as a whole that has not been approved by the Administrative Agent; provided that it is understood and agreed that the foregoing limitation shall not prohibit any Permitted Refinancing Indebtedness in respect thereof that is otherwise permitted by Section 6.01.

Section 6.10 Change in Fiscal Year. ~~The~~Neither the Parent Borrower nor PubCo will ~~not~~ change the manner in which either the last day of its Fiscal Year or the last day of each of the first three (3) Fiscal Quarters of its Fiscal Year is calculated, in each case, without the prior written consent of the Administrative Agent.

Section 6.11 Use of Proceeds. No Borrower shall use, directly or to the knowledge of such Borrower, indirectly, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (iii) in any other manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.12 Permitted Activities of PubCo and Holdings. Each of PubCo and Holdings shall not engage in any material operating or business activities; ~~provided that~~except the following and any activities ancillary or incidental thereto shall be permitted in any event:

(a) ~~(i) its~~the ownership of the Equity Interests of Holdings or the Parent Borrower ~~and activities incidental thereto, including payment of dividends and other amounts in respect of their respective Equity Interests,~~ , as applicable;

(b)  ~~(ii)~~ the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance)~~,~~ ;

(c)  ~~(iii)~~ the performance of its obligations with respect to (x) the Loan Documents and (y) any other Indebtedness permitted under Section 6.01 to be incurred by the Parent Borrower and the Restricted Subsidiaries~~,~~ ;

(d)  ~~(iv)~~ any issuance or sale of its Equity Interests (including, for the avoidance of doubt, in connection with any stock option or other employee benefit plans)~~,~~ ;

(e) >making contributions to the capital of <Holdings or the Parent Borrower, as applicable;

(f)  ~~(v)~~ financing activities, including the issuance of securities~~,~~ and the incurrence of Indebtedness~~, payment of dividends, <making contributions to the capital of >the Parent Borrower and guaranteeing~~ ;

(g) Guaranteeing the obligations of the Parent Borrower or any Restricted Subsidiary~~;~~ to the extent such Indebtedness is permitted under Section 6.01;

(h)  ~~(vi) participating~~participation in tax, accounting and other administrative matters~~,~~ ;

(i)  ~~(vii)~~ holding any cash or property (but not operating any property)~~,~~ ;

(j)  ~~(viii) providing~~the indemnification ~~to~~of officers and directors~~,~~ ;

(k) (~~ix~~x ) the making of Restricted Payments ~~to any Parent Company~~by Holdings to PubCo with any amounts received from the Parent Borrower or the Restricted Subsidiaries not in violation of this Agreement~~, (x<) effecting the initial public offering of its Equity Interests >and</or any transaction in connection therewith, >and (xi) any activities incidental to the foregoing. <Holdings shall not own any Equity Interests other than those of>~~ and (y) the making of Restricted Payments by PubCo permitted pursuant to Sections 6.06(a)(i), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xiv) and (xvii) as if PubCo were the Parent Borrower ~~<and all such Equity Interests shall be pledged by >Holdings as Collateral.~~ or a Restricted Subsidiary;

(l) the making of any payment, directly or indirectly, in respect of any purchases, redemption, cancellation or termination of Restricted Indebtedness prior to the stated maturity thereof not in violation of this Agreement; and

(m) (1>) effecting the initial public offering of its Equity Interests<, (2) offering any other issuance or registration of its Equity Interests for sale or resale not prohibited by this Agreement, (3) activities reasonably related to being a reporting company under the Exchange Act or compliance with the provisions of the Securities Act and the Exchange Act, any rules or regulations promulgated thereunder, and the rules of national securities exchanges, in each case, as applicable to companies with listed equity securities, (4) preparing reports to Governmental Authorities and to holders of any Equity Interests, and performing, and retaining auditors and other Persons to perform, other administrative functions incidental to its status as a holding company, including holding director and shareholder meetings, and>/or any transaction in connection therewith, <including the payment of costs, feeds and expenses related thereto.

Each of PubCo and >Holdings shall not own any Equity Interests other than those of <Holdings or the Parent Borrower, as applicable, >and all such Equity Interests shall be pledged by <PubCo or Holdings, as applicable, as Collateral. Each of PubCo and Holdings will not sell, transfer, lease or otherwise dispose (including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division) of any asset, including any Equity Interest owned by it, except pursuant to a Restricted Payment that is made in accordance with the express provisions of Section 6.12(k); provided that, if such sale, transfer, lease or disposition would otherwise constitute a “Prepayment Event” if made >by the Parent Borrower or any <Restricted Subsidiary, it shall be subject to the provisions of Section 2.11(c).

In addition, each of PubCo and Holdings may consolidate or amalgamate with, or merge with or into, (or, in the case of clause (B) below, convey, lease, transfer, sell or otherwise dispose of all or substantially all of its assets to) any other Person (other than the Parent Borrower and any of the Subsidiaries) if at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, and so long as (A) PubCo or Holdings, as applicable, is the continuing or surviving Person or (B) if the Person formed by or surviving any such consolidation, amalgamation or merger (or the Person to whom PubCo or Holdings, as applicable, conveyed, leased, transferred, sold or otherwise disposed of all or substantially all of its assets to) is not PubCo or Holdings (x) the successor Person (such successor Person, which shall not be an operating company, and shall not hold any Equity Interest directly or indirectly in any operating company, “Successor PubCo” or “Successor Holdings”, as applicable) (i) shall deliver to the Administrative Agent all information as may be reasonably requested by the Administrative Agent to satisfy any applicable “know your customer” requirements, (ii) shall be an entity organized or existing under the law of any state of the U.S. or the District of Columbia and (iii) expressly assumes all obligations of PubCo or Holdings, as applicable, under this Agreement and the other Loan Documents to which PubCo or Holdings, as applicable, is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent, (y) the Parent Borrower delivers a certificate of a Responsible Officer with respect to the satisfaction of the conditions set forth in clause (x) of this clause (B) and (z) 100% of the Equity Interests of Holdings and the Parent Borrower, as applicable, remains pledged as security for the Obligations by Successor PubCo or Successor Holdings; provided that (1) if the conditions set forth in this sentence are satisfied, Successor PubCo or Successor Holdings, as applicable, will succeed to, and be substituted for, PubCo or Holdings, as applicable, under this Agreement and (2) it is understood and agreed that PubCo or Holdings, as applicable, may convert into another form of entity so long as such conversion does not adversely affect the value of its Guaranty or the Collateral and subject to compliance with any applicable requirements in any Security Documents.

Section 6.13 Swap Agreements. Each Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Parent Borrower or any Restricted Subsidiary has actual or potential exposure (other than those in respect of Equity Interests of the Parent Borrower or any of its Restricted Subsidiaries), except as may be related to convertible indebtedness, including to hedge or mitigate foreign currency and commodity price risks, (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or Investment of the Parent Borrower or any Restricted Subsidiary and (c) any accelerated share repurchase contract, prepaid forward purchase contract or similar contract with respect to the purchase by the Parent Borrower of its Equity Interest, which purchase is permitted by Section 6.06.

ARTICLE VII

FINANCIAL COVENANT

Section 7.01 Leverage Ratio. Until the Date of Full Satisfaction, the Parent Borrower covenants and agrees with Lenders that as of the last day of each Fiscal Quarter commencing with the second full Fiscal Quarter following the Closing Date, the Parent Borrower shall not permit the Total Net Leverage Ratio for any Test Period set forth below to exceed the applicable level set forth below opposite such Test Period under the heading “Total Net Leverage Ratio”:

Test Periods Ending	Total Net Leverage Ratio
June 30, 2019	6.00:1.00
September 29, 2019	6.00:1.00
December 29, 2019	6.00:1.00
March 29, 2020	6.00:1.00
June 28, 2020	6.00:1.00
September 27, 2020	5.50:1.00
January 3, 2021	5.50:1.00
April 4, 2021	5.50:1.00
July 4, 2021	5.50:1.00
October 3, 2021	5.50:1.00
January 2, 2022	5.50:1.00
April 3, 2022	5.25:1.00
July 3, 2022	5.25:1.00
October 2, 2022	5.25:1.00
January 1, 2023	5.25:1.00
April 2, 2023	5.00:1.00
Thereafter	5.00:1.00

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01 Events of Default; Remedies. If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or any Borrower shall fail to pay any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, and such failure with respect to such reimbursement obligations shall continue unremedied for a period of five (5) Business Days;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 8.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation, warranty or certification made or deemed made by or on behalf of any Borrower or any Restricted Subsidiary herein or in any Loan Document, or in any report, certificate, financial statement or other document required to be delivered pursuant hereto or thereto, shall prove to have been materially inaccurate when made or deemed made;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03(a) (with respect to any Borrower), Section 5.11 or in Article VI or in Article VII of this Agreement;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Section 8.01), and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Parent Borrower;

(f) any Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness other than the Obligations, when and as the same shall become due and payable beyond any applicable grace period or any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits, after giving effect to any applicable grace period, the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, that this clause (f) shall not apply to (i) secured Indebtedness that becomes due as a result of the Disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness, (ii) Guarantees of Indebtedness that are satisfied promptly on demand or (iii) with respect to Indebtedness incurred under any Swap Agreement, termination events or equivalent events pursuant to the terms of the relevant Swap Agreement which are not the result of any default thereunder by any Loan Party or any Restricted Subsidiary; provided, further, that such failure is unremedied and is not waived by the holders of such Material Indebtedness prior to any termination of Commitments or acceleration of the Loans pursuant to this Section 8.01;

(g) an involuntary proceeding, corporate action, legal proceeding or other procedure or step shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, bankruptcy, administration, winding up, deregistration, a suspension or moratorium of payments, dissolution of or other relief in respect of any Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any federal, state, provincial, territorial or other applicable bankruptcy, insolvency, receivership, arrangement, liquidation, reorganization or similar law now or hereafter in effect or (ii) a distress, attachment, execution or the appointment of a receiver, interim receiver, receiver manager, trustee, liquidator, administrator, custodian, administrative recovery compulsory manager, sequestrator, conservator or similar official or a creditor’s committee for any Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed, undischarged or unbonded for sixty (60) consecutive days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding, corporate action, legal proceeding or other procedure or step or file any petition seeking liquidation (other than a solvent liquidation permitted by Section 6.03), reorganization (by way of voluntary arrangement, scheme of arrangement or similar), bankruptcy, administration, winding up, deregistration, a suspension or moratorium of payments, creditor arrangement, compromise or similar or other relief under any federal, state or other applicable bankruptcy, insolvency, receivership, arrangement, liquidation, reorganization or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section 8.01, (iii) apply for or consent to the appointment of a receiver, interim receiver, receiver manager, trustee, liquidator, administrator, custodian, administrative recovery compulsory manager, sequestrator, conservator, administrator or similar official or a creditor’s committee for any Borrower or any such Restricted Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (v) make a general assignment for the benefit of creditors;

(i) any Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) one or more judgments for the payment of money in an aggregate amount in excess of the Threshold Amount (to the extent not covered by insurance as to which the insurer has not denied coverage) shall be rendered against any Borrower, any Restricted Subsidiary or any combination thereof (to the extent not paid in full within any applicable period for payment) and there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment by reason of a pending appeal, payment or otherwise is not in effect;

(k) an ERISA Event shall have occurred if such ERISA Event could reasonably be expected to result in a Material Adverse Effect;

(l) other than with respect to items of Collateral not exceeding $10,000,000 in the aggregate, any Lien purported to be created under any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on any Collateral, except (i) to the extent that perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or the Security Agreement, (ii) in connection with a release of such Collateral in accordance with the terms of this Agreement, (iii) as a result of the Collateral Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (B) file UCC continuation statements or (iv) if such loss of an enforceable or perfected security interest, as applicable, may be remedied by the filing of appropriate documentation without the loss of priority;

(m) any material provision of this Agreement or any other Loan Document shall for any reason cease to be in full force and effect except as expressly permitted hereunder or thereunder, or any Borrower or any other Loan Party shall so state in writing, in each case, other than in connection with a release of any Guarantee in accordance with the terms of this Agreement; or

(n) a Change of Control shall occur;

then, and in every such event (other than an event with respect to any Borrower described in clause (g) or (h) of this Section 8.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Parent Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans then outstanding so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of any Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to any Borrower described in clause (g) or (h) of this Section 8.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of any Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Borrower. In addition, if any Event of Default shall occur and be continuing, the Administrative Agent may (and if directed by the Required Lenders, shall) foreclose or otherwise enforce any Lien granted to the Administrative Agent, for the benefit of the Secured Parties, to secure payment and performance of the Obligations in accordance with the terms of the Loan Documents and exercise any and all rights and remedies afforded by applicable Law, by any of the Loan Documents, by equity, or otherwise.

Section 8.02 Borrowers’ Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01, if the Parent Borrower determines that an Event of Default under Section 7.01 has occurred or may occur with respect to any Test Period, during the period commencing after the beginning of the last Fiscal Quarter included in such Test Period and ending ten (10) Business Days after the date on which financial statements are required to be delivered hereunder with respect to the last Fiscal Quarter in such Test Period (the last day of such period being the “Anticipated Cure Deadline”), a Specified Equity Contribution may be made to the Parent Borrower, and the amount of the Net Proceeds thereof shall be deemed to increase Adjusted EBITDA with respect to such applicable Test Period; provided that such Net Proceeds (i) are actually received by the Parent Borrower as cash common equity (including through capital contribution of such Net Proceeds to the Parent Borrower) during the period commencing after the beginning of the last Fiscal Quarter included in such Test Period by the Parent Borrower and ending on the Anticipated Cure Deadline and (ii) are Not Otherwise Applied. The parties hereby acknowledge that this Section 8.02(a) may not be relied on for purposes of calculating any financial ratios (including, without limitation, any ratios set forth in the definition of Applicable Rate) other than as set forth in the Financial Covenant and shall not result in any adjustment to any baskets, interest rates or other amounts other than the amount of the Adjusted EBITDA solely for the purpose of calculating the Financial Covenant.

(b) Upon receipt by the Administrative Agent of written notice, on or prior to the Anticipated Cure Deadline, that the Parent Borrower intends to make a Specified Equity Contribution in respect of a Fiscal Quarter, the Lenders shall not be permitted to accelerate the Loans held by them, exercise remedies against the Collateral or any other rights and remedies under any of the Loan Documents that are available during continuance of an Event of Default on the basis of a failure to comply with the requirements of the Financial Covenant, unless such failure is not cured by a Specified Equity Contribution on or prior to the Anticipated Cure Deadline.

(c) (i) In each Test Period, there shall be at least two (2) Fiscal Quarters in which no Specified Equity Contribution is made, (ii) no more than five (5) Specified Equity Contributions may be made in the aggregate during the term of this Agreement, (iii) the amount of any Specified Equity Contribution shall be no more than the amount required to cause the Borrowers to be in Pro Forma Compliance with the Financial Covenant for any applicable Test Period and (iv) there shall be no pro forma reduction in Indebtedness (or any cash netting against such Indebtedness) with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenant for the Fiscal Quarter with respect to which such Specified Equity Contribution was made.

ARTICLE IX

THE AGENTS

Section 9.01 Appointment. Each of the Lenders and each Issuing Bank hereby irrevocably appoints (a) Citi as agent on its behalf, and on behalf of each of its Affiliates who are owed Obligations (each such Affiliate by acceptance of the benefits of the Loan Documents hereby ratifying such appointment) and authorizes the Administrative Agent to take such actions and perform the duties, obligations and responsibilities on its behalf and on behalf of such Affiliates and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions, powers, authorities and discretions as are reasonably incidental thereto and (b) Citi, as collateral agent on its behalf, and on behalf of each of its Affiliates who are owed Obligations (each such Affiliate by acceptance of the benefits of the Loan Documents hereby ratifying such appointment) and authorizes the Collateral Agent to take such actions on its behalf and on behalf of such Affiliates and to exercise such powers as are delegated to the Collateral Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent or the Collateral Agent (relying on the Administrative Agent) shall be entitled to request instructions, or clarification of any instruction, from the Lenders as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Administrative Agent or the Collateral Agent may refrain from acting unless and until it receives those instructions or that clarification. The Administrative Agent or the Collateral Agent may refrain from acting in accordance with any instructions by or on behalf of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Loan Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions. In the-absence of instructions, the Administrative Agent or the Collateral Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

Section 9.02 Rights as a Lender. Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Parent Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Section 9.03 Limitation of Duties and Immunities. Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents and each Agent’s duties are solely mechanical and administrative in nature. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by or on behalf of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Borrower or any of its Subsidiaries that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request by or on behalf of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Parent Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent. No Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another party. No Agent shall be bound to inquire: (1) whether or not any Default has occurred; (2) as to the performance, default or any breach of any party of its obligations under any Loan Document; or (3) whether any event specified in any Loan Document has occurred.

Section 9.04 Reliance on Third Parties; Limitation on Responsibility. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, instruction, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may act in relation to the Loan Documents through its officers, employees and agents and no Agent shall: be liable for any error of judgment made by any such person; or be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part, of any such person, unless such error or such loss was directly caused by that Agent’s gross negligence or willful misconduct. For the avoidance of doubt, no Agent shall have any (a) liability to investigate title to charged assets or for defective title, (b) liability for the efficacy of the Security Documents, (c) obligation to undertake anything that may be contrary to law or regulation or (d) obligation to risk or expend its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

Section 9.05 Sub-Agents. Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent without any liability to their acts or omissions. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Section 9.06 Successor Agent. Each Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent and the Administrative Agent shall have the right to appoint a successor Collateral Agent, subject to the consent of the Parent Borrower (which consent shall not be unreasonably withheld or delayed); provided that the Parent Borrower’s consent shall not be required if an Event of Default has occurred and is continuing. If no successor shall have been so appointed by the Required Lenders or Administrative Agent, as applicable, and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint (i) a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank, or (ii) or a successor Collateral Agent on terms to be agreed, in each case, subject to the consent of the Parent Borrower (which consent shall not be unreasonably withheld); provided that the Parent Borrower’s consent shall not be required if an Event of Default has occurred and is continuing. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case, until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any farther action under any Security Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the Agent shall be discharged from its duties and obligations hereunder (other than with respect to its obligations under Section 10.12). The fees payable by any Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After any Agent’s resignation hereunder, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 9.07 Independent Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 9.08 Powers and Immunities of Each Issuing Bank. Neither any Issuing Bank nor any of its Related Parties shall be liable to any Agent or any Lender for any action taken or omitted to be taken by any of them hereunder or otherwise in connection with any Loan Document except for its or their own gross negligence or willful misconduct. Without limiting the generality of the preceding sentence, each Issuing Bank (a) shall have no duties or responsibilities except those expressly set forth in the Loan Documents, and shall not by reason of any Loan Document be a trustee or fiduciary for any Lender or for any Agent, (b) shall not be required to initiate any litigation or collection proceedings under any Loan Document, (c) shall not be responsible to any Lender or any Agent for any recitals, statements, representations, or warranties contained in any Loan Document, or any certificate or other documentation referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, enforceability, or sufficiency of any Loan Document or any other documentation referred to or provided for therein or for any failure by any Person to perform any of its obligations thereunder, (d) may consult with legal counsel (including counsel for the Borrowers), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts, and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate, or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties. As to any matters not expressly provided for by any Loan Document, each Issuing Bank shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and the Administrative Agent; provided, however, that no Issuing Bank shall be required to take any action which exposes it to personal liability or which is contrary to any Loan Document or applicable Law.

Section 9.09 Permitted Release of Collateral and Subsidiary Loan Parties.

(a) Automatic Release. If any Collateral (i) is the subject of a Disposition (other than to another Loan Party) which is permitted under Section 6.05 or (ii) becomes an Excluded Asset (other than Excluded Assets pursuant to clauses (i) or (k) of the definition thereof and/or clause (b) of the definition of “Excluded Equity Interests”) , the Liens in such Collateral granted under the Loan Documents shall automatically terminate and such Collateral will be (in the case of a Disposition, when disposed of) free and clear of all such Liens.

(b) Written Release. The Collateral Agent (upon instruction by the Administrative Agent) is irrevocably authorized to release of record, and shall release of record, any Liens encumbering any Collateral described in clause (a) above upon an authorized officer of the Parent Borrower certifying in writing to the Administrative Agent and the Collateral Agent that the proposed release is permitted under Section 6.05. To the extent the Collateral Agent is required to execute any release documents in accordance with the immediately preceding sentence, the Collateral Agent shall do so promptly upon request of the Parent Borrower and the Administrative Agent (subject to Section 10.03, at the cost of the Parent Borrower) without the consent or further agreement of any Secured Party. If a Disposition of Collateral is not permitted under or pursuant to the Loan Documents, the Liens encumbering the Collateral may only be released in accordance with the other provisions of this Section 9.09 or the provisions of Section 10.02.

(c) Authorized Release upon Date of Full Satisfaction. The Collateral Agent (upon instruction by the Administrative Agent) is irrevocably authorized by the Secured Parties, without any consent or further agreement of any Secured Party to release the Collateral Agent’s Liens upon the Date of Full Satisfaction. To the extent the Collateral Agent is required to execute any release documents in accordance with the immediately preceding sentence, the Collateral Agent shall do so promptly upon request of the Parent Borrower and the Administrative Agent (subject to Section 10.03, at the cost of the Parent Borrower) without the consent or further agreement of any Secured Party.

(d) Authorized Release of Subsidiary Loan Party. If the Administrative Agent and the Collateral Agent shall have received a certificate of a Responsible Officer of the Parent Borrower requesting the release of a Subsidiary Loan Party, certifying that the Collateral Agent is authorized to release such Subsidiary Loan Party because either: (1) the Equity Interest issued by such Subsidiary Loan Party or the assets of such Subsidiary Loan Party have been disposed of to a non-Loan Party in a transaction permitted by Section 6.05 (or with the consent of the Required Lenders pursuant to Section 10.02(b)) or (2) such Subsidiary Loan Party has been designated as an Unrestricted Subsidiary or has become an Excluded Subsidiary; provided that no such release shall occur if such Subsidiary Loan Party continues to be a guarantor in respect of any Permitted Ratio Debt, Incremental Equivalent Debt, Refinancing Notes or any Refinancing Loans of any Loan Party or any Permitted Refinancing Indebtedness of any of the foregoing; then the Collateral Agent (upon instruction by the Administrative Agent) is irrevocably authorized by the Secured Parties, without any consent or further agreement of any Secured Party to release the Liens granted to the Collateral Agent to secure the Obligations in the assets of such Subsidiary Loan Party and release such Subsidiary Loan Party from all obligations under the Loan Documents. To the extent the Collateral Agent is required to execute any release documents in accordance with the immediately preceding sentence, the Collateral Agent shall do so promptly upon request of the Administrative Agent and the Parent Borrower without the consent or further agreement of any Secured Party.

(e) Lien Subordination. The Collateral Agent is irrevocably authorized to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(a)(other than Liens created under or contemplated by the Loan Documents), (d), (e), (h), (i), (k), (m), (n), (o), (p), (r), (t), (u), (w) (to the extent that the relevant Lien is of the type to which the Lien of the Collateral Agent may otherwise be required to be subordinated under this clause (e) pursuant to any of the other exceptions to Section 6.02 that are expressly included in this clause (e)), (x), (aa), (bb), (dd), (ee), (ff), (gg) and (hh);

(f) Intercreditor Agreements. Each Agent is authorized to, and at the request of the Parent Borrower will, enter into any Acceptable Intercreditor Agreement and any other intercreditor arrangements required hereunder, in each case, with respect to Indebtedness, that is (i) required or permitted to be incurred hereunder and for which accession to an Acceptable Intercreditor Agreement is required and/or (ii) secured by Liens and which Indebtedness contemplates an intercreditor, subordination or collateral trust agreement (any such intercreditor, subordination or collateral trust agreement, an “Additional Agreement”), and the parties hereto acknowledge that any Acceptable Intercreditor Agreement and any Additional Agreement is binding upon them. Each Lender and Issuing Bank (a) hereby agrees that it will be bound by, and will not take any action contrary to, the provisions of any Acceptable Intercreditor Agreement and any Additional Agreement and (b) hereby authorizes and instructs the Agent to enter into any Acceptable Intercreditor Agreement and any Additional Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrowers, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of any Acceptable Intercreditor Agreement and any Additional Agreement.

Section 9.10 Perfection by Possession and Control. The Collateral Agent hereby appoints each of the other Lenders to serve as bailee to perfect the Collateral Agent’s Liens in any Collateral (other than deposit, securities or commodity accounts) in the possession of any such other Lender and each Lender possessing any such Collateral agrees to so act as bailee for the Collateral Agent in accordance with the terms and provisions hereof.

Section 9.11 Lender Affiliates Rights. By accepting the benefits of the Loan Documents, any Affiliate of a Lender that is owed any Obligation is bound by the terms of the Loan Documents. But notwithstanding the foregoing: (a) neither any Agent, any Lender nor any Loan Party shall be obligated to deliver any notice or communication required to be delivered to any Lender under any Loan Documents to any Affiliate of any Lender; and (b) no Affiliate of any Lender that is owed any Obligation shall be included in the determination of the Required Lenders or entitled to consent to, reject, or participate in any manner in any amendment, waiver or other modification of any Loan Document. The Agent shall not have any liabilities, obligations or responsibilities of any kind whatsoever to any Affiliate of any Lender who is owed any Obligation. The Agent shall deal solely and directly with the related Lender of any such Affiliate in connection with all matters relating to the Loan Documents. The Obligation owed to such Affiliate shall be considered the Obligation of its related Lender for all purposes under the Loan Documents and such Lender shall be solely responsible to the other parties hereto for all the obligations of such Affiliate under any Loan Document.

Section 9.12 Actions in Concert and Enforcement by the Collateral Agent. Notwithstanding anything contained in any of the Loan Documents, each Borrower, each Agent and each Lender hereby agree that (A) no Lender shall have any right individually to realize upon any of the Collateral under any Security Documents or to enforce the guarantee set forth in the Guaranty, it being understood and agreed that all powers, rights and remedies under the Guaranty and the other Security Documents may be exercised solely by the Collateral Agent (at the direction of the Administrative Agent) for the benefit of the Secured Parties in accordance with the terms thereof and (B) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold in any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.

Section  9.13 Erroneous Payments.

(a) If the Administrative Agent notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party such Lender or Issuing Bank (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party such Lender or Issuing Bank, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.13(b).

(c) Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to the Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any promissory notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Bank or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine

(g) Each party’s obligations, agreements and waivers under this Section 9.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone or other means, all notices and other communications provided for herein shall be in writing and (to the extent permitted by the applicable notice provision) shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email, as follows:

(a)	if to the Parent Borrower or any other Loan Party:

Krispy Kreme Doughnut Corporation

2116 Hawkins Street

Charlotte, NC 28203

Attention: James Krikorian, Vice President & Treasurer

Email: jkrikorian@krispykreme.com

Phone: 704-350-2213

Fax: 336-499-4764

and

Krispy Kreme Doughnut Corporation

370 Knollwood Street

Winston Salem, NC 27103

Attention: Jeremey Liebman, Senior Counsel

Email: jliebman@krispykreme.com

Phone: 336-726-8822

Fax: 336-785-4113

(i) with a copy (which shall not constitute notice to any Loan Party) to Skadden, Arps, Slate Meagher & Flom LLP, ~~4 Times Square~~One Manhattan West, New York, New York ~~10036~~10001, Attention: Steven Messina; Email: steven.messina@skadden.com; Fax: 917-777-3509.

(b)	if to the Administrative Agent:

(i)	Servicing Contact:

(for payments and requests for Credit Extensions):

Citibank Delaware

1615 Brett Road

OPS III

New Castle, DE 19720

Attn: Agency Operations

Phone: (302) 894-6010

Fax: (646) 274-5080

E-mail: Agency Electronic Mail: glagentofficeops@citi.com,

Disclosure Team Mail (Financial Reporting): oploanswebadmin@citi.com

Investor Relations Team: global.loans.support@citi.com

and

Weil, Gotshal and Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Heather Viets

Email: heather.viets@weil.com

Fax: (212) 310-8915

(c)	if to the Collateral Agent, to:

CRMS Documentation Unit

580 Crosspoint Pkwy

Getzville, NY 14068

crms.us.icg.documentation@citi.com;

provided that such notice or communication will only be effective upon written confirmation of receipt by the Collateral Agent and for the avoidance of doubt, an automatically generated “received” or “read” receipt will not constitute written confirmation; with a copy to the Administrative Agent.

(d) if to any other Lender, to it at its address (or email) set forth in its Administrative Questionnaire.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent or each Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by encrypted or unencrypted electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the gross negligence, bad faith or willful misconduct of, or a material breach of any obligations under the Loan Documents by, any agent hereunder, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Platform and any Approved Electronic Communications are provided “as is” and “as available” and none of the agents party hereto nor any of their Related Parties warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the agents party hereto nor any of their Related Parties in connection with the Platform or the Approved Electronic Communications.

Section 10.02 Waivers; Amendments.

(a) No Waiver; Rights Cumulative. No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Amendments. Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) pursuant to (A) an amendment in accordance with Section 2.14(b), (B) an Incremental Facility Agreement executed in accordance with the terms and conditions of Section 2.20, (C) a Refinancing Amendment executed in accordance with the terms and conditions of Section 2.22 and (D) an Extension Amendment executed in accordance with the terms and conditions of Section 2.23, and (ii) in the case of this Agreement and any circumstance other than as described in clause (i) and in the first proviso below, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case, with the consent of the Required Lenders; provided that no such agreement shall, (A) without the written consent of each Lender directly and adversely affected thereby (but not the consent of the Required Lenders) (1) increase the Commitment of any Lender (it being understood that a waiver of any condition precedent in Section 4.01 or Section 4.02 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not be an increase of a Commitment of any Lender), (2) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than interest accruing pursuant to Section 2.13(c) or a waiver thereof), extend the scheduled date of any interim amortization of any Loan or reduce any fees payable hereunder (other than with respect to any Extension Amendment) (it being understood that any change in the definitions of any ratio used in the calculation of any rate of interest or fees (or the component definitions thereof) shall not constitute a reduction in any rate of interest or fees), (3) postpone the scheduled date of payment of any interest on any Loan or LC Disbursement (other than interest accruing pursuant to Section 2.13(c) or a waiver thereof), or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment (it being understood that any change in the definitions of any ratio used in the calculation of any rate of interest or fees (or the component definitions thereof) shall not constitute a reduction in any rate of interest or fees), (4) postpone the final scheduled date of payment of the principal amount of any Loan or LC Disbursement, (5) postpone the scheduled date of expiration of any Commitment (it being understood that a waiver of any condition precedent in Section 4.01 or Section 4.02 or the waiver of any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not be an extension of a Commitment of any Lender), (6) change Section 2.18(b), (c) or (f) in a manner that would alter the pro rata sharing of payments required thereby (except that modifications to such pro rata sharing provisions in connection with (x) loan buy back or similar programs, (y) “amend and extend” transactions or (z) adding one or more tranches of Loans (which may but are not required to be new money tranches of Loans), which, in each case, shall only require the written consent of each Lender participating in such transaction), (B) change the currency in which any Loan or Commitment of any Lender is denominated without the written consent of such Lender (but not, for the avoidance of doubt, the consent of the Required Lenders), (C) without the written consent of each Lender (1) change any of the provisions of this Section or the definition of “Required Lenders” (or for the avoidance of doubt any provision that requires the consent of all Lenders or all directly affected Lenders), (2) release all or substantially all of the value of the Guarantees of the Obligations by the Subsidiary Loan Parties or the Parent Borrower and (3) release all or substantially all of the Collateral from the Liens of the Security Documents (it being understood that the determination that any assets acquired after the Closing Date shall not constitute Collateral shall not be deemed a release of Collateral) and (D) except in transactions permitted by Section 6.03, permit assignment of rights and obligations of the Borrowers hereunder, without the written consent of each Lender directly and adversely affected thereby (but not, for the avoidance of doubt, the consent of the Required Lenders); provided, further that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, Collateral Agent, the Issuing Banks or the Swingline Lender without the prior written consent of the Administrative Agent, Collateral Agent, the Issuing Banks or the Swingline Lender, as the case may be, and (2) notwithstanding the terms of clause (ii) above, (x) any waiver or modification of a condition to an extension of credit under the Revolving Facility or any Incremental Facility and (y) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class may be effected by an agreement or agreements in writing entered into by the Borrowers and requisite percentage in interest of the affected Class (or Classes) of Lenders (and without the consent of the Required Lenders), that would be required to consent thereto if such Class were the only Class hereunder at the time, or (7) amend or modify the provisions of Section 9.09(e).

Notwithstanding anything in this Agreement (including, without limitation, this Section 10.02(b)) or any other Loan Document to the contrary, (i) this Agreement and the other Loan Documents may be amended to effect an incremental facility, refinancing facility or extension facility pursuant to Section 2.20, 2.22 or 2.23 (and the Administrative Agent and the Borrowers may effect such amendments to this Agreement and the other Loan Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the terms of any such incremental facility or refinancing facility); (ii) no Lender consent is required to effect any amendment or supplement to any Acceptable Intercreditor Agreement or such Additional Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of any Acceptable Intercreditor Agreement or such Additional Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to any Acceptable Intercreditor Agreement or such Additional Agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent hereunder or under any other Loan Document without the prior written consent of such Agent; (iii) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrowers and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five (5) Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; and (iv) guarantees, collateral documents and related documents executed by Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Loan Document, entered into, amended, supplemented or waived, without the consent of any other person, by the applicable Loan Party or Loan Parties and the Administrative Agent in its sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cure ambiguities, omissions, mistakes or defects or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Notwithstanding anything to the contrary herein, at any time and from time to time, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying in reasonable detail the proposed terms thereof, the relevant Borrowers may make one or more loan modification offers to all the Lenders of any Class of Loans and/or Commitments that would, if and to the extent accepted by any such Lender, (a) change the All-In-Yield with respect to the Loans and Commitments under such Class (in each case, solely with respect to the Loans and Commitments of accepting Lenders in respect of which an acceptance is delivered) and (b) treat the Loans and Commitments so modified as a new “facility” and a new “Class” for all purposes under this Agreement (a “Loan Modification”); provided that (i) such loan modification offer is made to each Lender under the applicable Class of Loans and/or Commitments on the same terms and subject to the same procedures as are applicable to all other Lenders under such Class of Loans and/or Commitments (which procedures in any case shall be reasonably satisfactory to the Administrative Agent), (ii) no Loan Modification shall affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or any Issuing Bank, without its prior written consent, (iii) no Loan Modification is secured by assets other than the Collateral and (iv) no Loan Modification will be guaranteed by Subsidiaries other than the Subsidiary Loan Parties.

In connection with any such Loan Modification, the relevant Borrowers and each accepting Lender shall execute and deliver to the Administrative Agent such agreements and other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the applicable loan modification offer and the terms and conditions thereof, and this Agreement and the other Loan Documents shall be amended in a writing (which may be executed and delivered by the Borrowers and the Administrative Agent and shall be effective only with respect to the applicable Loans and Commitments of Lenders that shall have accepted the relevant loan modification offer (and only with respect to Loans and Commitments as to which any such Lender has accepted the loan modification offer)) to the extent necessary or appropriate, in the judgment of the Administrative Agent, to reflect the existence of, and to give effect to the terms and conditions of, the applicable Loan Modification (including the addition of such modified Loans and/or Commitments as a “facility” or a “Class” hereunder). No Lender shall have any obligation whatsoever to accept any loan modification offer, and may reject any such offer in its sole discretion. On the effective date of any Loan Modification applicable to the Revolving Facility, the Borrowers shall prepay any Revolving Loans or LC Exposure outstanding on such effective date (and pay any additional amounts required pursuant to Section 2.16) to the extent necessary to keep the outstanding Revolving Loans or LC Exposure, as the case may be, ratable with any revised pro rata share of a Revolving Lender in respect of the Revolving Facility arising from any nonratable Loan Modification to the Revolving

Commitments under this Section. Notwithstanding the foregoing, no Loan Modification referred to above shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent in all material respects with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). The Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the relevant Borrowers as may be necessary in order to establish any Loan Modification and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the relevant Borrowers in connection with the establishment of such loan modification offer, in each case, on terms consistent with and/or to effect the provisions hereof relating to Loan Modifications.

Section 10.03 Expenses; Indemnity; Damage Waiver.

(a) Expenses. Each Borrower shall pay, within thirty (30) days of a written demand therefor (together with reasonable backup documentation supporting such reimbursement request), (i) all reasonable and documented out-of-pocket expenses incurred by each Agent, each Arranger and their respective Affiliates, including the reasonable and documented out-of-pocket fees, charges and disbursements of outside counsel (limited to one primary counsel for the Agent, the Arrangers and the Lenders, taken as a whole, and, if necessary, one additional counsel in each relevant material jurisdiction and one specialty counsel), in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section 10.03 and including any workouts, restructuring or negotiations in respect of the Loan Documents, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by any Agent, any Issuing Bank or any Lender, including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel (limited to one counsel to the Agent, the Issuing Banks and the Lenders, taken as a whole, and, if necessary, one additional counsel in each jurisdiction in which any Collateral is located or any proceedings are held and one specialty counsel and, in the case of an actual or perceived conflict of interest, one additional counsel to each group of similarly situated Persons, taken as a whole), in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section 10.03, or in connection with the Loans made or Letters of Credit issued hereunder. Notwithstanding the foregoing, any fees payable in respect of the Closing Date, including legal fees and expenses, shall be due and payable as specified in Section 4.01.

(b) Indemnity. Each Borrower shall indemnify the Administrative Agent, the Collateral Agent, each Issuing Bank, each Swingline Lender and each Lender, and each Affiliate, and controlling Person, and their respective officers, director, employee, partner, trustee, advisor, shareholder, agent and other representative and their successors and permitted assigns of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses, including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee (limited to one outside counsel to the Indemnitees, taken as a whole, and, if reasonably necessary, one additional counsel in each jurisdiction in which any collateral is located or any proceedings are held and one specialty counsel, if applicable, and, in the case of an actual or perceived conflict of interest, one additional counsel to the each group of similarly situated Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the syndication of the Commitments or the Loans, the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions, any other acquisition permitted hereby or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any issuing bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such letter of credit), (iii) any actual or alleged presence or release of Hazardous Materials on, under, in, at or from any property currently or formerly owned or operated by the Parent Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or whether such claim, litigation, investigation or proceeding is brought by the Parent Borrower or any other person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee or any Related Party of such Indemnitee, (ii) a material breach of the obligations of such Indemnitee or any Related Party of such Indemnitee under the Loan Documents (in the case of the preceding clauses (i) and (ii), as determined by a final, non-appealable judgment of a court of competent jurisdiction) or (iii) any dispute solely among the Indemnitees (other than an Arranger or Agent acting in its capacity as such) and to the extent (A) not arising out of any act or omission of the Parent Borrower, its Subsidiaries or any of their Affiliates or (B) related to the presence or release of Hazardous Materials or violations of Environmental Laws that first occurs at a real property previously owned or leased by the Parent Borrower or its Subsidiaries or any of their Affiliates after such property is transferred to an Indemnitee or its successors or assigns by way of a foreclosure, deed–in–lieu of foreclosure or similar transfer. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return any and all amounts paid by any Borrower under this paragraph to such Indemnitee for any such fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amount in accordance with the terms hereof. Each Indemnitee shall promptly notify the Parent Borrower upon receipt of written notice of any claim or threat to institute a claim; provided that any failure by any Indemnitee to give such notice shall not relieve the loan parties from the obligation to indemnify such Indemnitee. This Section 10.03(b) and Section 10.03(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages from any non-Tax claim.

(c) Lender’s Agreement to Pay. To the extent that any Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, the applicable Issuing Bank or the Swingline Lender under clause (a) or (b) of this Section 10.03, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the applicable Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the applicable Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at the time.

(d) [Reserved].

(e) Payment. Unless otherwise specified, all amounts due under this Section 10.03 shall be payable not later than thirty (30) days after written demand therefor.

Section 10.04 Successors and Assigns.

(a) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender except as otherwise permitted under Section 6.03 (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit and any Secured Party related to any Lender), Participants (to the extent provided in clause (c) of this Section 10.04) and, to the extent expressly contemplated hereby, the Secured Parties and other Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders), any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignment.

(i) Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more assignees (except to any natural person, the Parent Borrower, any Subsidiary or a Person that is a Disqualified Institution as of the “trade date” with respect to such assignment (provided that the list of Disqualified Institutions (other than any “reasonably identifiable” Affiliate (on the basis of the similarity of such Affiliate’s name to the name of an entity identified in writing on the list of Disqualified Institutions) included in the definition of “Disqualified Institution”) is made available to any Lender who specifically requests a copy thereof) (it being understood that, irrespective of anything herein (including Section 10.12) to the contrary, the Administrative Agent or any such Lender may disclose any such copy to any prospective Lender (other than to a Person that is a Disqualified Institution at the time of such disclosure) who specifically requests a copy thereof)) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(1) the Parent Borrower; provided, that no consent of the Parent Borrower shall be required for (A) an assignment of (x) any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment or (y) all or any portion of a Term Loan to a Term Lender, an Affiliate of a Term Lender or an Approved Fund of a Term Lender or (B) if an Event of Default under Sections 8.01(a), (b), (g) or (h) exists, an assignment to any other Eligible Assignee; and provided, further, that such consent of the Parent Borrower to an assignment (if required) must not be unreasonably withheld or delayed and that the Parent Borrower shall be deemed to have consented to any such assignment of Term Loans unless the Parent Borrower shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(2) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(3) to the extent the assignment relates to the Revolving Facility, any Issuing Bank and any Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(1) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (1) $1,000,000 in the case of the Term Facility and (2) $5,000,000 in the case of the Revolving Facility unless each of the Parent Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld, delayed or conditioned);

(2) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of any Class of Commitments or Loans;

(3) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that (x) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single recordation fee shall be payable for such assignments and (y) such fee may be waived or reduced in the sole discretion of the Administrative Agent; and

(4) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable Laws, including federal and state securities laws.

(iii) The Parent Borrower shall be entitled to seek specific performance to unwind any such assignment in addition to any other remedies available to the Parent Borrower at law or at equity in respect of any assignment by a Lender without the Parent Borrower’s consent to any Disqualified Institution or, to the extent the Parent Borrower’s consent is required under the terms hereof (and not obtained). The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

(iv) Subject to acceptance and recording thereof pursuant to clause (b)(v) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations (including providing forms pursuant to Section 2.17(f)) of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 10.04.

(v) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person that is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice (it being understood that no Lender shall be entitled to view any information in the Register except such information contained therein with respect to the Class and amount of Obligations owing to such Lender).

(vi) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 10.04 and any written consent to such assignment required by clause (b) of this Section 10.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(c) or (d) or 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (vi).

(c) Participations.

(i) Any Lender may, without the consent of any other Person, sell participations to one or more banks or other entities (except the Parent Borrower, any Subsidiary or a Person that is a Disqualified Institution as of the “trade date” with respect to such participation (provided that the list of Disqualified Institutions (other than any “reasonably identifiable Affiliate” (on the basis of the similarity of such Affiliate’s name to the name of an entity identified in writing on the list of Disqualified Institutions) included in the definition of “Disqualified Institution”) is made available to any Lender who specifically requests a copy thereof) (it being understood that, irrespective of anything herein (including Section 10.12) to the contrary, the Administrative Agent or any such Lender may disclose any such copy to a prospective participant (other than to a Person that is a Disqualified Institution at the time of such disclosure) who specifically requests a copy thereof)) (a “Participant”) in all or a portion of such Lender’s rights and obligations under the this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the

Borrowers, the Administrative Agent, the Collateral Agent, the Issuing Banks, the Swingline Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) that under such arrangement (and for the duration of such arrangement): (I) the relationship between the Lender and that other person is that of a debtor and creditor (including in the event of a bankruptcy or similar event of the Lender or a Loan Party); (II) the other person will have no proprietary interest in the benefit of this Agreement or in any monies received by the Lender under or in relation to this Agreement; (III) the other person will under no circumstances be subrogated to, or substituted in respect of, the Lender’s claims under this Agreement; and (IV) the other person will under no circumstances otherwise have any contractual relationship with, or rights against, the Loan Parties under or in relation to this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to clause (c)(ii) of this Section 10.04, each Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 2.15, 2.16 and 2.17 (it being understood that the documentation required under Section 2.17(f) shall be delivered by the Participant) to the same extent as if it were a Lender and had acquired its interest in the Loans by assignment pursuant to clause (b) of this Section 10.04; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 and (B) shall not be entitled to receive any greater payments under Sections 2.15 and 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. The Parent Borrower shall be entitled to seek specific performance to unwind any such assignment or participation in addition to any other remedies available to the Parent Borrower at law or at equity in respect of any participation by a Lender without the Parent Borrower’s consent to any Disqualified Institutions or, to the extent the Parent Borrower’s consent is required under the terms hereof (and not obtained).

(ii) Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrowers solely for U.S. federal tax purposes, shall maintain a register at one of its offices outside the United Kingdom on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, each Loan Party and the Administrative Agent shall treat each person that is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Pledge. Any Lender may, in accordance with applicable Law, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything else to the contrary contained in this Agreement, (x) any Lender may assign all or a portion of its Term Loans to any Person that, after giving effect to such assignment, would be an Affiliated Lender or a Purchasing Borrower Party in accordance with Section 10.04(b) and (y) any Affiliated Lender or the Borrowers and any Subsidiary may, from time to time, purchase or prepay Term Loans on a non-pro rata basis through (a) open market purchases and/or (b) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrowers and the Administrative Agent (or other applicable agent managing such auction); provided that:

(i) with respect to assignments to and purchases by any Purchasing Borrower Party, no Event of Default has occurred and is continuing or would result therefrom;

(ii) the assigning Lender and Affiliated Lender or Purchasing Borrower Party purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption in lieu of an Assignment and Assumption;

(iii) Lenders shall not be permitted to assign Revolving Commitments or Revolving Loans to any Affiliated Lender or Purchasing Borrower Party;

(iv) any Term Loans assigned to any Purchasing Borrower Party acting in accordance with this Section 10.04(e) shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(v) no Purchasing Borrower Party or Affiliated Lender shall be required to represent or warrant that it is not in possession of material non-public information with respect to Holdings, the Parent Borrower and/or any subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 10.04(e);

(vi) no Purchasing Borrower Party (including any Borrower or any of their respective Restricted Subsidiaries acting as a Purchasing Borrower Party) may use the proceeds from Revolving Loans or Swingline Loans to purchase any Term Loans;

(vii) no Term Loan may be assigned to an Affiliated Lender pursuant to this Section 10.04(e), if after giving effect to such assignment, Affiliated Lenders together in the aggregate would own in excess of 25% of the aggregate principal amount of the Term Loans then outstanding (calculated as of the date of such purchase after giving effect to any simultaneous cancellation thereof); and

(viii) any Affiliated Lender may (but shall not be required to) contribute Term Loans acquired by such Affiliated Lender to the Parent Borrower or any of its Subsidiaries for purposes of canceling such debt (including, through contribution to a Borrower (through PubCo, Holdings or any Parent Company) in exchange for Qualified Equity Interests of PubCo, Holdings or any Parent Company).

(f) Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders) or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or the Collateral Agent with respect to any duties or obligations or alleged duties or obligations of such Agent under the Loan Documents; provided, this clause (iii) shall not prohibit the making or bringing of any claim arising out of the gross negligence, bad faith or willful misconduct of the Administrative Agent or the Collateral Agent.

(g) Notwithstanding anything in Section 10.02 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the “Required Lenders” have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by any Affiliated Lender shall be deemed to have voted in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders for all purposes of calculating whether the Required Lenders have taken any actions; provided that this clause (g) shall not apply with respect to any amendment, modification, waiver or consent that (x) affects such Affiliated Lender in a disproportionate and adverse manner as to the other Lenders of the same Class and/or (y) deprives such Affiliated Lender of its pro rata share of any payment to which all Lenders of the same Class are entitled.

(h) Each Affiliated Lender hereby agrees that if a case under Title 11 of the United States Code is commenced against any Loan Party, each such Affiliated Lender shall consent to provide that the vote of such Affiliated Lender (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall be deemed to be without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders, except that such Affiliated Lender’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by such Affiliated Lender in a manner that is less favorable in any respect to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrowers. Each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (h).

(i) In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the number of Affiliated Lenders or the aggregate amount of Loans or Incremental Loans held by Affiliated Lenders.

Section 10.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder. The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. For the avoidance of doubt, if any entity ceases to be a Lender under this Agreement pursuant to an Assignment and Assumption, such entity shall be entitled to the benefits of the surviving provisions in the previous sentence but only with respect to the period during which such entity was a Lender under this Agreement.

Section 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, the Collateral Agent or the Arrangers embody the final, entire agreement among the parties relating to the subject matter hereof and supersede any and all previous commitments, agreements, representations and understandings, whether oral or written, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto. There are no unwritten oral agreements among the parties hereto. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by email or other electronic means (including a “.pdf” or “.tif” file) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of any Borrower against any of and all the Loan Obligations held by such Lender or Affiliate, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each party exercising rights under this Section 10.08 shall promptly notify the applicable Borrower (with a copy to the Administrative Agent) after any such exercise; provided that the failure to give such notice shall not affect the validity of such right. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Jurisdiction. Each Lender, each Loan Party, the Administrative Agent and the Collateral Agent hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any federal or state court located in the borough of Manhattan in the City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document (excluding the enforcement of the Security Documents to the extent such security documents expressly provide otherwise), or for recognition or enforcement of any judgment, and each of such parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of such parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Venue. Each Loan Party and each other party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section 10.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each Loan Party and each other party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10 WAIVER OF JURY TRIAL. EACH LOAN PARTY AND EACH OTHER PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH LOAN PARTY AND EACH OTHER PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12 Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its Related Parties, including accountants, legal counsel and other advisors on a “need-to-know” basis solely in connection with the Transactions (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders shall be responsible for the compliance with this paragraph by its Related Parties), (b) to the extent requested by any Governmental Authority (in which case, such Person agrees to inform the Parent Borrower promptly thereof prior to such disclosure, unless such Person is prohibited by applicable Law from so informing the Parent Borrower, or except in connection with any request as part of any audit or regulatory examination or any pledge permitted pursuant to Section 10.04(d)), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (in which case, to the extent permitted by law, the party in receipt of such request shall promptly inform the Parent Borrower in advance other than in connection with any examination of the financial condition or other routine examination of such Lender), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions not less restrictive than those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (but excluding any Disqualified Institution) or (ii) any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the written consent of the Parent Borrower, (h) subject to an agreement containing provisions not less restrictive than those of this Section 10.12, to any credit insurance provider relating to the Parent Borrower and its obligations or (i) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.12. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and customary information about this Agreement to the extent routinely provided by arrangers to data service provides, including league table providers, that serve the lending industry. For the purposes of this Section 10.12, “Information” means all information received from any Loan Party or their Related Parties relating to the Borrowers, their Subsidiaries or their business. Any Person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each Lender acknowledges that information as defined in this Section 10.12 furnished to it pursuant to this Agreement may include material non-public information concerning the Loan Parties and their Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable Law, including federal and state securities laws. All Information, including requests for waivers and amendments, furnished by any Borrower or any Agent or Arranger pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the loan parties and their related parties or their respective securities. Accordingly, each Lender represents to each Borrower and the Agent and Arrangers that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable Law. It is understood and agreed that no Administrative Agent, Collateral Agent, Issuing Banks or Lender may advertise or promote its role in arranging or providing any portion of any the Credit Facilities (including in any newspaper or other periodical, on any website or similar place for dissemination of information on the internet, as part of a “case study” incorporated into promotional materials, in the form of a “tombstone” advertisement or otherwise) without the prior written consent of the Parent Borrower (which consent may be withheld in the Parent Borrower’s sole and absolute discretion).

Section 10.13 Maximum Interest Rate.

(a) Limitation to Maximum Rate; Recapture. No interest rate specified in any Loan Document shall at any time exceed the Maximum Rate. If at any time the interest rate (the “Contract Rate”) for any obligation under the Loan Documents shall exceed the Maximum Rate, thereby causing the interest accruing on such obligation to be limited to the Maximum Rate, then any subsequent reduction in the Contract Rate for such obligation shall not reduce the rate of interest on such obligation below the Maximum Rate until the aggregate amount of interest accrued on such obligation equals the aggregate amount of interest which would have accrued on such obligation if the Contract Rate for such obligation had at all times been in effect. As used herein, the term “Maximum Rate” means, at any time with respect to any Lender, the maximum rate of nonusurious interest under applicable Law that such Lender may charge the applicable Borrower and, with respect to any Additional Borrower incorporated under the Laws of Canada or any province thereof, the highest rate of interest not exceeding the criminal rate (as such terms are construed in the Criminal Code (Canada)). The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges contracted for, charged, or received in connection with the Loan Documents that constitute interest under applicable Law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to any Borrower at the time of such change in the Maximum Rate.

(b) Cure Provisions. No provision of any Loan Document shall require the payment or the collection of interest in excess of the Maximum Rate. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any Loan Document or otherwise in connection with this loan transaction, the provisions of this Section 10.13 shall govern and prevail and neither any Borrower nor the sureties, guarantors, successors, or assigns of any Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event any Lender ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable Law shall be applied as a payment and reduction of the principal of the obligations outstanding hereunder, and, if the principal of the obligations outstanding hereunder has been paid in full, any remaining excess shall forthwith be paid to the applicable Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Rate, each Borrower and each Lender shall, to the extent permitted by applicable Law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the obligations outstanding hereunder so that interest for the entire term does not exceed the Maximum Rate.

Section 10.14 Limitation of Liability. None of Loan Parties, the Administrative Agent, the Collateral Agent, any Lender, or any of their respective Related Parties shall have any liability with respect to, and each Borrower, the Administrative Agent, the Collateral Agent, and each Lender and, by the execution of the Loan Documents to which it is a party, each other Loan Party, hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, consequential or punitive damages suffered or incurred by such party in connection with, arising out of, or in any way related to any of the Loan Documents, or any of the transactions contemplated by any of the Loan Documents; provided, that nothing contained in this sentence shall limit the Loan Parties’ indemnification obligations in Section 10.03 to the extent such special, indirect, consequential and punitive damages are included in any third party claim in connection with which any Indemnitee is entitled to indemnification hereunder.

Section 10.15 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Administrative Agent, the Collateral Agent, or any Lender shall have the right to act exclusively in the interest of the Administrative Agent, the Collateral Agent and the Lenders and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Borrower, any other Loan Party, any of the Parent Borrower’s shareholders or any other Person.

Section 10.16 No Fiduciary Relationship. The relationship between the Loan Parties on the one hand and the Agent, each other agent party hereto, each Issuing Bank and each Lender on the other is solely that of debtor and creditor, and neither Agent, nor any other agent party hereto nor any Issuing Bank or Lender has any fiduciary or other special relationship with any Loan Party, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between the Loan Parties on the one hand and each Agent, each other agent party hereto, each Issuing Bank and each Lender on the other to be other than that of debtor and creditor. In addition, each Agent, each other agent party hereto, each Issuing Bank and each Lender and their Affiliates may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith (x) no Lender or Issuing Bank has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Issuing Bank or Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Issuing Bank and Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with the transactions contemplated hereby.

Section 10.17 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Loan Parties or any other Guarantor, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans, the Commitments or the Letters of Credit;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, the Letters of Credit and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments, the Letters of Credit and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments, the Letters of Credit and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, the Letters of Credit and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such a Lender has not provided another representation, warranty and covenant as provided in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Loan Parties or any other Guarantor, that: none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Commitments, the Letters of Credit and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

Section 10.18 Construction

. Each Loan Party, each Agent and each Lender acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by the parties thereto.

Section 10.19 USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

Section 10.20 Additional Borrowers. The Parent Borrower may designate any wholly-owned Restricted Subsidiary as a Borrower under any Revolving Commitments or any Incremental Facility from time to time (an “Additional Borrower”); provided that such Borrower (i) is incorporated or formed in a jurisdiction in which any other current Borrower is incorporated or formed, (ii) is incorporated or formed in Canada (each jurisdiction referred to in clauses (i) and (ii), an “Approved Jurisdiction”) or (iii) is incorporated or formed in such other jurisdiction which shall be reasonably acceptable to each applicable Lender. Such wholly-owned Restricted Subsidiary shall become an Additional Borrower and a party to this Agreement by delivering to the Administrative Agent an Additional Borrower Joinder, and all references to the “Borrowers” shall also include such Additional Borrower, as applicable, upon (a) the receipt by the Administrative Agent of (x) documentation consistent in scope with the documentation delivered, as applicable, in respect of the Parent Borrower on the Closing Date and (y) a certificate from the Parent Borrower and such Additional Borrower certifying that as of the date of such joinder, the conditions set forth in Section 4.02(a) and (b) shall be met as if a Borrowing were to occur on such date and (b) the Lenders being provided with thirty (30) Business Days’ prior notice (or such shorter period of time as the Administrative Agent shall reasonably agree) of any Additional Borrower being proposed to be added pursuant to this Section 10.19 (and the applicable Lenders shall, in the case of a jurisdiction referred to in clause (iii) above, respond to the Parent Borrower as promptly as practicable after receipt of such notice; it being understood that any Lender’s failure to so respond shall be deemed to constitute the objection of such Lender to the jurisdiction of such proposed Additional Borrower under clause (iii)). In connection with the joinder of an Additional Borrower, this Agreement may be amended as necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower to effect the provisions of or be consistent with this Section 10.19. Notwithstanding any other provision of this Agreement to the contrary (including Section 10.02), any such deemed amendment may be memorialized in writing by the Administrative Agent with the Parent Borrower’s consent, but without the consent of any other Lenders (other than with respect to such Lender’s approval of an Additional Borrower’s jurisdiction of incorporation or formation as set forth above), and furnished to the other parties hereto.

Section 10.21 Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~EEA~~Affected Financial Institution arising under any Loan Document~~, to the extent such liability is unsecured,~~ may be subject to the ~~write-down and conversion powers of an EEA~~Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an ~~EEA~~Affected Financial Institution; and

(b) the effects of any ~~Bail-in~~Bail-In Action on any such liability, including, if applicable:

(i) reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent ~~undertaking~~entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the ~~write-down and conversion powers of any EEA~~Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.22 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.22, the following terms have the following meanings:

(i) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii) “Covered Entity” means any of the following:

(1) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(2) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(3) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(c) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(d) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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Annex B

Security Agreement

[Attached.]

Annex C

Guaranty

[Attached.]